ASSET PURCHASE AGREEMENT

by and among

BAMKO, INC.,

THE SHAREHOLDERS OF BAMKO, INC.,

and

PRIME ACQUISITION I, LLC

Dated as of March 1, 2016

TABLE OF CONTENTS

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is made and entered into as of March 1, 2016, by and among BAMKO, INC., a California corporation (the "Seller"), the undersigned shareholders of the Seller (each a "Shareholder" and collectively the "Shareholders"), and PRIME ACQUISITION I, LLC, a Delaware limited liability company (the "Buyer"). SUPERIOR UNIFORM GROUP, INC. ("Parent") joins in this Agreement for the limited purpose of providing the guaranty specified in Section 6.14.

Background

The Seller owns and operates the Business under the name "BAMKO". The Buyer desires to purchase, and the Seller desires to sell, substantially all of the assets owned or used by the Seller and the other Seller Entities in the Acquired Business, on the terms and conditions of this Agreement.

The Shareholders collectively own all of the capital stock of the Seller, and will substantially benefit from the transactions contemplated by this Agreement.

Operative Terms

The parties agree as follows:

ARTICLE I
DEFINED TERMS

Section 1.1 Definitions. For purposes of this Agreement, the following capitalized terms have the meanings assigned to them in this Section 1.1.

"Action" means any action, claim, complaint, litigation, mediation, audit by a Governmental Entity, investigation, petition, suit, arbitration, order or other proceeding, whether civil or criminal, at law or in equity by or before any Governmental Entity or arbitration tribunal.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, and such control will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

"Agreement" means this Asset Purchase Agreement, as the same may be amended or supplemented in accordance with its terms, together with all exhibits and schedules attached hereto.

"Balance Sheet" means the unaudited consolidating balance sheet of the Seller Entities, as of the Balance Sheet Date.

"Balance Sheet Date" means December 31, 2015.

"BIPL" means Bamko India Private Limited, a private limited company organized under the laws of India.

"Business" means the business operated by the Seller Entities of designing, manufacturing, marketing, selling and distributing promotional Products, and accessories, and the related goods and services, including product sourcing, specialty advertising, ideation, quality control, oversight and/or management of product manufacturing, and global logistics. For clarity, the Business includes all sourcing of Products for customers, whether through distribution or direct supply arrangements and includes brokering relationships with, introducing, or identifying Product manufacturers; and management of relationships with Product manufacturers. For the avoidance of doubt, "Business" also includes the business of selling accounting services conducted by the Seller Entities in India and any other business conducted by Ankur Sinha on behalf of or for the benefit of the Seller Entities. For purposes of this definition, the term "Product" includes consumer retail products; gifts with purchase (GWP); purchase with purchase (PWP); promotional items; point-of-purchase (POP) displays; packaging for consumer retail products; packaging for promotional products; corporate gift and related incentive products; components of consumer retail product; consumer product or promotional product marketing materials; and print and decoration on various substrates of consumer retail product and promotional product.

"Business Day" means any day other than a Saturday, Sunday, or any other day on which banks are permitted or required to be closed in Tampa, Florida.

"Buyer Shares" means the number of shares of the Parent's common stock, par value $0.001 per share, determined in accordance with the following formula: (a) $2,500,000, divided by the average closing price of the Parent's common stock, as reported by NASDAQ, over the last twenty (20) trading days before the Effective Time (rounded to the nearest whole share) (the "Vested Shares"), plus (b) $3,000,000, divided by the average closing price of the Parent's common stock, as reported by NASDAQ, over the last twenty (20) trading days before the Effective Time (rounded to the nearest whole share) (the "Nonvested Shares"). The Buyer Shares shall not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"COBRA" means Part 6 of Title I of ERISA.

"COBRA Obligations" means any obligation or Liability, whenever arising, of the Buyer or any of its Affiliates or any group health plan sponsored, maintained, contributed to, or with respect to which any of such Persons or group health plans have any Liability, and relating to the employees or other service providers of a Seller Entity, including each "M&A Qualified Beneficiary," and each "Qualified Beneficiary" with respect to any of the foregoing Persons, in connection with their loss of group health plan coverage or any "qualifying event" within the meaning of Treasury Regulation Section 54.4980B-9, Q&A-6(a) with respect to any of the Company Plans, including any Liability arising in connection with Treasury Regulation Section 54.4980B-9, Q&A-8(c).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Plan" means (a) each "employee benefit plan" of a Seller Entity within the meaning of Section 3(3) of ERISA; (b) any of the following types of plans, programs or arrangements sponsored or contributed to by a Seller Entity or with respect to which a Seller Entity has any Liability: severance plan, incentive or bonus plan, deferred compensation plan, retention plan, change in control plan, profit sharing plan, retirement plan, welfare plan, vacation or paid-time-off benefit or plan, or stock purchase, stock option or equity incentive plan; and (c) any other material employee benefit plan, program or arrangement

that is maintained, sponsored or contributed to by a Seller Entity or with respect to which a Seller Entity has any Liability.

"Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to the business, products, financial condition, services or research or development of a Seller Entity or its suppliers, distributors, customers, employees, independent contractors or other business relations. Confidential Information of a Seller Entity includes, but is not limited to, the following: (a) internal business and financial information of the Seller Entity (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the current, former and prospective suppliers, distributors, customers, employees, independent contractors or other business relations of the Seller Entity and its confidential information; and (c) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals (including sales manuals, operations manuals, and training manuals), documentation, models, data and data bases relating thereto. Confidential Information shall not include: (i) any information that is generally available to the public immediately prior to the time of disclosure unless such information is so available due to the actions of Buyer; (ii) information which is independently developed; and (iii) information which is disclosed to a party by a third party not itself subject to any obligation of confidentiality in respect of such information.

"Contract" means any oral or written arrangement, contract, agreement, commitment, franchise, indenture, lease or sublease, purchase order, license, note, bond or mortgage, including any amendments, modifications, supplements and other changes thereto.

"Disclosure Schedule" means the disclosure schedule referred to in and delivered to the Buyer pursuant to this Agreement and incorporated herein by reference. The Disclosure Schedule shall be considered a "Schedule" to this Agreement.

"Encumbrance" means any lien (statutory or otherwise), encumbrance, easement, covenant, security interest, option, pledge, Tax, proxy, voting agreement, mortgage, deed of trust, hypothecation, preference, priority, charge, conditional sale or restriction on transfer of title or voting, whether imposed by agreement, understanding, law, equity or otherwise.

"Environmental Claim" means any Action, Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Law" means any Law to the extent relating to the protection of the environment, the release of any Hazardous Materials into the environment, the generation, management, transportation, storage, treatment and disposal of Hazardous Materials, or the pollution of air, soil, groundwater or surface water (including the Clean Air Act, the Toxic Substance Control Act, the Clean Water Act, the CERCLA, the Resource Conservation and Recovery Act, and the Occupational Safety and Health Act, all as amended, and their state counterparts or analogues).

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

"Excluded Inventory" means (a) all inventory that is (i) damaged or otherwise not good and merchantable, (ii) not of usable or saleable quality in the ordinary course of business, or (iii) not covered by an enforceable Contract between a Seller Entity and a customer, and (b) all inventory that is in transit to the Seller as of the Effective Time except to the extent that (i) such inventory is fully-paid for by the Seller prior to the Effective Time, meaning that no additional amount is required to be paid after the Effective Time in order to acquire such inventory, or (ii) the amount of any such required post-Effective Time payment is accrued as a current liability of the Seller that is reflected on the Final Closing Balance Sheet and included in the Closing Working Capital calculation. Notwithstanding the foregoing, any inventory that is expressly listed on Schedule 1.1 shall not be considered Excluded Inventory and shall be an Asset.

"Excluded Pre-Closing Taxes" means any foreign Tax of a Seller Entity other than Seller for a Pre-Closing Tax Period (i) if and to the extent reflected in the Closing Balance Sheet and included in the Closing Working Capital or (ii) to the extent that the non-accrued foreign Taxes of a Seller Entity (other than Seller) do not exceed the aggregate amount of Foreign Tax Assets of such Seller Entity.

"Financial Statements" means, collectively, (a) the unaudited consolidating balance sheet and income statement of the Seller Entities as of and for the fiscal year ended December 31, 2015, (b) the audited consolidated balance sheet of the Seller Entities and the reviewed (but unaudited) consolidated income statement, statement of shareholders' equity and statement of cash flows, as of and for the year ended December 31, 2014, and (c) the reviewed (but unaudited) consolidated balance sheet, income statement, statement of shareholders' equity and statement of cash flows, as of and for the year ended December 31, 2013, including in each case, any notes thereto.

"Foreign Tax Assets" means any net operating losses (including net operating loss carrybacks or carryforwards), credits, or refunds of foreign Taxes paid, or any other Tax attribute of any Seller Entity other than Seller which are attributable to any Pre-Closing Tax Period and actually reduce or eliminate the foreign Taxes of the Seller Entity with respect to any Pre-Closing Tax Period.

"GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

"Governmental Entity" means (a) any United States or foreign governmental authority, including any national, federal, territorial, state, commonwealth, province, county, municipal, district, or local governmental jurisdiction of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing; or (b) any self-regulatory, accreditation or certification entities, or quasi-governmental authority of any nature, or any entity contracting with any of the foregoing, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

"Hazardous Materials" means any hazardous or toxic materials, substances, chemicals, products, derivatives, compounds, mixtures, solids, liquids, gases or wastes, including any petroleum or petroleum product, radon, radioactive materials or wasters, asbestos, lead, urea formaldehyde form insulation, or derivative thereof and any pollutants or contaminants, each, whether naturally occurring or manmade, that is hazardous, toxic or otherwise as defined in any Environmental Law.

"Indebtedness" means, with respect to any Person at any particular time and without duplication: (a) obligations for borrowed money or in respect of loans or advances, (b) obligations evidenced by any note, debenture, or other similar instrument or debt security; (c) obligations of any other Person guaranteed in any manner by such Person; (d) obligations under swaps, hedges, interest rate protection agreements or similar instruments; (e) obligations in respect of letters of credit and bankers' acceptances, or performance or other bonds, issued for the account of such Person; (f) obligations arising from cash/book overdrafts, but less any deposits in transit; (g) obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof or insurance premium financing, in each case, whether contingent or otherwise, as obligor or otherwise; (h) obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (i) obligations, contingent or otherwise, arising from deferred compensation arrangements; (j) obligations arising from the redemption of equity or other securities; (k) obligations under any capitalized leases relating to personal property; (l) obligations secured by an Encumbrance on any of such Person's assets; (m) all non-current Liabilities (other than the non-current lease liabilities (including deferred rent) which are reflected on the Final Closing Balance Sheet and included in the Closing Working Capital calculation); and (n) all accrued interest, prepayment premiums, penalties, expenses or other amounts due related to any of the foregoing.

"Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all formulas, technology, inventions (whether patentable or unpatentable and whether or not reduced to practice), discoveries, all improvements thereto and all patents, patent applications and patent disclosures, together with all divisionals, provisionals, reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations and combinations thereof (and including all goodwill associated therewith) and all applications, registrations and renewals in connection therewith; (c) all works of authorship, expressions, designs and design registrations, whether or not copyrightable, all copyrightable works and copyrights, and all applications, registrations and renewals in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including lists of current, former and prospective suppliers and customers, pricing and cost information and business and marketing plans and proposals) and know-how ("Trade Secrets"); (f) all Software and related systems; (g) all advertising, marketing and promotional materials, including websites and website content; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium); and (j) claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

"Knowledge" means, with respect to the Seller, the actual knowledge of any Shareholder or any management-level employee of a Seller Entity, including Philip Koosed, Brett Marz, Paul Emmer, Todd Sachs, Jake Himelstein, Ankur Sinha, Jason Schwartz, Joshua White, Chad Downey, Chris Wells, and Kleber Rocha and such additional knowledge as such individuals would reasonably be expected to obtain after a reasonable investigation of the matter in question or in the normal performance of their duties. For this purpose, "reasonable investigation" includes inquiry of (i) any management level employees of any

Seller Entity who have responsibilities pertinent to such inquiry or who have access to information in the possession of any Seller Entity pertinent to such inquiry, and (ii) accounting, legal and benefits advisors of any Seller Entity who are advising such Seller Entity on matters directly related to such inquiry.

"Law" means any domestic or foreign (including federal, state, territorial, commonwealth, province, county, municipal, district, or local law and whether statutory, common or otherwise), law, statute, constitution, treaty, convention, ordinance, code, rule, regulation, administrative interpretation, Order, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

"Liability" means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and all of the foregoing shall be included in the definition of "Liability" regardless of whether or not it is: (a) required to be accrued, reserved against or otherwise reflected on financial statements prepared in accordance with GAAP or any other accounting method or standard, or (b) disclosed or required to be disclosed on any Schedule to this Agreement.

"Losses" means all demands, claims, assessments, losses, damages, diminution in value, costs, defense costs, expenses, Liabilities, judgments, awards, fines, interest, sanctions, penalties, charges (including any amounts paid in settlement), including reasonable costs, fees and expenses of attorneys, accountants and other representatives of a Person incurring or suffering such damages or seeking to investigate, mitigate or avoid same. In no event shall Losses include punitive, exemplary, treble or other special damages regardless of legal theory unless they are awarded to a third party with respect to a Third-Party Claim.

"Material Adverse Effect" means any change, effect, event, occurrence or development that is or would reasonably be expected to be, individually or in the aggregate, materially adverse with respect to (a) the assets, properties, Business, condition (financial or otherwise), prospects, or results of operations of a Seller Entity, (b) the ability of the Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents, or (c) the ability of the Buyer to operate the Business as currently operated by the Seller following the Closing; provided, that any adverse change, event or effect arising from or related to: (i) conditions affecting the industry of the Seller Entities generally or the United States economy generally; (ii) changes in GAAP or any interpretation thereof; (iii) changes resulting from acts of terrorism, acts of war, escalation of hostilities, floods, wildfires, epidemics, earthquakes, hurricanes, tornadoes or other nature disasters; (iv) widespread interruptions of essential utilities or disruptions of transportation or communication networks; (v) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vi) any action required by the Transaction Documents, or (vii) the announcement of the transactions described in the Transaction Documents shall not be taken into account in determining whether a "Material Adverse Effect" has occurred or would reasonably be expected to occur with respect to such entity; provided further, however, that any adverse change, effect, event, occurrence or development referenced to in clauses (i) through (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such adverse change, effect, event, occurrence or development has a disproportionate effect on any Seller Entity compared to other participants in the industries in which such Seller Entity conducts its business or the ability of the Seller to consummate the transactions contemplated hereby and by the Transaction Documents within a reasonable period of time.

"Order" means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Entity or by any arbitrator;.

"Permits" means all permits, licenses, franchises, approvals, consents, grants, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

"Permitted Encumbrance" means (a) inchoate liens for current personal property Taxes not yet due and payable, (b) workman's, materialmen's, common carrier's, and other similar liens arising in the ordinary course of business consistent with past practice, none of which is, individually or in the aggregate, material to the Assets or the Business, including no material detraction in the value or impairment of the Assets, and (c) the security interests of lessors in the equipment leased to the Seller Entities pursuant to the equipment lease agreements listed on Schedule 2.1(e).

"Person" means any individual, association (incorporated or unincorporated), corporation, partnership (of any designation - limited partnership, general partnership, limited liability partnership, or otherwise), limited liability company, trust, or any other entity or organization, public or private, including a Governmental Entity.

"Pre-Closing Tax Period" means any taxable period ending before the Effective Date and the portion ending on the day immediately preceding the Effective Date (as determined pursuant to the next sentence) of any taxable period that begins before and ends after the Effective Date. In the case of any taxable period that begins before and ends after the Effective Date, (a) real, personal and intangible property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such property Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days during the taxable period up to and including the day immediately preceding the Effective Date and the denominator of which is the total number of days in the taxable period; and (b) all other Taxes for the Pre-Closing Tax Period shall be computed on a "closing of the books' basis" as if such taxable period ended as of the end of the day immediately preceding the Effective Date.

"Pre-Closing Taxes" means (a) any and all Taxes (or the non-payment thereof) of any Seller Entity for all Pre-Closing Tax Periods, (b) any and all Taxes of a Seller Entity arising as a result of being (or ceasing to be) a member of any consolidated, affiliated, combined or unitary group (or being included (or required to be included) in any Tax Return relating thereto) prior to the Effective Date, and (c) any and all Taxes of any other Person imposed on a Seller Entity as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, whether imposed by Law, Contract, or otherwise, which Taxes relate to an event or transaction occurring prior to the Effective Date; provided, Pre-Closing Taxes does not include any Excluded Pre-Closing Taxes. For the avoidance of doubt, all Taxes of Seller are an Excluded Liability, whether or not the Tax is a Pre-Closing Tax.

"Records" means (a) all records, files, books and operating data, invoices, documents, papers and agreements (including those contained in computerized storage media), databases, manuals and other materials, whether in print, electronic or other media, customer lists, sales data and information, supplier lists, mailing lists, active and inactive customer Contracts, lead boxes, contents of lead boxes and other prospect materials, Confidential Information, equipment maintenance records, books of account, correspondence, financial, sales, market and credit information and reports, drawings, patterns, slogans, market research and other research materials and contract documents; and (b) all personnel files and records, including any benefit information, relating to any Transferred Employee.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

"Seller Entity" means the Seller, its Subsidiaries and BIPL, individually and collectively. For the avoidance of doubt, the term "Seller" does not include any Subsidiary of the Seller.

"Shareholder Agreement" means Seller's Amended and Restated Shareholder Agreement, dated as of the Effective Date.

"Software" means, collectively, all computer software and electronic data processing software, electronic databases, including any and all extracts or reports therefrom in any and all media that is used by the Seller Entities or is under development by the Seller Entities as of the date of this Agreement and intended to be used in connection with their business, including any and all Source Code and object code versions thereof and the computer programs, tools, applications, flowcharts, block diagrams, designs, technical information, inventions (whether or not patentable), improvements, know-how, trade secrets, formulae, processes, bug-fixes, modifications, enhancements, works in progress and versions identified.

"Source Code" means the human-readable (as opposed to machine-readable) form of the computer programming code for the Software, including source code listings as commented, including all necessary support or library routines, all of which shall be on media able to be read and processed on the Company's systems.

"Subsidiary" means with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than equity securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Seller or one of the other Seller Entities.

"Tax" means any foreign, federal, state, or local income, sales, use, excise, franchise, alternative minimum, add-on minimum, profits, real and personal property (tangible and intangible), gross receipts, net proceeds, documentary, turnover, license, premium, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, unemployment, stamp, customs, severance, withholding, social security, Medicare, disability, value added, environmental, transfer, or estimated tax or any similar tax or other tax, duty, fee, assessment or charge of any kind whatsoever (including obligations under escheat and unclaimed property Laws) imposed by any Governmental Entity, including any interest, addition or penalties imposed in respect of the foregoing.

"Tax Return" means any return, report, declaration, information return, claim for refund, or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

"Transaction Documents" means this Agreement, the Bill of Sale, the Lease Assignment and Assumption Agreements, the Intellectual Property Assignments, the Registration Rights Agreement and the Restricted Stock Agreements. The Employment Agreements and the Restrictive Covenants Agreement are not Transaction Documents.

Additional terms defined in the body of this Agreement shall have the meaning given herein, including the following:

Term	Reference in Agreement
Acceleration Event	2.8(a)(i)

Registered Intellectual Property	3.1(s)(i)
Registration Rights Agreement	2.6(c)(vii)
Required Payoff Letters	2.6(b)(i)
Restricted Period	4.2
Restricted Stock Agreements	2.6(c)(vi)
Restrictive Covenants	2.6(c)(ix)
SEC	3.1(dd)(ii)
Securities Act	"Buyer Shares" definition
Seller	First paragraph
Seller Contracts	3.1(k)(i)
Shareholder	First paragraph
Special Accountant	2.7(c)
Solvent	3.1(bb)
Third Party Claim	5.5(a)
Target	2.8(a)(v)
Target Working Capital	2.7(a)(iii)
Trade Secrets	"Intellectual Property" definition
Transferred Employees	4.1(a)
Undisclosed Liability	3.1(p)
Vested Shares	"Buyer Shares" definition
Working Capital	2.7(a)(iv)
Working Capital Adjustment	2.7(a)(v)
Working Capital Notice of Dispute	2.7(c)

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES; CLOSING

Section 2.1 Purchase and Sale of the Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest in, to and under all of the assets, properties and rights of the Seller of every kind and nature used in or relating to the Acquired Business, wherever located, and whether or not reflected on the books of the Seller, but excluding the Excluded Assets (collectively, the "Assets"), including the Seller's right, title and interest in, to and under the following:

(a) all inventory, including inventories of raw materials, work-in-process and finished goods, and including all inventory in transit or warehoused, along with all related packaging and other supplies, but in each case excluding all Excluded Inventory;

(b) all accounts receivable (both billed and unbilled, current and non-current, and including balances owed and post-dated checks), notes receivable (other than notes receivable that are not included in the Closing Working Capital calculation), negotiable instruments and chattel paper arising from the operation of the Business (including the right to receive and retain mail enclosing payments of same);

(c) all furniture, fixtures, equipment, machinery and other tangible personal property (including testing equipment, office equipment, desks, maintenance vehicles, spare parts and tools (including any spare parts and tools contained in any maintenance vehicles), computers, fax machines, telephones, telephone systems, signs, office equipment, and prepaid deposits with vendors) owned by the Seller or used in the Business, including all such property located at the Leased Facilities, and including all of the assets listed on the fixed asset list attached as Schedule 2.1(c);

(d) the leasehold interests in the Leased Facilities expressly listed on Schedule 2.1(d) (each an "Assumed Leased Facility"), all rights and interests of the Seller under the Facility Leases for the Assumed Leased Facilities, and all prepaid expenses and deposits related to the Assumed Leased Facilities (including security deposits);

(e) all rights and interests of the Seller under (i) all open purchase orders with suppliers arising from the operation of the Business, all of which are listed on Schedule 2.1(e)(i); (ii) all Contracts (other than purchase orders) with suppliers arising from the operation of the Business, all of which are listed on Schedule 2.1(e)(ii); (iii) all open sales orders with customers arising from the operation of the Business, all of which are listed on Schedule 2.1(e)(iii), (iv) all Contracts (other than sales orders) with customers arising from the operation of the Business, all of which are listed on Schedule 2.1(e)(iv), (v) the equipment leases listed on Schedule 2.1(e)(v), and (vi) any other Contracts listed on Schedule 2.1(e)(vi) (together with the Facility Leases for the Assumed Leased Facilities, the "Assumed Contracts");

(f) all Permits held by the Seller for the conduct of the Business, but only to the extent legally assignable;

(g) all Records;

(h) the Company Plans listed on Schedule 2.1(h) (the "Acquired Company Plans") and any corresponding assets or any rights of the Seller in the Acquired Company Plans;

(i) all prepaid expenses and deposits, deferred charges, advance payments (including supplier advances), security deposits and prepaid items relating to the Assets or the operation of the Business;

(j) all telephone numbers (including toll free numbers), facsimile numbers, email addresses and Internet domain names of the Seller or, in the case of domain names, owned by a Shareholder and related to the Business (including those listed on Schedule 2.1(j)), all sales leads, and all sales, promotional or marketing materials, catalogues and advertising literature relating to the Business;

(k) all Intellectual Property and other intangible property rights of the Seller (including all rights to the name "BAMKO" and any derivatives thereof (whether as a trade name, corporate name or otherwise)) and including all of the Seller's interest in income, royalties, damages and payments accrued, due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements, misappropriations or other violation thereof, the right to sue and recover for past, present, or future infringements or misappropriations thereof) and any and all corresponding rights that, now or hereafter, may be secured throughout the world;

(l) all capital stock, equity securities, and other equity ownership interests in any other Person that are owned by or held in the name of the Seller, including all capital stock, equity securities, and other equity ownership interests in the Subsidiaries listed on Schedule 2.1(l) as being owned by a Seller Entity;

(m) all insurance benefits (including the right to receive any insurance proceeds relating to the Business, the Assets or the Assumed Liabilities), other than insurance benefits that result or arise from or relate to any Excluded Asset or Excluded Liability;

(n) all rights, claims, credits, causes of action, rights of recovery or to refunds or rebates (including promotional allowances and vendor rebates), or rights of set-off of the Seller (including any express or implied warranties) with respect to or arising out of the Assets;

(o) all cash and cash equivalents that are in the possession, custody, or control of BIPL or any Subsidiary of the Seller;

(p) all rights of any Seller Entity with respect to any foreign Tax refund or foreign Tax assets;

(q) amounts owed to the Seller under the outstanding loans or advances made to the employees of the Seller in their capacity as such that are listed in Schedule 2.1(q);

(r) all office supplies, production supplies, miscellaneous supplies and other tangible property of any kind located in any building, office or other space leased, owned or occupied by Seller or in any Leased Facility;

(s) all other assets, properties and rights owned or used by the Seller in the operation of the Business, whether or not specifically enumerated above;

(t) all amounts owed to any Seller Entity under the outstanding loans or advances made to the foreign employees of the Seller Entities in their capacity as such that are listed in Schedule 2.1(t); and

(u) all goodwill and going concern value associated with the Business or any of the assets, properties and rights set forth above.

Section 2.2 Excluded Assets. The Assets shall not include, and the Buyer shall not purchase or acquire, any of the following assets, properties or rights of the Seller (the "Excluded Assets"):

(a) all cash and cash equivalents, other than the cash and cash equivalents described in Section 2.1(o);

(b) all Excluded Inventory;

(c) all rights and interests of the Seller under all Contracts other than the Assumed Contracts;

(d) all Permits held by the Seller for the conduct of the Business that are not legally assignable; provided that the Seller shall cooperate with and assist the Buyer in obtaining any such Permit in the name of Buyer or its Affiliate;

(e) all originals of any Records that the Seller is required by applicable Law to retain, so long as the Seller delivers at least one copy thereof to the Buyer;

(f) all rights of the Seller with respect to any U.S. Tax refund (federal, state and local) or domestic tax assets, and any rights under any Tax allocation or sharing agreement;

(g) the charter, qualification to conduct business as a foreign corporation, arrangements with registered agents, taxpayer and other identification numbers, seal, minute books,

equity transfer books, blank equity certificates and other documents relating to the organization, maintenance and existence of the Seller as a corporate entity;

(h) all Company Plans of the Seller other than the Acquired Company Plans, and any corresponding assets or any rights of the Seller in such Company Plans;

(i) all rights of the Seller under this Agreement and the other Transaction Documents;

(j) all rights, claims, credits, causes of action, rights of recovery or to refunds or rebates, or rights of set-off of the Seller (including any express or implied warranties) with respect to or arising out of the Excluded Assets;

(k) amounts owed to the Seller under the outstanding loans or advances made to the domestic employees of the Seller in their capacity as such that are listed in Schedule 2.2(k);

(l) all marketable equity securities held by the Seller;

(m) all insurance benefits that result or arise from or relate to any Excluded Asset or Excluded Liability;

(n) all claims against former vendors and former customers of the Seller existing as of the Effective Date, but only if there are no assets related to those claims on the Closing Balance Sheet or Closing Working Capital calculations;

(o) any other asset, property or right of the Seller expressly set forth on Schedule 2.2(n), if any.

Section 2.3 Assumed Liabilities. As part of the consideration for the Assets, the Buyer shall assume and agree to discharge and perform when due only the current and non-current liabilities of the Seller reflected on the Final Closing Balance Sheet and included in the Closing Working Capital calculation and other liabilities and obligations of the Seller set forth below (the "Assumed Liabilities"):

(a) all executory obligations of the Seller to be performed by the Seller after the Effective Time under the Assumed Contracts, in each case only to the extent the Assumed Contract is legally and validly assigned to the Buyer, and excluding (i) any Liability arising from or related to any failure to perform, improper performance, warranty or other breach, default or violation of any such Assumed Contract by the Seller or any Subsidiary, (ii) any Liability related to services performed or goods or products manufactured, sold and delivered prior to the Effective Time, including under any express or implied warranty, and (iii) any other Liability that is expressly included within the Excluded Liabilities;

(b) accrued paid time off ("PTO") of the Transferred Employees, but solely if and to the extent reflected on the Final Closing Balance Sheet and included in the Closing Working Capital calculation;

(c) trade accounts payable, including credit card liabilities, as of the Effective Time that are current liabilities of the Seller, but only if and to the extent reflected on the Final Closing Balance Sheet and included in the Closing Working Capital calculation;

(d) accrued commissions and accrued bonuses owed to any Transferred Employee, and all other Liabilities arising under or in connection with any Acquired Company Plan, in each case to the extent reflected on the Final Closing Balance Sheet and included in the Closing Working Capital calculation;

(e) all Liabilities arising from the termination of any Transferred Employee by Buyer or any of its Affiliates after the Closing, including (i) claims arising under the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., or any similar state or local Applicable Law (collectively, the "WARN Act"), (ii) claims for severance or any other form of post-employment payment, and (iii) claims related to the accrued PTO, commissions and bonuses assumed by Buyer pursuant to this Section 2.3.

(f) customer deposits received on account for which delivery of products or services has not been completed as of the Effective Time that are reflected on the Final Closing Balance Sheet and included in the Closing Working Capital calculation;

(g) accrued expenses and other Liabilities reflected on the Final Closing Balance Sheet and included in the Closing Working Capital calculation; and

(h) (i) all post-Closing COBRA Obligations related to the Transferred Employees and (ii) all COBRA Obligations of the Seller's group health plan which accrued prior to the Closing Date.

Section 2.4 Excluded Liabilities. Except as expressly provided in Section 2.3, the Buyer shall not assume and shall not be responsible for or otherwise be liable for any Liability whatsoever of the Seller or any of its Affiliates, whether or not arising from or related to the Business or the Assets (the "Excluded Liabilities"), and the Seller shall pay, perform and discharge, as and when due, each such Excluded Liability, which include the following:

(a) any and all Liabilities related to the operation of the Business prior to the Effective Date, including Liabilities (including express or implied warranty obligations and product liability claims) arising out of or related to any products or goods manufactured, distributed, leased, imported, licensed, sold or services performed in connection with the Business prior to the Effective Date, whether or not such Liabilities relate to products that are defective or improperly designed, manufactured, packaged or labeled, and whether predicated on negligence, gross negligence, other tortious conduct, strict liability, breach of warranty or Contract or any other legal theory;

(b) any and all Liabilities related to any recall, design defect or similar claims of any products manufactured or sold or any service performed by the Seller;

(c) any and all Liabilities arising from or related to any failure to perform, improper performance, warranty or other breach, default or violation of any Assumed Contract by the Seller on or prior to the Effective Date; and any and all Liabilities under any Contract to which the Seller is a party that is not an Assumed Contract;

(d) any and all Liabilities of the Seller with respect to any Action;

(e) any and all Liabilities related to any actual or alleged violation of any Law by the Seller;

(f) any and all Liabilities of the Seller for any Indebtedness (other than the equipment leases secured by Permitted Encumbrances for which a fully executed assignment agreement

or consent to assignment has been delivered to the Buyer prior to the Closing); or any extraordinary, contingent or off-balance sheet Liabilities; or any trade accounts payable of the Seller to the extent not reflected on the Final Closing Balance Sheet and included in the Closing Working Capital calculation;

(g) any and all Liabilities relating to employees, independent contractors or other service providers of the Seller for all periods ending on or prior to the Effective Date with respect to such individual's relationship with the Seller, including workers' compensation and unemployment claims, disability and occupational diseases or any insurance or insurance premiums relating thereto, in each case without regard to whether such injuries, claims, conditions, events and occurrences are known or otherwise manifest on or prior to the Effective Date, except to the extent that such Liabilities are included in the Assumed Liabilities;

(h) any and all Liabilities arising under or in connection with any Company Plan of the Seller, except with respect to Acquired Company Plans as provided in Section 2.3 or to the extent otherwise expressly assumed by the Buyer under this Agreement;

(i) (i) any and all Liabilities arising from any generation, storage, use, Release, treatment, transportation, disposal or arranging for storage, treatment, transportation or disposal of any Hazardous Materials by or on behalf of the Seller or any Affiliate of the Seller or anyone under the control or at the request of the Seller or any Affiliate of the Seller, including any and all Liabilities arising from any Hazardous Materials brought onto any Leased Facility by or on behalf of the Seller or any Affiliate of the Seller or anyone under the control or at the request of the Seller or any Affiliate of the Seller or any contamination or injury to person, property or the environment resulting therefrom, (ii) any and all Liabilities arising from or relating to any and all Hazardous Materials generated by or on behalf of the Seller or any Subsidiary, (iii) any and all Liabilities arising from or relating to any environmental condition occurring on or prior to the Effective Date at any Leased Facility or any other real property owned, leased, used or operated in connection with the Business whether discovered before, on or after the Effective Date, (iv) any and all Liabilities arising from, relating to or otherwise associated with any real property, site or facility listed or proposed on or prior to the Effective Date for listing on the National Priorities List established pursuant to Environmental Laws or any list established by any other Governmental Entity of sites requiring investigation, response or remediation, or (v) any and all Liabilities relating to any investigation, removal, remediation, restoration, abatement, monitoring and/or reporting relating to any of the matters described in clauses (i) through (iv) of this Section 2.4(i);

(j) any and all Liabilities of the Seller to the Shareholders and their family members, or to Affiliates of the Seller, the Shareholders, and their family members, other than amounts payable to Bel Air Internet for services performed in the ordinary course of business consistent with past practice and expressly included in the Assumed Liabilities;

(k) any and all Liabilities of the Seller for or relating to any U.S. Taxes (federal, state and local), including any tax imposed on the Seller under Section 1374 of the Code;

(l) any and all Liabilities resulting from the failure of the Seller to comply with any provisions of "bulk sales," "bulk transfer" or similar Laws of any jurisdiction in connection with the transactions contemplated hereunder;

(m) any and all Liabilities arising out of any business activity of the Seller other than the Business;

(n) any and all Liabilities arising out of the acquisition by the Seller of another business or a material amount of stock or assets of any other Person (whether by merger, sale of stock,

sale of assets or otherwise), including contingent purchase price payments, royalties, indemnification obligations and any other Liabilities to the seller(s) of such businesses;

(o) any and all Liabilities under or arising by reason of this Agreement and the other Transaction Documents, or incurred in connection with the transactions contemplated by this Agreement, including legal and accounting fees and expenses;

(p) any and all Liabilities resulting from any change of control or similar payment owed to any employee of the Seller arising out of the transactions contemplated under this Agreement, including pursuant to any double-trigger arrangements entered into by the Seller pursuant to which such payment is conditioned on a change of control and severance of employment;

(q) any and all Liabilities relating to the acquisition, ownership, operation, use or disposal of any Excluded Assets; and

(r) any and all other Liabilities of the Seller that do not constitute Assumed Liabilities expressly being assumed by the Buyer under Section 2.3.

Section 2.5 Consideration for the Assets. In addition to the assumption of the Assumed Liabilities by the Buyer, the consideration for the Assets (collectively, the "Purchase Price") shall be the following, and shall be subject to adjustment in accordance with the terms of this Agreement: (i) the sum of $15,000,000 (the "Closing Cash"), less the amount of $15,000 payable to Ankur Sinha with respect to the purchase of the outstanding equity interests in BIPL, payable at the Closing as provided in Section 2.6, plus (ii) the Working Capital Adjustment determined under Section 2.7 (which may be a negative number), plus (iii) the Contingent Future Payments, if any, payable as and when provided in Section 2.8 and plus (iv) the Buyer Shares, to be issued in accordance with Section 2.9.

Section 2.6 Closing.

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement by the exchange of documents between the parties via facsimile or other electronic communication, or at such other time, place and manner as the parties agree in writing (the date the Closing occurs, the "Closing Date"). Unless otherwise agreed by the parties, the purchase and sale of the Assets, and the assumption of the Assumed Liabilities, shall be deemed effective for Tax and accounting purposes (including for purposes of calculating Closing Working Capital) as of the beginning of the day on March 1, 2016 (the "Effective Time" or the "Effective Date"). To the extent any jurisdiction does not give retroactive effect to the Transaction as of the Effective Date, the parties will reconcile any business transactions in those jurisdictions which occur between the Effective Date and the Closing Date such that each party will receive the respective benefits and burdens arising from the Transaction as if the Effective Date was respected as the time of closing in such jurisdiction.

(b) Pre-Closing Deliveries.

(i) Prior to Closing, the Seller shall have delivered to the Buyer a statement (the "Closing Date Indebtedness Statement"), signed on behalf of the Seller by the Chief Financial Officer of the Seller, setting forth, by creditor (including all creditors who are Affiliates or related parties of the Seller Entities), the aggregate amount of Indebtedness of the Seller Entities outstanding as of immediately prior to the Closing (including any amounts necessary to pay in full all obligations owing under any equipment lease listed on Schedule 2.1(e)(iii) for which a fully executed assignment agreement or consent to assignment will not be delivered to the Buyer at Closing) (the "Closing Date Indebtedness"), together

with, to the extent required to release any Encumbrances on any of the Assets, copies of payoff letters from each such creditor in form and substance satisfactory to the Buyer (which shall include (A) the aggregate payment necessary to be made at Closing in order to satisfy in full the Indebtedness owed by the Seller Entities to such creditor, including all principal, interest, fees, prepayment penalties or other amounts due or owing with respect thereto, and (B) an agreement by the creditor to release, and authorizing the Buyer and its representatives to release, any Encumbrances on any of the Assets securing such Indebtedness upon payment of the amount stated in the payoff letter, including the authorization to file UCC termination statements) (the "Required Payoff Letters"), wire transfer instructions for each holder of Closing Date Indebtedness, and such additional documentation or information as the Buyer may reasonably request. The Seller hereby authorizes the Buyer, on behalf of the Seller Entities, to take any and all actions that the Seller Entities are authorized to take pursuant to the terms of the Required Payoff Letters in order to terminate any Encumbrances on any of the Assets. Notwithstanding the foregoing, Seller will repay amounts owed with respect to the promissory notes of Seller listed on Schedule 4.8(f) within five (5) Business Days following the Closing Date, in accordance with the terms of Section 4.8(f)., and to the extent that such amounts are repaid in accordance with Section 4.8(f), such amounts will be excluded from the calculation of Closing Date Indebtedness. With respect to any Indebtedness of the Seller owed to the Shareholders, the Seller will deliver to the Buyer prior to Closing a payoff letter substantially in the form attached hereto as Exhibit E.

(ii) Prior to Closing, the Seller shall have delivered to the Buyer (A) a good faith estimated Closing Balance Sheet, prepared in accordance with GAAP, (B) a written calculation of the estimated Closing Working Capital as of the end of the day immediately preceding the Effective Date derived from such estimated Closing Balance Sheet, and (C) based on such estimated Closing Working Capital calculation, a calculation of the estimated Working Capital Adjustment (the "Estimated Working Capital Adjustment"), which shall be subject to the Buyer's reasonable approval.

(c) Seller and Shareholder Closing Deliverables. At the Closing, the Seller and Shareholders shall deliver or cause to be delivered to the Buyer the following:

(i) the Escrow Agreement governing the Escrow Fund in the form of Exhibit A (the "Escrow Agreement"), duly executed by the Seller and the Shareholders;

(ii) the Bill of Sale in the form of Exhibit B (the "Bill of Sale"), duly executed by the Seller, and such other instruments as may be reasonably requested by the Buyer to transfer the Assets to the Buyer under this Agreement;

(iii) a Lease Assignment and Assumption Agreement in the form of Exhibit C for each Assumed Leased Facility (each, a "Lease Assignment and Assumption Agreement"), duly executed by the applicable Seller Entity and landlord under the applicable Facility Lease, and including such modifications to the applicable Facility Lease as the Buyer may require;

(iv) certificates evidencing all capital stock, equity securities, and other equity ownership interests in any other Person that are owned by or held in the name of the Seller, including all capital stock, equity securities, and other equity ownership interests in the Subsidiaries listed on Schedule 2.1(k) as being owned by a Seller Entity, together with transfer powers or other assignment documents needed to transfer ownership to those assets;

(v) an Employment Agreement with the Buyer for each of the employees set forth on Schedule 2.6(c)(v) in form and substance satisfactory to the Buyer and such Shareholder (the "Employment Agreements"), duly executed by the applicable Shareholder;

(vi) a Restricted Stock Agreement for Seller in accordance with Section 2.9, in form and substance satisfactory to the Buyer and the Seller (the "Restricted Stock Agreements"), duly executed by the Seller;

(vii) assignments in form and substance satisfactory to the Buyer (the "Intellectual Property Assignments"), duly executed by the Seller, transferring all of the Seller's right, title and interest in and to the Registered Intellectual Property;

(viii) a Registration Rights Agreement for Seller, in form and substance satisfactory to the Buyer and the Seller (the "Registration Rights Agreement"), duly executed by the Seller;

(ix) a Restrictive Covenants Agreement from the Restricted Parties, in form and substance satisfactory to the Buyer and the Seller (the "Restrictive Covenants Agreement"), duly executed by each of the Restricted Parties.

(x) a certificate from the Secretary (or another authorized officer) of the Seller, dated as of the Closing Date, in form and substance satisfactory to the Buyer, certifying that: (A) the articles of incorporation, bylaws and any shareholders' agreement of the Seller attached to such certificate are true, correct and complete, (B) such documents referred to in clause (A) above have been in full force and effect in the form attached to such certificate from and after the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such document has occurred from and after the date of the last amendment annexed thereto, and (C) the resolutions of the board of directors and shareholders of the Seller attached to such certificate, which authorize this Agreement, the other Transaction Documents to which the Seller is a party, and the transactions contemplated thereby, were duly adopted at a duly convened meeting thereof (at which a quorum was present and acting throughout) or by written consent, remain in full force and effect, and have not been amended, rescinded or modified;

(xi) a certificate from the Seller certifying as to the Seller's non-foreign status in accordance with the requirements of Section 1.1445-2(b) of the Treasury Regulations, in form and substance satisfactory to the Buyer;

(xii) a certificate of good standing for each Seller Entity issued by the Secretary of State of the State of such Person's jurisdiction of organization (and any other state in which the Seller Entity is registered as a foreign organization), issued no earlier than five (5) days prior to the Closing Date;

(xiii) evidence satisfactory to the Buyer that all Encumbrances on the Assets have been released, discharged and terminated in full, except for Permitted Encumbrances;

(xiv) an assignment agreement or consent to assignment executed by the lessor with respect to each equipment lease secured by a Permitted Encumbrance, and evidence satisfactory to the Buyer that all other third party consents or approvals listed on Schedule 2.6(c)(xiv) have been obtained;

(xv) duly executed employee offer letters and restrictive covenant agreements with the Buyer, to take effect as of the Closing, from those employees of the Seller listed on Schedule 2.6(c)(xv);

(xvi) evidence satisfactory to the Buyer that the Seller Entities have (i) paid all outstanding bonuses and commissions earned for any period ending on or before Effective Date, to the

extent such obligations are not otherwise reflected on the Final Closing Balance Sheet and included in the Closing Working Capital calculation, and (ii) paid all severance or change of control payments to all Persons in which a right to such payment arises by the occurrence of the transactions contemplated or referenced herein (or in the alternative, the Seller shall have received from such Persons a written agreement waiving any right to such payment arising from the occurrence of the transactions contemplated or referenced herein);

(xvii) evidence satisfactory to the Buyer that the Seller Entities have secured tail policies from their respective insurers with respect to each of the insurance policies listed on Schedule 2.6(c)(xvii), which in each case such tail policies shall name the Buyer as an additional insured;

(xviii) the duly executed agreements, instruments, certificates and other documents with respect to the acquisition of each Subsidiary and BIPL listed on Schedule 2.6(c)(xviii):

(xix) such other documents and instruments as may reasonably be requested by the Buyer, each in form and substance satisfactory to the Buyer.

(d) Buyer Closing Deliverables. At the Closing, the Buyer shall deliver or cause to be delivered to the Escrow Agent, the Seller and the Shareholders, as applicable, the following:

(i) the Closing Cash plus the Estimated Working Capital Adjustment (which may be a negative number), payable as follows: (A) $1,500,000 (the "Escrow Fund") shall be paid to Bank of America (the "Escrow Agent") to be held and disbursed in accordance with the Escrow Agreement, (B) the Closing Date Indebtedness shown on the Closing Date Indebtedness Statement shall be repaid on behalf of the Seller Entities in accordance with the Required Payoff Letters, and (C) the balance shall be paid by wire transfer of immediately available funds to a single account designated in writing by the Seller;

(ii) the Escrow Agreement, duly executed by the Buyer;

(iii) the Bill of Sale, duly executed by the Buyer;

(iv) the Lease Assignment and Assumption Agreements, duly executed by the Buyer;

(v) the Restricted Stock Agreement, duly executed by the Buyer;

(vi) the Registration Rights Agreement, duly executed by the Buyer;

(vii) the Employment Agreements, duly executed by the Buyer; and

(viii) such other documents and instruments as may reasonably be requested by the Seller, each in form and substance satisfactory to the Seller.

(e) Effectiveness. All of the foregoing deliveries under Sections 2.6(c) and (d) by one party to another party shall be deemed to have occurred simultaneously at the Closing and none shall be effective until and unless all have occurred in accordance with this Agreement or have been waived.

Section 2.7 Working Capital Adjustment.

(a) Definitions. For purposes of this Agreement, the following terms have the meaning specified below:

(i) "Closing Balance Sheet" means the balance sheet of the Seller Entities as of the end of the day immediately preceding the Effective Date, prepared in accordance with GAAP and this Section 2.7; provided that such balance sheet must be prepared in detail showing each line item in the general ledger, rather than simply showing current assets and current liabilities in the aggregate.

(ii) "Closing Working Capital" means the Working Capital as of the end of the day immediately preceding the Effective Date.

(iii) "Target Working Capital" means $6,195,305.05.

(iv) "Working Capital" means, as of any relevant date, the amount calculated by subtracting the current liabilities of the Seller Entities as of that date from the current assets of the Seller Entities as of that date, determined in accordance with GAAP; provided, that (A) the inventory included as current assets shall not include Excluded Inventory, and all inventory shall be valued at the lower of cost or market, on an average cost basis, (B) the full amount of all customer advance payments, customer deposits and similar customer prepaid items and liabilities related to inventory in-transit, outstanding purchase orders and work-in-process shall be accrued as a current liability, (C) no purchase accounting adjustments arising out of the transactions contemplated hereby shall be made, and (D) no current Liabilities shall be included if they are not Assumed Liabilities and no current assets shall be included to the extent they are not Assets. A copy of a detailed illustration of the manner in which the parties calculated an estimate of Closing Working Capital is attached as Schedule 2.7(a). Except as provided in other provisions of this Agreement, the parties acknowledge and agree that the Closing Balance Sheet shall be prepared in a manner consistent with, and including the same line items, classifications and estimation methodologies, as are set forth on the statement of working capital attached hereto as Schedule 2.7(a) for purposes of calculating the Working Capital of the Seller Entities as of the end of the day immediately preceding the Effective Date.

(v) "Working Capital Adjustment" means (A) the Closing Working Capital, less (B) the Target Working Capital.

For the avoidance of doubt, the Closing Working Capital, the Estimated Working Capital Adjustment or the Working Capital Adjustment may be a negative amount.

(b) Calculation.

(i) Within one hundred eighty (180) days after the Effective Date, the Buyer shall prepare and deliver to the Seller a written statement (the "Buyer Working Capital Statement") containing the following: (A) a Closing Balance Sheet, prepared in accordance with GAAP, (B) a calculation of the Closing Working Capital as of the end of the day immediately preceding the Effective Date derived from such Closing Balance Sheet, and (C) based on such Closing Working Capital calculation, a calculation of the Working Capital Adjustment. During the next 30 days, the Buyer shall, at the reasonable request of the Seller and during normal business hours, afford the Seller and its advisors access to the books and records of the Buyer related to the Acquired Business and otherwise reasonably cooperate with the Seller and its advisors in order to permit the Seller and its advisors to review the Buyer Working Capital Statement. The Seller agrees to keep confidential and not disclose, divulge, or use for any purpose (other than to review the Buyer Working Capital Statement) any financial or other confidential information obtained from the Buyer pursuant to the terms of this Section 2.7.

(ii) In calculating the accounts receivable portion of the Closing Balance Sheet and Closing Working Capital, the Seller will receive credit (i.e., current assets will include) only for the amount of accounts receivable of the Seller Entities accrued on the Effective Date that are actually collected by the Buyer during the period beginning on the Effective Date and ending on the 180th day after the Effective Date. If any accounts receivable accrued on the Effective Date are not collected by the end of such 180-day period, then Buyer shall continue good faith efforts to collect such accounts from the relevant customer, and Seller may provide reasonable assistance in such collection efforts as approved in advance by Buyer. If any receivable is paid after the 180-day period to Buyer (and Seller has not received credit for such receivable in the calculation of Closing Working Capital), then Buyer shall hold the collected receivable in trust for the benefit of Seller and shall immediately pay the amount of the receivable to Seller.

(iii) For purposes of determining the quantity of the Seller Entities' inventory as of the end of the day immediately preceding the Effective Date for purposes of calculating the Closing Working Capital, as close as reasonably practicable to the Effective Date, the Buyer shall conduct or cause to be conducted a physical count of their inventory; provided, that the inventory included as current assets shall not include Excluded Inventory and all inventory shall be valued at the lower of cost or market, on an average cost basis. If, based upon the advice of the Buyer's independent auditors, the Buyer is required to account for the acquired inventory under GAAP and the value of the acquired inventory under GAAP (as consistently applied by the Buyer) is less than the amount determined under the preceding sentence, then such value of the acquired inventory determined under GAAP (as consistently applied by the Buyer) shall control, and (A) if such determination is made prior to the calculation of the Final Working Capital Adjustment, it will be taken into account in the calculation of such Final Working Capital Adjustment, and (B) if such determination is made after the calculation of the Final Working Capital Adjustment, the Seller shall pay to the Buyer an amount equal to (1) the value of the inventory used in calculating the Final Working Capital Adjustment, less (2) the value of the acquired inventory determined under GAAP (as consistently applied by the Buyer). Such amount shall be paid on demand or, in the Buyer's discretion, by set-off against other amounts owed to the Seller under this Agreement.

(c) Dispute Procedures. If the Seller disputes any determination by the Buyer pursuant to Section 2.7(b), the Seller shall give the Buyer notice of such dispute (a "Working Capital Notice of Dispute"), not more than 30 days after the date on which the Seller receives the Buyer Working Capital Statement, specifying in reasonable detail any points of dispute and including a proposed determination of the Closing Working Capital and the Working Capital Adjustment. The Seller shall be deemed to have accepted any determination by the Buyer in the Buyer Working Capital Statement and each such determination shall be deemed conclusive, binding and final if (i) the Seller fails to give a Working Capital Notice of Dispute within such 30-day period, or (ii) the Seller gives notice to the Buyer accepting a determination within such 30-day period. Upon receipt of the Working Capital Notice of Dispute, the Buyer and the Seller shall consult promptly with each other with respect to the points of dispute in an effort to resolve the dispute. If such dispute is resolved by a written, signed agreement of the Seller and the Buyer, the agreed amount will be deemed conclusive, binding and final. If any dispute is not resolved by the Seller and the Buyer within 30 days after the Working Capital Notice of Dispute is given to the Buyer, either the Seller or the Buyer may elect, by written notice to the other party, to refer the dispute to the Tampa, Florida office of Crowe Horvath (or, if such firm is unwilling or unable to accept such appointment, another national or regional independent accounting firm mutually acceptable to the Buyer and the Seller) (the "Special Accountant") to finally determine, as soon as practicable, all such disputes. All determinations by the Special Accountant shall be in writing, and shall be conclusive, final, and binding; provided that (A) the scope of the Special Accountant's engagement will be limited solely to resolving the disputes regarding the determination of the Closing Working Capital and the Working Capital Adjustment that are set forth in the Working Capital Notice of Dispute; (B) the Special Accountant shall be bound by the terms and provisions of this Agreement; and (C) the Special Accountant

shall not ascribe a value to any disputed item or amount higher or lower, as the case may be, than the highest or lowest value ascribed by the Buyer or the Seller to such item in the Buyer Working Capital Statement or Working Capital Notice of Dispute, respectively. The fees, costs and expenses of such Special Accountant incurred in connection with any dispute will be borne by the non-prevailing party, or if the Special Accountant determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer. The Working Capital Adjustment as finally determined pursuant to this Section 2.7(c) is the "Final Working Capital Adjustment" and the balance sheet prepared by the Buyer, as amended to reflect any modifications agreed to by the Buyer and the Seller or made by the Special Accountant, is referred to herein as the "Final Closing Balance Sheet."

(d) Purchase Price Adjustments.

(i) If the Estimated Working Capital Adjustment is greater than the Final Working Capital Adjustment, the Seller shall refund to the Buyer an amount equal to such excess.

(ii) If the Estimated Working Capital Adjustment is less than the Final Working Capital Adjustment, the Buyer shall pay to the Seller the amount of such deficiency.

(iii) If the Estimated Working Capital Adjustment equals the Final Working Capital Adjustment, then no further payment or refund shall be made pursuant to this Section 2.7.

(iv) Any payment to be made pursuant to this Section 2.7(d) shall be paid in immediately available funds to a single bank account designated in writing by the Seller or the Buyer, as applicable, and shall be paid within ten (10) Business Days after the Final Working Capital Adjustment is finally determined in accordance with Section 2.7(c).

Section 2.8 Earn-Out.

(a) Definitions. For purposes of this Agreement, the following terms have the meaning specified below:

(i) "Acceleration Event" means (x) a Bankruptcy occurs with respect to Parent or Buyer or (y) a Change in Control occurs.

(ii) "Acquired Business" shall mean the assets of and business conducted by the Seller Entities as of the Effective Date and acquired by the Buyer at the Closing, including all Assets of and Business conducted by the Seller and all assets and businesses of BIPL and the Subsidiaries, and all assets used and businesses conducted by Ankur Sinha on behalf of or for the benefit of the Seller Entities. For the purpose of calculating the Contingent Future Payment, the Buyer shall separately account for the financial results of the Acquired Business during each Measurement Period so that such financial statements do not include the operating results from any other business, customer, segment or division of the Buyer, whether now owned or hereafter acquired by the Buyer or its Affiliates, including any of the foregoing that is now or at any time hereafter included as part of or consolidated with the Acquired Business or any division of the Buyer or its Affiliates under which the Acquired Business is organized.

(iii) "Bankruptcy" means with respect to any Person the occurrence of any of the following events: (i) such Person makes an assignment for the benefit of creditors; (ii) such Person files a voluntary petition in bankruptcy; (iii) such Person is adjudged bankrupt or insolvent, or has entered against him, her or it an order for relief in any bankruptcy or insolvency proceeding; (iv) such Person files

a petition or answer by the Person seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him, her or it in any proceeding for reorganization or of a similar nature; (vi) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of his, her or its properties; (vii) 120 days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law if the proceeding has not been dismissed, or if within 90 days after the appointment with or without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or all or any substantial portion of his, her or its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay the appointment is not vacated.

(iv) "Change in Control" means either of the following occurs: (A) the Buyer or the Parent sells all or substantially all of its assets to an entity that is not an Affiliate of the Parent (in a transaction requiring Parent shareholder approval), (B) any Person or group of Persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") other than the Parent and its Affiliates becomes the beneficial owner, directly or indirectly, of more than 50% of the Buyer's equity securities or the Parent's outstanding voting stock (whether by way of purchase of stock or other equity securities, merger or otherwise) or (C) any transaction that qualified as a liquidation, dissolution, or winding up of the Buyer or the Parent. Notwithstanding the foregoing, the following transactions shall in no event constitute a Change in Control: (x) any equity or debt financing transaction pursuant to which the Buyer or Parent sells securities with the principal purpose of raising capital, or (y) any ownership or acquisition of stock by any of the Benstock family or their Affiliates, including pursuant to transfers for estate planning purposes.

(v) "Contingent Future Payment" means, with respect to any Measurement Period, the amount that equals the sum of (A) the amount determined in accordance with Schedule 2.8(a), based on the EBITDA for such Measurement Period relative to the target EBITDA for that Measurement Period (the "Target"), where such Contingent Future Payment for any Measurement Period is no greater than $1,100,000, and where the aggregate maximum Contingent Future Payment for all Measurement Periods is $5,500,000 (without any minimum Contingent Future Payment), and (B) an amount equal to 14% of the amount by which the EBITDA for such Measurement Period exceeds 110% of the Tier One Target for that Measurement Period. For the avoidance of doubt, the Contingent Future Payment shall be determined separately for each Measurement Period based solely on the EBITDA for the applicable Measurement Period, and without regard to the amount of EBITDA or Contingent Future Payment earned for any other time period. If the EBITDA for the applicable Measurement Period falls between two Targets, the applicable Contingent Future Payment for such Measurement Period shall be pro-rated proportionately between the two Targets.

(vi) "EBITDA" means, for any Measurement Period, the earnings before taxes on income, plus interest expense and plus depreciation and amortization expense of the Acquired Business, determined in accordance with GAAP (as consistently applied by the Buyer); provided, however, that (i) the EBITDA for any Measurement Period shall include 5% of any revenue of any Affiliate of Buyer (other than the Seller Entities), which resulted from customer referrals or leads generated for such Affiliate of Buyer by Buyer or any Seller Entity or Philip Koosed, Brett Marz, or Jake Himelstein, to the extent that such customer was a customer of the Acquired Business and not such Affiliate of Buyer on or prior to the Effective Date; (ii) the EBITDA for any Measurement Period shall exclude 5% of any revenue of the Acquired Business which resulted from customer referrals or leads generated for the Acquired Business by an Affiliate of Buyer (other than the Acquired Business), to the extent that such customer was a customer of such Affiliate of Buyer and not the Acquired Business prior to the Effective Date. EBITDA shall include the financial results of any acquisitions that are designated

as "add-ons" to the Acquired Business, and EBITDA shall be reduced by the amount of any interest expense on debt incurred to fund such acquisitions.

(vii) "Measurement Period" means each of the following: (A) calendar year 2017, (B) calendar year 2018, (C) calendar year 2019, (D) calendar year 2020, and (E) calendar year 2021.

(viii) "Pro Rata Portion" means, with respect to each Shareholder, such Shareholder's ownership percentage in the Seller, as set forth on Part 3.1(D)(I) of the Disclosure Schedule.

(b) Calculation. The Buyer shall, within 60 days after filing its Form 10-K for a Measurement Period, prepare and deliver to the Seller: (i) a written statement setting forth the Buyer's calculation of the EBITDA for the Measurement Period ("EBITDA Statement") and (ii) based on such EBITDA Statement, a calculation of the amount of the Contingent Future Payment for the Measurement Period, if any. During the next 30 days, the Buyer shall, at the reasonable request of the Seller and during normal business hours, afford the Seller and its advisors access to the books and records of the Buyer related to the Acquired Business and otherwise reasonably cooperate with the Seller and its advisors in order to permit the Seller and its advisors to review the EBITDA Statement provided by the Buyer and confirm the Buyer's determination of the EBITDA and the Contingent Future Payment for the applicable Measurement Period. The Seller agrees to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor the calculation of the Contingent Future Payments) any financial or other confidential information obtained from the Buyer pursuant to the terms of this Section 2.8.

(c) Dispute Procedures. If the Seller disputes any determination by the Buyer pursuant to Section 2.8(b), the Seller shall give the Buyer notice of such dispute (a "Earn-Out Notice of Dispute"), not more than 30 days after the date on which the Seller receives the Buyer's EBITDA Statement, specifying in reasonable detail any points of dispute and including a proposed determination of the EBITDA for the applicable Measurement Period. The Seller shall be deemed to have accepted any determination by the Buyer in the EBITDA Statement and each such determination shall be deemed conclusive, binding and final if (i) the Seller fails to give an Earn-Out Notice of Dispute within such 30-day period, or (ii) the Seller gives notice to the Buyer accepting a determination within such 30-day period. Upon receipt of the Earn-Out Notice of Dispute, the Buyer and the Seller shall consult promptly with each other with respect to the points of dispute in an effort to resolve the dispute. If such dispute is resolved by a written, signed agreement of the Seller and the Buyer, the agreed amount will be deemed conclusive, binding and final. If any dispute is not resolved by the Seller and the Buyer within 30 days after the Earn-Out Notice of Dispute is given to the Buyer, either the Seller or the Buyer may elect, by written notice to the other party, to refer the dispute to the Special Accountant to finally determine, as soon as practicable, all such disputes. All determinations by the Special Accountant shall be in writing, and shall be conclusive, final, and binding; provided that (A) the scope of the Special Accountant's engagement will be limited solely to resolving the disputes regarding the determination of the EBITDA that are set forth in the Earn-Out Notice of Dispute; (B) the Special Accountant shall be bound by the terms and provisions of this Agreement; and (C) the Special Accountant shall not ascribe a value to any disputed item or amount higher or lower, as the case may be, than the highest or lowest value ascribed by the Buyer or the Seller to such item in the EBITDA Statement or Earn-Out Notice of Dispute, respectively. The fees, costs and expenses of such Special Accountant incurred in connection with any dispute will be borne by the non-prevailing party, or if the Special Accountant determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer.

(d) Time of Payment. The Contingent Future Payment for a Measurement Period shall be paid by the Buyer to the Seller in immediately available funds to a single bank account designated in writing by the Seller, and shall be paid within ten (10) Business Days after the amount of the Contingent Future Payment is finally determined in accordance with Section 2.8(c).

(e) Acceleration of Earn-Out Payment. If an Acceleration Event occurs during any Measurement Period, then the Seller shall be deemed to have earned the maximum Contingent Future Payment determined in accordance with Section 2.8(a)(v)(A) (i.e., $1,100,000) for the Measurement Period in which the Acceleration Event occurs and for any Measurement Period that commences after the Acceleration Event occurs, without regard to the actual EBITDA for that period. If an Acceleration Event occurs during calendar year 2016, then the maximum aggregate Contingent Future Payment determined in accordance with Section 2.8(a)(v)(A) (i.e., $5,500,000) shall be deemed earned by the Seller. Further, the Seller shall retain the right to earn a Contingent Future Payment determined in accordance with Section 2.8(a)(v)(B) following an Acceleration Event, if all conditions for earning such a Contingent Future Payment remain capable of being measured and otherwise satisfied (e.g., employment of certain Persons, corporate structure, and other conditions); otherwise all rights and interests to such Contingent Future Payments shall be deemed forever waived by the Seller and the Shareholders. If any Contingent Future Payment(s) are payable under this Section 2.8(e), such amount shall be paid by the Buyer (or its successor) to the Seller in immediately available funds to a single bank account designated in writing by the Seller, and shall be paid within ten (10) Business Days after the occurrence of the Acceleration Event.

(f) Forfeiture of Earn-Out Payment. Notwithstanding anything to the contrary:

(i) With respect to any Measurement Period, one-half of the Pro Rata Portion of the Contingent Future Payment applicable to any Affected Shareholder that would otherwise have been payable to the Seller for such Measurement Period shall not be paid to the Seller or any other Person, if an event triggering a "Redemption Event" as described in Section 2.10 of the Shareholder Agreement (the "Applicable Limitation") occurs with respect to any of the following persons from the Effective Date through the end of the applicable Measurement Period: Philip Koosed, Brett Marz, or Jake Himelstein (each such person who fails to satisfy the Applicable Limitation, an "Affected Shareholder"), regardless of whether the Affected Shareholder's shares of the Seller are actually redeemed. (Those Shareholders, including Paul Emmer and Todd Sachs, who continue to satisfy the Applicable Limitation are the "Non-Affected Shareholders.") The remaining one-half of any such Pro-Rata Portion of the Contingent Future Payment applicable to the Affected Shareholder for any such Measurement Period shall be paid to the Seller when and if earned, but if there are not any Non-Affected Shareholders remaining, the entire amount of the Pro-Rata Portion will not be paid to the Seller or any other Person.

(ii) Any termination of the Shareholder Agreement or amendment of the Shareholder Agreement to change the definition of Redemption Event will not be effective without Buyer's prior written consent. The Seller and Shareholders shall comply with the terms of Section 2.10 of the Shareholder Agreement.

(iii) If an Acceleration Event occurs, one-half of the Pro Rata Portion applicable to the Affected Shareholder of the amounts otherwise payable to the Seller upon the Acceleration Event will not be paid to the Seller or any other Person, if the Applicable Limitation is not satisfied with respect to the Affected Shareholder from the Effective Date through the date of the Acceleration Event. The remaining one-half of such Pro-Rata Portion applicable to the Affected Shareholder shall be paid to the Seller when and if earned, but if there are not any Non-Affected Shareholders remaining, the entire amount of the Pro-Rata Portion will not be paid to the Seller or any other Person.

(g) Treatment of Earn-Out Payments Under the Code. The Buyer, Parent, the Seller and the Shareholders agree (i) to treat all amounts payable as the Contingent Future Payment under this Section 2.8 as payments under an installment sale agreement within the meaning of Section 453(b) of the Code and that any income attributable to the Contingent Future Payment will be reported by the Seller or the Shareholders, as the case may be, under the installment sale method of Section 453(c) of the Code, and (ii) not to take any position inconsistent with the treatment of amounts payable as eligible for installment sale treatment under Section 453 of the Code, except as required by an Order.

(h) Post-Closing Operation of Business.

(i) The Buyer shall maintain separate accounting books and records for the Acquired Business.

(ii) The Seller acknowledges that the Buyer makes no representation whatsoever that the Acquired Business will generate EBITDA in any Measurement Period equal to or in excess of the Target for that Measurement Period and, since the amount of any such Contingent Future Payments derives from the financial performance of the Acquired Business during the Measurement Period, it is possible that no Contingent Future Payments will be earned. The Buyer does not have any obligation or owe any duty (whether fiduciary, contractual or otherwise) to the Seller to operate its business with the focus of maximizing or causing the payment of any portion of the Contingent Future Payments. The Buyer and its Affiliates will not take any action that is specifically and primarily intended or designed to manipulate or artificially reduce the amount of EBITDA of the Acquired Business.

Section 2.9 Delivery of Buyer Shares.

(a) Generally. At the Closing, and subject to the terms and conditions of the Restricted Stock Agreement (including in reliance on the investment representations and warranties made by the Seller and Shareholders herein and therein), the Parent shall issue the Buyer Shares to the Seller as part of the Purchase Price for the Assets.

(b) Delivery of Vested Shares. The Parent or the Buyer will deliver the Vested Shares to the Seller on the first anniversary of the Effective Date. Dividends will not accrue on the Vested Shares until delivered.

(c) Vesting of Nonvested Shares. The Nonvested Shares will vest in increments of 20% each on the first and each subsequent anniversary of the Effective Date each year over five years, provided that, at the time of any such vesting, each of Philip Koosed, Brett Marz, and Jake Himelstein are in compliance with the Applicable Limitation. A Pro Rata Portion of any Nonvested Shares of any Forfeiting Shareholder that remain unvested when such Forfeiting Shareholder is not in compliance with the Applicable Limitation will be forfeited. The Nonvested Shares will be issued in Seller's name and not be transferable until vested. The certificates evidencing the Nonvested Shares will be held by Parent until vesting. Dividends will not accrue on the Nonvested Shares while they remain unvested.

Section 2.10 Purchase Price Adjustment. For all purposes, including Tax purposes, the Working Capital Adjustment, Contingent Future Payments and other price adjustments contemplated by Sections 2.7 and 2.8 shall be treated as additional purchase price paid by the Buyer to the Seller, or reductions to the purchase price paid, for the Assets (except to the extent a portion of any payment by the Buyer is properly treated as imputed interest for Tax purposes), and shall accordingly be eligible for installment sale treatment under Section 453 of the Code. The parties will file all Tax Returns consistent with such treatment, and not take any position inconsistent with such treatment, except to the extent

otherwise required by a "determination" within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

Section 2.11 **Non-Assignable Assets.** As between any third party or Governmental Entity on the one hand, and the Seller on the other hand, this Agreement shall not constitute an agreement to assign any Contract or any right thereunder if an attempted assignment, without the consent of, or other action by, such third party or Governmental Entity, would constitute a violation of any applicable Law or a breach of or in any way adversely affect the rights of such third party, such Governmental Entity, the Buyer or the Seller thereunder; provided, however, that if such consent is not obtained or such other action is not taken prior to the Closing then, as between the Seller and the Buyer, the Seller shall, to the extent reasonably practicable, (a) provide to the Buyer the benefits of the applicable Contract or other Asset, (b) reasonably cooperate in any reasonable arrangement designed to provide such benefits to the Buyer, and (c) enforce at the request and expense of the Buyer and for the account of the Buyer, any rights of the Seller arising from any such Contract or other Asset. The Buyer shall use commercially reasonable efforts to perform the post-Closing obligations under any such Contract, but only if and to the extent that such obligations are Assumed Liabilities. For the avoidance of doubt, nothing in this Section 2.11 shall obligate the Buyer to pay, perform or discharge any Excluded Liability, and to the extent the failure to obtain any consent required for the assignment of any Assumed Contract causes a breach under such Assumed Contract, any Liability resulting from such breach shall be an Excluded Liability.

Section 2.12 **Withholding Tax** . The Buyer shall be entitled to deduct and withhold from the Purchase Price all United States Taxes that the Buyer may be required to deduct and withhold under any provision of applicable Law. Buyer is not aware of any Taxes required to be deducted and withheld under Law. All such withheld amounts shall be treated as delivered to the Seller hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1 **Representations and Warranties of the Seller and Shareholders.** The Seller and the Shareholders represent and warrant to the Buyer that each of the statements contained in this Section 3.1 is true and correct as of the Closing Date, except as set forth in the corresponding section of the Disclosure Schedule, which shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.1.

(a) Due Organization and Good Standing. The Seller is duly organized, validly existing, and in good standing as a corporation under the Laws of the State of California, and each other Seller Entity is duly organized, validly existing, and in good standing as an organization under the Laws of the jurisdiction of its organization. Each Seller Entity is qualified or otherwise authorized to transact business as a foreign business entity and is in good standing under the Laws of every jurisdiction listed in Part 3.1(a) of the Disclosure Schedule, which jurisdictions constitute all the jurisdictions where the lease or ownership of property or the conduct of business by such party requires it to be so qualified or registered. Each Seller Entity has all requisite power and authority and all Permits necessary to own, lease, hold and operate its assets and properties and to carry on its businesses as now conducted and each Seller Entity has all Permits necessary to carry out the transactions contemplated by this Agreement. Copies of the governing documents of each Seller Entity, including the articles of incorporation, articles of organization, bylaws, operating agreement and any shareholders' agreement of such party, have been made available to the Buyer (the "Organizational Documents"), reflecting all amendments thereto, and are true, correct and complete, and a true, correct and complete list of the Organizational Documents is set forth on Part 3.1(a) of the Disclosure Schedule.

(b) Capacity, Authorization, Execution and Delivery; Valid and Binding Agreement. The Seller and each Shareholder has the power, authority and legal capacity and has taken all required corporate and other action on its part necessary to permit and duly authorize it to execute and deliver and to carry out and perform the terms of this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. No spousal consent requirements apply to this Agreement, the Transaction Documents, or the transactions contemplated herein. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by the Seller and each Shareholder, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and such other Transaction Documents constitute the legal, valid and binding obligation of the Seller and each Shareholder, enforceable against them in accordance with their terms.

(c) Governmental Filings. Except as set forth on Part 3.1(c) of the Disclosure Schedule, no filing or registration with, notification to, or authorization, consent or approval of any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents by the Seller or the Shareholders, or the consummation by the Seller and the Shareholder of the transactions contemplated by this Agreement and other Transaction Documents.

(d) Capital Structure; Subsidiaries. The current capitalization of each Seller Entity is as set forth on Part 3.1(d)(i) of the Disclosure Schedule (and the representations referenced in that schedule with respect to capitalization or otherwise are incorporated into this Section). Except as set forth on such Schedule, no Seller Entity has any outstanding capital stock or other equity interests, any subscriptions, options, warrants or other rights for the issuance or purchase of any capital stock or other equity interests, any securities convertible or exchangeable for any capital stock or other equity interests, or any understandings or commitments of any kind for the issuance of capital stock or other equity interests or securities convertible into capital stock or other equity interests. There are no Contracts to which any Seller Entity or Shareholder is a party relating to the acquisition, disposition, or voting of any capital stock or other equity interests or securities of any Seller Entity, except for the Organizational Documents. Except as set forth on Part 3.1(d)(ii) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, "phantom stock" or equity or similar rights with respect to any Seller Entity. There are no outstanding bonds, debentures, notes or other Indebtedness of any Seller Entity having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the shareholders of any Seller Entity may vote.

(e) Financial Statements. The Seller has provided true and complete copies of the Financial Statements to the Buyer. The Financial Statements are consistent in all material respects with the books and records of the Seller Entities (which, in turn, are accurate and complete in all material respects) and have been prepared in accordance with GAAP, subject, in the case of interim statements, to normal recurring year-end adjustments necessary for a fair presentation of interim results (in accordance with GAAP) and the absence of notes thereto. The Financial Statements fairly present, in all material respects, the financial position of the Seller Entities as of the dates thereof and the results of operations, revenues, expenses and cash flows for the periods then ended, subject, in the case of interim statements, to normal recurring year-end adjustments necessary for a fair presentation of interim results (in accordance with GAAP) and the absence of notes thereto (none of which disclosure notes or adjustments would, alone or in the aggregate, be materially adverse to the business, operations, assets, Liabilities, financial condition, operating results, cash flow or net worth of any Seller Entity).

(f) No Conflict or Violation. Except as set forth on Part 3.1(f) of the Disclosure Schedule, the execution, delivery and performance by the Seller and the Shareholders of this Agreement and the other Transaction Documents and the consummation by the Seller and the Shareholders of the

transactions contemplated hereby and thereby, and the execution, delivery and performance by Ankur Sinha and Anubha Sinha of the agreement pursuant to which the Buyer is purchasing the outstanding equity interests in BIPL and the consummation by them of the transactions contemplated thereby, do not (i) conflict in any material respect with or result in any material violation or breach of any of the terms, conditions or provisions of the Organizational Documents, any Law, or any Order to which any Seller Entity or Shareholder or Ankur Sinha or Anubha Sinha is a party or by which any Seller Entity or Shareholder or Ankur Sinha or Anubha Sinha is bound, or (ii) require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default or an event that, to the Knowledge of the Seller, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any Person the right to accelerate, terminate, modify or cancel any Contract or Permit to which any Seller Entity or Shareholder or Ankur Sinha or Anubha Sinha is a party or by which any Seller Entity or Shareholder or Ankur Sinha or Anubha Sinha or the Acquired Business is bound or to which any of the Assets are subject.

(g) Legal Proceedings. Except as set forth on Part 3.1(g)(i) of the Disclosure Schedule, there are (and, since January 1, 2013, have been) no Actions pending or threatened in writing, and to the Knowledge of the Seller there are no other Actions currently threatened, by or against any Seller Entity or any assets or properties of any Seller Entity, or against any of the Shareholders, directors, officers, employees or other service providers of any Seller Entity relating to or resulting from their services to any Seller Entity. Except as set forth on Part 3.1(g)(ii) of the Disclosure Schedule, no Seller Entity or Shareholder is the subject of any Order related to the Acquired Business.

(h) Personal Property; Owned and Leased Real Property.

(i) The Seller holds good, valid and marketable title to all Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and each Subsidiary and BIPL holds good, valid and marketable title to all of its assets, free and clear of all Encumbrances other than Permitted Encumbrances, and BIPL holds good, valid and marketable title to all assets used by Ankur Sinha on behalf of or for the benefit of the Seller Entities. Following the Closing, the Buyer will own, with good, valid and marketable title, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances, without incurring any penalty or other adverse consequence (including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement).

(ii) No Seller Entity owns any real property. The locations listed on Part 3.1(h)(ii) of the Disclosure Schedule (the "Leased Facilities") are the only real property leased, subleased or licensed to any Seller Entity. Part 3.1(h)(ii) of the Disclosure Schedule sets forth (A) a list of all leases, subleases and licenses with respect to the Leased Facilities and all amendments, modifications or other agreements relating thereto, including any recognition, subordination, nondisturbance, attornment or other agreements in any Seller Entity's possession with any lenders with mortgages or deeds of trust encumbering the landlord's interest in the applicable Leased Facility (the "Facility Leases"), and (B) the respective landlord for each such Leased Facility. The Seller has made available to the Buyer true, correct and complete copies of all Facility Leases. No Seller Entity has assigned, subleased, transferred, conveyed, mortgaged, or otherwise encumbered its interest in such Facility Leases or the Leased Facilities, or granted to any third party any right to occupy the Leased Facilities, and there are no options or rights of first offer or refusal to acquire any such rights. The Facility Leases contain the entire agreement regarding the use or occupancy of the premises subject to the Facility Leases. All of the Facility Leases are in full force and effect, and afford the applicable Seller Entities peaceful and undisturbed possession of the Leased Facilities. All rent and additional rent payments, including operating expenses, property taxes and pass-throughs, are paid current through the Closing Date, subject

only to customary year-end reconciliations. No default exists on the part of any Seller Entity, as tenant, or to the Seller's Knowledge, on the part of any landlord, under the Facility Leases.

(iii) Except as set forth on Part 3.1(h)(iii) of the Disclosure Schedule and with respect to the Excluded Assets, the Assets (and the assets of the Subsidiaries and BIPL) constitute all of the assets and other properties and rights (whether tangible or intangible and whether real, personal or mixed) necessary and sufficient to permit the Buyer to conduct the Acquired Business after the Closing as currently conducted by the Seller Entities. The tangible assets included in the Assets (or owned by a Subsidiary or BIPL) are in good operating condition and repair and are adequate for the uses to which they are put in the Business as currently conducted, and no such assets are in need of replacement or maintenance or repair, except for routine replacement, maintenance and repair for ordinary wear and tear, and in the past twelve (12) months, Seller has not changed any of its policies with respect to the timing of repairs and maintenance with respect to such tangible assets. Except as set forth on Part 3.1(h)(iii) of the Disclosure Schedule, all of the tangible personal property and other tangible assets that are included as Assets (or owned by a Subsidiary or BIPL) are located, or will be located as of the Closing, at the Leased Facilities (or a facility owned or leased by a Subsidiary or BIPL), except to the extent an asset may be in transit as a result of use in the ordinary course of business.

(i) Taxes.

(i) Each Seller Entity has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in material compliance with all applicable Laws, and all such Tax Returns are true and accurate in all material respects. Except for Excluded Pre-Closing Taxes, all Taxes due and payable by any Seller Entity (whether or not shown or required to be shown on any Tax Return) have been paid and the Seller Entities have collected or withheld, and paid over to the appropriate Governmental Entity, all Taxes which they are required to collect or withhold (including sales and use Taxes) from amounts paid or owing to (or amounts paid by or owing from) any employee, shareholder, creditor, customer or other third party and have complied with all informational reporting and other requirements of Law related to such collection and withholding obligations. Part 3.1(i)(i) of the Disclosure Schedule lists: (A) all Tax Returns filed by or with respect to any Seller Entity for all taxable years since January 1, 2011, and (B) all audits of any Tax Returns, including a description of the nature and, if completed, the outcome of each audit.

(ii) The Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since its formation and will be an S corporation up to and including the Closing Date. The Seller is not, and has never been, a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code or any similar provision of state, local or foreign Tax Law) or filed or been included in any affiliated, combined, consolidated, or unitary Tax Return. No Seller Entity is liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of any state, local or foreign Tax Law, as a transferee or successor, by Contract, or otherwise. No Seller Entity is a party, or has ever been a party, to any joint venture, partnership or other arrangement that is a partnership for income Tax purposes. No Seller Entity has, in the past 10 years: (i) acquired assets from another corporation in a transaction in which the Seller Entity's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation.

(iii) The charges, accruals, and reserves with respect to Taxes other than Excluded Pre-Closing Taxes on the Balance Sheet are adequate and are at least equal to the liability of the Seller Entities for Taxes as of the date of the Balance Sheet, and no Seller Entity has incurred any

Liability for Taxes since the date of Balance Sheet except for Taxes incurred in the ordinary course of business.

(iv) Except as set forth on Part 3.1(i)(iv) of the Disclosure Schedule: (A) no Seller Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (B) there is no dispute or claim concerning any Tax Liability of any Seller Entity (or the Shareholders with respect to their ownership of capital stock of the Seller) either claimed or raised by any taxing authority in writing or, to the Knowledge of the Seller, other than in writing; (C) no claim has been made by a taxing authority in a jurisdiction where a Seller Entity does not file Tax Returns that the Seller Entity (or the Shareholders with respect to their ownership of capital stock of the Seller) is or may be subject to Taxes assessed by such jurisdiction; (D) there are no Encumbrances for Taxes upon the assets of any Seller Entity other than Permitted Encumbrances; (E) there is no tax sharing agreement, tax allocation agreement, tax indemnity obligation, or similar agreement, arrangement, understanding, or practice, oral or written, with respect to Taxes that could require any payment by any Seller Entity, and (F) the Assets (and the assets of the Subsidiaries) do not include any capital stock of a corporation (other than stock of the Subsidiaries owned by Seller) or any interest in a joint venture, partnership, limited liability company or other arrangement that is a partnership for income Tax purposes. Each Subsidiary is, and has been since its formation, a corporation for federal income tax purposes.

(v) The Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code. No Seller Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(vi) Part 3.1(i)(vi) of the Disclosure Schedule sets forth a true and complete list of (i) each country in which each Seller Entity has, or previously had, a permanent establishment, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and (ii) each country within which each Seller Entity has engaged in a trade or business.

(vii) Except as set forth on Part 3.1(i)(vii) of the Disclosure Schedule, no Seller Entity shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); (iv) installment sale or open transaction disposition made prior to the Closing Date; (v) prepaid amount received prior to the Closing Date, (vi) election made under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); or (vii) income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, or Section 481 of Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(viii) No Seller Entity has ever been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(ix) No Seller Entity has engaged in any transaction for which its participation is required to be disclosed under Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign Tax Law).

(x) No Seller Entity is a party to any Contract or plan that has resulted or would result, separately or in the aggregate, as a result of the transactions contemplated by this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), and there is no plan, arrangement or other Contract by which any Seller Entity is bound to compensate any current or former employee or other service provider for excise taxes paid pursuant to Section 4999 or 409A of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(xi) No Seller Entity has granted or filed a power of attorney with respect to Taxes that will remain in effect after the Closing. No Seller Entity has received, applied for, or requested (A) any Tax ruling (such as a private letter ruling or comparable ruling from a state, local or foreign taxing authority) or (B) any advance pricing agreement, closing agreement or other Contract or practice relating to Taxes or Tax matters (including tax incentives, exemptions or holidays) with a taxing authority.

(j) Absence of Certain Changes. Since December 31, 2015, there has not occurred any Material Adverse Effect. Except as set forth on Part 3.1(j) of the Disclosure Schedule, since December 31, 2015, the Seller has conducted, and has caused each of its Subsidiaries to conduct, and BIPL has conducted, its business in the ordinary course in all material respects, and no Seller Entity has:

(i) made any dividend or distribution in respect of, or redemption of, its capital stock or other equity interests, other than cash dividends distributed to the Seller's shareholders in the ordinary course of business consistent with past practice;

(ii) allowed any Encumbrance to be placed upon any of its assets, other than Permitted Encumbrances;

(iii) cancelled, compromised or waived any claims with a potential value in excess of $25,000 (individually or in the aggregate);

(iv) accelerated any material obligation or terminated, modified, canceled or waived any material right under any Seller Contract (other than the expiration of a Contract in accordance with its terms);

(v) acquired (by merger, consolidation or acquisition of stock or assets), licensed, sold, leased, transferred or otherwise disposed of or abandoned or permitted to lapse any collection of assets constituting all or substantially all of a business (including any Company Intellectual Property set forth in Part 3.1(s)(i) of the Disclosure Schedule) or business unit, corporation, partnership or other business organization or division thereof;

(vi) acquired, sold, transferred or otherwise disposed of properties or assets, other than in the ordinary course of business;

(vii) changed its accounting methods or principles theretofore adopted or followed, except as required by GAAP and reflected in a note to the Financial Statements, or reversed any accounting accruals or reserves other than in the ordinary course of business consistent with GAAP and past practice;

(viii) changed its cash management practices and policies, or changed it practices and procedures regarding sales, accounts receivables, inventory, payables or accrued expenses;

(ix) experienced any damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of the Seller Entity that, individually or in the aggregate, exceeds $25,000;

(x) made any change in compensation paid or payable to any employee, except as set forth in Part 3.1(j)(x) of the Disclosure Schedule, other than annual raises and other changes in employee compensation that are in the ordinary course of business consistent with past practice;

(xi) issued any note, bond, or other debt security, or created, incurred, assumed or guaranteed any Indebtedness;

(xii) implemented any plant closing or layoff of employees that could implicate the WARN Act;

(xiii) made any change or amendment to, or adopted or terminated, any Company Plan of any Seller Entity;

(xiv) made any change to any Tax election or Tax Return, other than as required by Law, or settled or compromised any Liability or Action relating to Taxes or entered into any closing agreement;

(xv) adopted a complete or partial plan of liquidation or resolutions authorizing or providing for such a liquidation or dissolution, consolidation, recapitalization, reorganization or bankruptcy, or made a general assignment for the benefit of creditors;

(xvi) made any loan, advance or capital contribution or investment to or in any Person;

(xvii) effected any transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Company Intellectual Property;

(xviii) abandoned, allowed to lapse, cancelled or otherwise forfeited any rights with respect to any current or former Company Intellectual Property; or

(xix) entered into any Contract to take any of the actions specified in this Section 3.1(j).

(k) Seller Contracts.

(i) Part 3.1(k)(i) of the Disclosure Schedule sets forth a list of Contracts (other than purchase orders and sales orders entered into in the ordinary course of business) to which any Seller Entity is a party or to which any of the assets or properties of any Seller Entity are bound and which are in any one or more of the categories listed below:

(A) all Contracts (other than purchase orders and sales orders entered into in the ordinary course of business) involving aggregate consideration in excess of $25,000 per annum;

(B) all Contracts that require any Seller Entity to purchase or sell a stated portion of the requirements or outputs of its business or that contain "take or pay" provisions;

(C) all Contracts that have the primary purpose of requiring that a Seller Entity indemnify any Person or assume any Tax, environmental or other Liability of any Person;

(D) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(E) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, sales representative, market research, marketing, consulting and advertising Contracts;

(F) all Contracts with customers (other than sales orders) arising from the operation of the Business;

(G) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(H) all Contracts relating to Indebtedness (including guarantees);

(I) all Contracts relating to swap, hedging, forward exchange or other derivative arrangements;

(J) all Contracts with any Governmental Entity;

(K) all Contracts not made in the ordinary course of business, including any Contract containing a covenant not to compete or not solicit or limiting or purporting to limit the method or scope of conduct of the Acquired Business or preventing any Seller Entity or Shareholder from engaging freely in any part of the Acquired Business anywhere in the world, in each case binding on any Seller Entity, Shareholder or any of their employees or other service providers;

(L) all joint venture, partnership or similar Contracts;

(M) all Contracts for the sale of any of the Assets or any assets of a Subsidiary or BIPL, or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Assets or any assets of a Subsidiary or BIPL;

(N) all Contracts between (1) the Seller or any of its Affiliates, on the one hand, and any Subsidiary, BIPL, Shareholder, director, officer, employee or other service provider of the Seller, or any of their family members, or any of their respective Affiliates, on the other hand, (2) a Subsidiary, on the one hand, and any Shareholder, director, officer, member, manager, partner, employee or other service provider of the Subsidiary, or any of their family members, or any of their respective Affiliates, on the other hand, or (3) BIPL, on the one hand, and any equity holder of BIPL (including Ankur Sinha and Anubha Sinha), Shareholder, director, officer, member, manager, partner, employee or other service provider of any Seller Entity, or any of their family members, or any of their respective Affiliates, on the other hand;

(O) all powers of attorney with respect to the Acquired Business;

(P) all collective bargaining agreements or Contracts with any union, works council or labor organization;

(Q) all Contracts with respect to Intellectual Property, including (1) Contracts with current or former employees, consultants, or contractors regarding the ownership, use, protection or nondisclosure of any Intellectual Property, and (2) any Contract relating to the licensing of Intellectual Property by any Seller Entity from or to a third party (except licenses for commercially available, unmodified, off-the-shelf software purchased or licensed for less than a total cost of $25,000 in the aggregate entered into by any Seller Entity in the ordinary course of business);

(R) all Contracts that (1) cannot be terminated by any Seller Entity unless it provides advance notice of 30 days or more, or (2) cannot be terminated by any Seller Entity without incurring a fee, penalty, charge, payment or prepayment obligation;

(S) all other Contracts that are material to the Assets or the operation of the Acquired Business and not previously disclosed pursuant to this Section 3.1(k)(i); and

(T) any outstanding binding commitment to enter into any Contract of the type described in subsections (A) through (S) of this Section 3.1(k)(i).

(ii) Schedule 3.1(k)(ii) lists the backlog of sales orders of the Seller Entities with customers, in each case as of the date immediately preceding the Effective Date.

(iii) The Contracts listed as required to be listed on Part 3.1(k)(i) of the Disclosure Schedule and all purchase orders and sales orders entered into in the ordinary course of business and all Assumed Contracts are collectively referred to as the "Seller Contracts." Except as set forth on Part 3.1(k)(ii) of the Disclosure Schedule, (A) no Seller Entity is in breach of or default under any Seller Contract, (B) to the Knowledge of the Seller, no counterparty is in breach of or default under any Seller Contract, and (C) all certifications and representations submitted by or on behalf of any Seller Entity in connection with any Seller Contract were true and correct when given and all notices regarding the updating of such certifications and representations have been given if required. Except as set forth on Part 3.1(k)(ii) of the Disclosure Schedule, all of the Seller Contracts are binding and enforceable in accordance with their respective terms and the transactions contemplated by this Agreement and the other Transaction Documents will not afford any other party the right to terminate or make any modifications to the terms of any such Seller Contract. The Seller has made available to the Buyer true and correct copies of all Seller Contracts (together with all amendments, waivers or other changes thereto) set forth or required to be set forth on Part 3.1(k)(i) of the Disclosure Schedule.

(l) Employees and Compensation.

(i) Except as set forth on Part 3.1(l)(i) of the Disclosure Schedule, no Seller Entity is subject to any pending labor dispute or other labor-related Action, no such Action has occurred within the past five (5) years, and, to the Knowledge of the Seller, no such Action is threatened. None of the employees of any Seller Entity are represented by any labor organization and there are no collective bargaining agreements otherwise in effect or being negotiated with respect to such employees in connection with their employment by a Seller Entity, and, to the Knowledge of Seller, no union organizing activities involving such employees are pending or threatened and no such organizing activities have occurred within the past five (5) years.

(ii) Part 3.1(l)(ii) of the Disclosure Schedule sets forth (A) a true and correct list of the name and current annual salary, commissions and/or bonus paid in respect of the fiscal year ended December 31, 2015, and the maximum salary, commissions (and commission schedule) and/or bonus that may be earned in respect of the fiscal year ended December 31, 2016, of each Shareholder, director, officer, employee (including any leased or temporary employee), or independent contractor of any Seller Entity, and (B) a description of any other form of material compensation or benefits paid, payable or provided by any Seller Entity to each such person for the fiscal year ended December 31, 2015 or scheduled to be paid or provided in respect of the fiscal year ended December 31, 2016. Part 3.1(l)(ii) of the Disclosure Schedule also names any such person who is absent from work due to a work-related injury, is receiving workers' compensation or is receiving disability compensation, or is otherwise on any form of leave, whether paid or unpaid. Except as set forth on Part 3.1(l)(ii) of the Disclosure Schedule, there are no special bonuses, sale bonuses or other similar compensation payable to any shareholder or other equity holder (including the Shareholders), employee or independent contractor of any Seller Entity or Shareholder in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(iii) Except as set forth on Part 3.1(l)(iii) of the Disclosure Schedule, all officers and employees of the Seller Entities are employees at-will, terminable without penalty; and there are no outstanding agreements or arrangements with respect to severance payments to current or former employees of any Seller Entity. Except as set forth on Part 3.1(l)(iii) of the Disclosure Schedule, there are no agreements with independent contractors of any Seller Entity. Such independent contractors provide non-exclusive services, independently of any Seller Entity and, to the Knowledge of Seller, are unlikely to be reclassified as employees of any Seller Entity and entitled to any severance or indemnity other than those provided under their respective agreements.

(iv) Except as set forth on Part 3.1(l)(iv) of the Disclosure Schedule, there are no accrued and unpaid wages, bonuses, vacation pay, commissions, personal leave payments, or other amounts owed or potentially owed to the directors, officers, members, managers, employees or independent contractors of any Seller Entity.

(v) To the Knowledge of the Seller, no officer or key employee or sales / marketing staff person of any Seller Entity and no group of key employees or sales / marketing staff persons of any Seller Entity has any plans to terminate his or her employment with such Seller Entity and none of the foregoing persons have notified any Seller Entity or Shareholder of his or her intention to do so.

(vi) Except as set forth in Part 3.1(l(vi) of the Disclosure Schedule, no employee of any Seller Entity who is in a managerial or sales / marketing position has executed a restrictive covenants agreement, and no employee or sales / marketing staff person of any Seller Entity is subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements with any Person other than a Seller Entity relating to or in conflict with the present business of any Seller Entity or the Buyer.

(vii) Except as set forth on Part 3.1(l)(vii) of the Disclosure Schedule, (i) no Subsidiary has any Liability to any Shareholder, any Shareholder's family members, or to any Affiliate of the Seller, any Shareholder or any Shareholder's family members, and (ii) BIPL has no Liability to any of its equity holders (including Ankur Sinha or Anubha Sinha), any family members of any equity holder, the Seller, any Subsidiary, any Shareholder, any Shareholder's family members, or to any Affiliate of BIPL, its equity holders, the Seller, any Shareholder or any Shareholder's family members.

(m) Compliance with Laws.

(i) Each Seller Entity has in full force and effect all Permits necessary for it to own, lease or operate its assets and properties and to carry on and conduct its business in all respects. Part 3.1(m)(i) of the Disclosure Schedule sets forth a correct and complete list of all Permits held by each Seller Entity, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in the revocation, suspension, limitation or adverse modification of any Permit of any Seller Entity. Except as set forth on Part 3.1(m)(i) of the Disclosure Schedule, each of the Permits of Seller listed on Part 3.1(m)(i) of the Disclosure Schedule is transferable to the Buyer in connection with the transactions contemplated hereby, and no such Permit will require the consent or approval of (or provision of any notice to) its issuing authority in connection with or as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. The Seller has not been notified and presently has no reason to believe that any Permit will not be renewed in the ordinary course of business upon its expiration.

(ii) No Seller Entity is, or has during the past five (5) years been, in violation or breach of any Orders, Permits or Laws applicable to the Acquired Business, the assets or properties of the Seller Entity, or the employees and other service providers conducting the Acquired Business, including the FCPA, COBRA, ERISA, labor laws, Environmental Laws, laws relating to civil rights, workers' compensation, and the payment and reporting of Taxes, employment laws relating disabilities, discrimination, wages and hours, employment practices, and family medical leave, and the Federal Privacy Act of 1974 and other laws regulating the privacy of records regarding financial transactions, medical history, and employment history. Except as set forth on Part 3.1(m)(ii) of the Disclosure Schedule, no notice or warning from any Governmental Entity with respect to any failure or alleged failure of any Seller Entity to comply with any Order, Permit or Law has been received by any Seller Entity nor, to the Knowledge of the Seller, is any such notice or warning proposed or threatened.

(iii) No Seller Entity has during the past five (5) years: (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government or regulatory official or employee; (C) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (D) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"), any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any foreign anti-bribery statute or regulation. Each Seller Entity has instituted and maintains and enforces policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

(n) Environmental Matters.

(i) The operations of each Seller Entity with respect to the Acquired Business are currently and have been in compliance with all applicable Environmental Laws. There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Acquired Business or any real property currently or formerly owned, leased or operated by any Seller Entity in connection with the Acquired Business, and no Seller Entity has received an Environmental Notice that any part of the Acquired Business or any real property currently or formerly owned, leased or operated by any Seller Entity in connection with the Acquired Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous

Materials which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, any Seller Entity. No Seller Entity has received from any Person, with respect to the Acquired Business, any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. Each Seller Entity has obtained and is in material compliance with all Environmental Permits (each of which is disclosed on Part 3.1(m)(i) of the Disclosure Schedule) necessary for the conduct of the Acquired Business as currently conducted or the ownership, lease, operation or use of the Assets (or any assets of a Subsidiary or BIPL) and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Seller Entities through the Closing Date in accordance with Environmental Law. With respect to any such Environmental Permits, each Seller Entity has undertaken, or will undertake prior to the Closing Date, all commercially reasonable measures necessary to facilitate transferability of such Environmental Permits, is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and the Seller is not aware of any condition, event or circumstance that would prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of any such Environmental Permit. No Seller Entity has retained or assumed, by Contract or operation of Law, any Liabilities of other Persons under Environmental Law in connection with the Acquired Business or that might adversely affect the Assets (including the assets of any Subsidiary or BIPL) or any real property currently or formerly owned, leased or operated by any Seller Entity in connection with the Acquired Business.

(ii) None of the Business, the Assets, any assets of a Subsidiary or BIPL, or any real property currently or formerly owned, leased or operated by a Seller Entity in connection with the Acquired Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list. Part 3.1(n)(ii) of the Disclosure Schedule contains (A) a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Seller Entities in connection with the Acquired Business, (B) a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any Seller Entity in connection with the Acquired Business as to which any Seller Entity may retain Liability.

(iii) The Seller has made available to the Buyer and listed on Part 3.1(n)(iii) of the Disclosure Schedule: (A) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Acquired Business or any real property currently or formerly owned, leased or operated by any Seller Entity in connection with the Acquired Business which are in the possession or control of any Seller Entity related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (B) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(o) Product Safety; Product Liability; Warranties; Discounts.

(i) Except as set forth on Part 3.1(o)(i) of the Disclosure Schedule, each product sold, exported, and/or imported by any Seller Entity in connection with the Acquired Business has been designed, constructed, manufactured, packaged, installed, and labeled in compliance with all material regulatory, engineering, industrial, and other codes or Laws applicable thereto, and to the Knowledge of Seller, no Seller Entity has received notice of any alleged noncompliance with any such code or Law.

(ii) No Seller Entity has any Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product sold and/or imported by any Seller Entity in connection with the Acquired Business prior to the Effective Date.

(iii) The Seller has made available to the Buyer copies of the standard terms and conditions for the sale of products and services by each Seller Entity in the Acquired Business (containing applicable guaranty, warranty, indemnity, rebate, volume discount, and refund provisions). Except as set forth on Part 3.1(o)(iii) of the Disclosure Schedule, no product or service sold by any Seller Entity in the Acquired Business is subject to any material guaranty, warranty, indemnity, rebate, volume discount, or refund term beyond the applicable standard terms and conditions of sale or lease with respect to such product or service, and no Seller Entity has a Contract providing for any such non-standard terms.

(p) Absence of Undisclosed Liabilities. Except as set forth on Part 3.1(p) of the Disclosure Schedule, no Seller Entity has any Liability arising out of, relating to or in connection with any transaction entered into at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (i) Liabilities reflected in the Balance Sheet; and (ii) Liabilities that have arisen after the Balance Sheet Date in the ordinary course of business (none of which is a Liability for breach of Contract, breach of warranty, tort, infringement, violation of Law or an Action) (any such Liability that is not described in (i) or (ii) above, an "Undisclosed Liability").

(q) Indebtedness. Except as set forth on Part 3.1(q) of the Disclosure Schedule, no Seller Entity has any Indebtedness. No Seller Entity has any Liability or Indebtedness related to or arising from any hedge, swap, forward exchange or other derivative arrangement or under any Contract described on Part 3.1(k)(I) of the Disclosure Schedule (regardless of whether such Liability or Indebtedness is reflected in the Balance Sheet, arising in the ordinary course of business after the Balance Sheet Date, described on Part 3.1(o) of the Disclosure Schedule, or otherwise).

(r) Employee Benefit Plans.

(i) Part 3.1(r)(i) of the Disclosure Schedule sets forth a list of each Company Plan or similar plan of a Subsidiary or BIPL. With respect to each Company Plan or any similar plan of a Subsidiary or BIPL, the Seller has made available to the Buyer true and complete copies of: (A) each Company Plan or similar plan of a Subsidiary and BIPL (or, if not written, a written summary of its material terms), any related trust agreement, funding instrument and any other material plan texts and agreements; (B) the current summary plan descriptions for the Company Plans other than the Acquired Company Plans and material modifications thereto; (C) the summary plan descriptions for the Acquired Company Plans in effect during the calendar year prior to the Closing Date and material modifications thereto and (D) the most recent annual Form 5500 report, if applicable, filed with respect to such Company Plan or similar plan of a Subsidiary and BIPL.

(ii) Except as set forth on Part 3.1(r)(ii) of the Disclosure Schedule, (A) each Company Plan of a Seller Entity, other than the Acquired Company Plans, has been established, maintained and administered, in form and operation, in all material respects in accordance with its terms and applicable Law, including ERISA and the Code and (B) the Acquired Company Plans have been established, maintained and administered, in form and operation, in all respects in accordance with its terms and applicable Law, including ERISA and the Code. All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Company Plan of a Seller Entity. With respect to each Company Plan of a Seller Entity, no material unfunded liability exists with respect to any Company Plan of a Seller Entity. Each Company Plan of a Seller Entity that is intended to meet the

requirements of a "qualified plan" under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or, if it is a prototype plan, is the subject of a favorable opinion letter issued by the Internal Revenue Service) to the effect that such Company Plan of a Seller Entity meets the requirements of Section 401(a) of the Code and no events, to the Knowledge of the Seller, have occurred that would adversely affect such qualified status in any material respect. No Seller Entity has any Liability with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA, including by reason of being treated as a single employer under Section 414 of the Code with any other Person. No Seller Entity has any Liability with respect to, or an obligation to make contributions to an "employee benefit plan" that is a multiple employer plan, a multiemployer plan or a multiple employer welfare arrangement. No Seller Entity has any current or potential obligation to provide post-employment health, life or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable law. There does not exist any pending or, to the Knowledge of the Seller, threatened Actions (other than routine undisputed claims or inquiries for benefits) with respect to any Company Plan of a Seller Entity. Except as set forth on Part 3.1(r)(ii) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not (A) entitle any current or former employee or officer of any Seller Entity to severance pay, unemployment compensation, bonus, commission or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of, compensation due any such employee or officer, or (C) result in the forfeiture of compensation or benefits under any Company Plan of a Seller Entity or a similar plan of a Subsidiary and BIPL.

(iii) Part 3.1(r)(iii) of the Disclosure Schedule sets forth each Company Plan of a Seller Entity that is subject to Section 409A of the Code. Each such Company Plan has, since January 1, 2008, complied in all material respects in operation and form with Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(iv) Except as set forth on Part 3.1(r)(iv) of the Disclosure Schedule, each Company Plan of a Seller Entity that is a group health plan subject to the Patient Protection and Affordable Care Act ("PPACA") has complied in all respects with the requirements of PPACA, including the employer shared responsibility requirements (such that no penalties will be or are anticipated to be assessed on the Seller).

(v) Each Company Plan that is maintained primarily for the benefit of any current or former employee, officer or director, contractor or consultant of a Seller Entity based outside of the United States (a "Non-U.S. Plan") is (A) in compliance with all applicable laws; (B) each Non-U.S. Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Non-U.S. Plans, reserves therefore have been established as required on the accounting statements of the applicable Seller Entity and (C) any and all reporting and information that may be required to be filed with respect to such Non-U.S. Plan under the laws applicable to such plan have been made timely by the applicable Seller Entity.

(s) Intellectual Property.

(i) Part 3.1(s)(i) of the Disclosure Schedule identifies (A) the registered trademarks, trademark applications, patents, patent applications, registered copyrights, copyright applications, social media handles and URLs, and Internet domain names of each Seller Entity (the "Registered Intellectual Property"); (B) any license pursuant to which Company Intellectual Property is licensed to any Seller Entity by another Person or licensed to another Person by any Seller Entity (except licenses to any Seller Entity for commercially available, unmodified, off-the-shelf software purchased or licensed for less than a total cost of $25,000 in the aggregate entered into by the Seller Entity in the ordinary course of business); and (C) unregistered trademarks. The Seller expects all pending

applications for any Registered Intellectual Property to receive registration or issuance. All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Registered Intellectual Property is in good standing. Part 3.1(s)(i) of the Disclosure Schedule identifies any renewals, fee payments, filings or any other action that is or will be required to be taken with respect to any of the Registered Intellectual Property within six (6) months following the Closing Date.

(ii) Each license pursuant to which Company Intellectual Property is licensed to any Seller Entity by another Person or licensed to another Person by any Seller Entity (including licenses listed on Part 3.1(s)(i) of the Disclosure Schedule and licenses for commercially available, unmodified, off-the-shelf software not required to be listed on Part 3.1(s)(i) of the Disclosure Schedule) (the "Intellectual Property Licenses") is valid and binding on the Seller Entity, as applicable, in accordance with its terms and is in full force and effect. No Seller Entity or, to the Knowledge of Seller, any other party to an Intellectual Property License, is in breach of or default under (or is alleged to be in breach or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property License.

(iii) Except as set forth on Part 3.1(s)(iii) of the Disclosure Schedule, each Seller Entity owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use (each of which is set forth on Part 3.1(s)(i) of the Disclosure Schedule, or is with respect to off-the-shelf software and not required to be listed on such schedule), free and clear of all Encumbrances, all Intellectual Property used or held for use by the Seller Entity in, or necessary to, the conduct of the Acquired Business as currently conducted or proposed to be conducted (the "Company Intellectual Property"). To the Knowledge of Seller, the rights of the Seller Entities in the Company Intellectual Property are valid, subsisting and enforceable. The Seller Entities have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements. The Trade Secrets are not part of public knowledge or literature and have not been used, divulged or appropriated by the Seller Entities or, to the Knowledge of Seller, by any third party, to any Person or to the detriment of any Seller Entity. In addition, any research and development in connection with the Company Intellectual Property was not the result of the work and/or contribution of any third party who has, had or may have any right, title or interest in such Company Intellectual Property, other than as granted to any Seller Entity pursuant to an Intellectual Property License. Notwithstanding the foregoing, the Source Code relating to the Software (A) has at all times been maintained in confidence in a manner that is customary in and consistent with Seller's industry and (B) has been disclosed by the Seller Entities only to employees and consultants having a "need to know" the contents thereof in connection with the performance of their duties to the Seller Entities.

(iv) Except as set forth on Part 3.1(s)(iv) of the Disclosure Schedule, (A) the conduct of the Acquired Business, and the products, processes and services of the Acquired Business (but only to Seller's Knowledge to the extent that any of those products, processes, and services relate to third party designs, specifications, or product plans supplied to a Seller Entity in connection with its provision of services), have not, infringed, misappropriated, diluted or otherwise violated, and do not infringe, misappropriate, dilute or otherwise violate any other Person's Intellectual Property or other rights, and there is no Action pending or currently threatened in writing against any Seller Entity regarding any such matter, and to the Seller's Knowledge, there exists no reasonable basis for any such Action; (B) no Action challenging the validity, registrability, enforceability or ownership of any Company Intellectual Property is pending or threatened in writing against any Seller Entity, and to the Seller's Knowledge, there exists no reasonable basis for any such Action; and (C) to the Knowledge of Seller, no Person has, or is currently, infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property and no such claims are pending or threatened in writing against any Person by any Seller Entity, and to

the Seller's Knowledge, there exists no reasonable basis for any such Action. Except as set forth on Part 3.1(s)(iv) of the Disclosure Schedule, no Seller Entity has granted to any Person any license or assignment to any material Company Intellectual Property. No Seller Entity is aware of any Intellectual Property owned or used by any competitor or third party which reasonably would be expected to supersede or make obsolete any product or process of a Seller Entity or limit its business as currently conducted.

(v) Except as set forth on Part 3.1(s)(v) of the Disclosure Schedule, all personnel, including members of management, employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of any Company Intellectual Property on behalf of any Seller Entity have executed appropriate instruments of assignment, including, present language of assignment and, if appropriate, "work made for hire" language, in favor of the Seller Entity as assignee that have conveyed to the Seller Entity full, effective, and exclusive ownership of all tangible and intangible property thereby arising. Each executed agreement has been made available to the Buyer. To the Seller's Knowledge, none of the personnel of any Seller Entity is in violation thereof. None of the Shareholders, the family members of a Shareholder, or any of their Affiliates, and none of the employees, agents, consultants, or contractors of any Seller Entity, has any right, title or interest in and to the Company Intellectual Property.

(vi) Other than proprietary Software developed by Seller for use in connection with the internal business needs of the Company and set forth on Part 3.1(s)(vi) of the Disclosure Schedule (the "Proprietary Software"), all Software used by the Seller Entities in connection with the Acquired Business is licensed to the Seller Entities by a third party. Except as set forth on Part 3.1(s)(vi) of the Disclosure Schedule, the Seller Entities have, with respect to all Software (other than the Proprietary Software) used in the Acquired Business, sufficient and fully paid for licenses with such third parties for the number of users of that Software. The Company is in actual possession of and has exclusive control over a complete and correct copy of the Source Code for all Proprietary Software, including all previous major releases. Company has created and has safely stored back-up copies of all its Proprietary Software, and has taken all other reasonable and necessary steps to protect the Proprietary Software and its rights thereunder, and to Company's Knowledge, no such rights to any Proprietary Software have been lost or are in jeopardy of being lost through its failure to act. None of the Proprietary Software contains any computer code: (i) designed to disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of any of computer systems, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as "viruses" or "worms"); (ii) that is designed to disable or impair in any way the operation of any such system based on the elapsing of a period of time; or (iii) that is designed to permit access to any person to cause such disablement or impairment (sometimes referred to as "traps," "access codes," or "trap door" devices), or any other similar harmful, malicious or hidden procedures, routines or mechanisms that would cause any such Proprietary Software to cease functioning or to damage or corrupt data, storage media, programs, equipment or communications, or otherwise interfere with operations. The documentation and specifications for the Proprietary Software comports with generally accepted industry standards in describing the proper procedures for installing and operating the Proprietary Software, and shall provide sufficient information to enable a third party to install and operate the Proprietary Software.

(vii) Open Source. Except as specifically set forth on Part 3.1(s)(vii) of the Disclosure Schedule, the Proprietary Software does not include any "open source" code (as defined by the Open Source Initiative) or "Free" code (as defined by the Free Software Foundation), nor has it been created in such a way that it is compiled with or linked to any such code. To the extent that the Company Intellectual Property includes the "open source" and "Free" code identified on Part 3.1(s)(vii) of the Disclosure Schedule, such code is not integrated in any way into any of the Proprietary Software which could result in a contractual requirement for Company to make available the Source Code for any

Proprietary Software other than those specific components of the Source Code which are "open source" or "Free" code, or could otherwise impose any limitation, restriction, or condition on the right or ability of Company to use such Proprietary Software for its internal business purposes or in connection with the transfer to Buyer contemplated by this Agreement.

(viii) Each Seller Entity has established, implemented and maintained (A) reasonable safeguards against the destruction, loss or alteration of, and unauthorized access to, all Confidential Information of the Seller Entities, all in accordance with applicable industry standards; and (B) reasonable physical, network, electronic and internet security procedures, protocols, security gateways and firewalls with respect to all Confidential Information of the Seller Entities. There has been no known or suspected unauthorized use of or access to any of the Software used in the Acquired Business, including any known or suspected unauthorized access to or disclosure of any Confidential Information. The Seller Entities have installed and updated all Software used in the Acquired Business with patches, updates, fixes and upgrades provided to any Seller Entity by its vendors that are necessary or desirable for the maintenance of security of such Software. Each Seller Entity is and has been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations.

(ix) The transactions contemplated by this Agreement and the other Transaction Documents will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, or otherwise adversely affect any right, title or interest of any Seller Entity in and to any Company Intellectual Property. Immediately following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, all Company Intellectual Property owned by the Seller or used in the Acquired Business prior to the Closing will be owned by the Buyer or available for use in the Acquired Business after the Closing on terms and conditions identical to those that existed immediately prior to the Closing.

(t) Brokers' Fees. Except as set forth on Part 3.1(t) of the Disclosure Schedule, no Seller Entity or Shareholder has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement and the other Transaction Documents, and no Seller Entity or any Shareholder is under an obligation to pay any broker's fee, finder's fee or commission in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(u) Affiliate Transactions; Competing Businesses. Except as set forth on Part 3.1(u) of the Disclosure Schedule and for employment relationships, no Seller Entity is currently a party to any Contract, loan or other transaction with any of the following Persons, or in which any of the following Persons have any direct or indirect interest: any Shareholder, director, officer, employee or other service provider of any Seller Entity, any family member of any such Person, or any of their respective Affiliates. No such Person owns or provides services to any business entity which is engaged in a business which competes with or is similar to the Acquired Business.

(v) Payors and Suppliers. Set forth on Part 3.1(v) of the Disclosure Schedule is a list of (i) all payors of the Seller Entities sorted by the aggregate dollar value by each Seller Entity for the 12 month period ending on the Balance Sheet Date, and (ii) all suppliers of the Seller Entities sorted by the aggregate dollar amount of purchases of products or services by each Seller Entity during the 12 month period ending on the Balance Sheet Date. Except as set forth on Part 3.1(v) of the Disclosure Schedule, no payor or supplier that was paid more than $50,000 by the Seller Entities during the fiscal year ending December 31, 2015 has terminated its relationship with any Seller Entity, or, to the Knowledge of the Seller, intends to or has threatened to terminate its relationship with, materially decrease transactions with or otherwise materially adversely alter its relationship with the Seller Entity (whether as a result of the

consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise). No supplier used by any Seller Entity is the sole source of supply of any good or service, such that the Buyer could not replace such supplier.

(w) Customers.

(i) Set forth on Part 3.1(w)(i) of the Disclosure Schedule is a list of the top fifty (50) customers of the Seller Entities based on the aggregate dollar amount of purchases of the products or services of the Seller Entities during the 12 month period ending on the Balance Sheet Date. No customer identified or required to be identified on Part 3.1(w)(i) of the Disclosure Schedule has terminated its relationship with any Seller Entity, or, to the Knowledge of the Seller, intends to or has threatened to terminate its relationship with, materially decrease purchases from or otherwise materially adversely alter its relationship with any Seller Entity (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise).

(ii) Part 3.1(w)(ii) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement and itemized by customer, of the amount of all advance payments, deposits and similar prepaid items received from customers for goods or services that will be required to be provided on or after the Closing Date.

(x) Insurance. Set forth on Part 3.1(x) of the Disclosure Schedule is a list of all of the insurance policies under which any Seller Entity is an insured. Each Seller Entity maintains or is the beneficiary of insurance policies relating to its Business, assets, and properties that are commercially reasonable, including the tail policies obtained by the Seller Entities in connection with the transactions contemplated herein. All such insurance policies are in full force and effect, are valid and enforceable, and all premiums currently due thereunder have been paid. No Seller Entity has received any notice of cancellation or modification in coverage amounts of any such insurance policies. Except as set forth on Part 3.1(x) of the Disclosure Schedule, there are no pending claims or notices of any potential claims submitted by any Seller Entity under any insurance policy, and no claims have been submitted by any Seller Entity under any of its current or former insurance policies since January 1, 2013. The Seller has made available to the Buyer true and complete copies of each insurance policy of the Seller Entities. All tail policies obtained by the Seller Entities in connection with the transactions contemplated herein name the Buyer as an additional insured.

(y) Accounts Receivable. Part 3.1(y) of the Disclosure Schedule sets forth a complete and accurate list of all accounts receivable of the Seller Entities as of the Effective Date (and as supplemented, on the Closing Date). All accounts receivable shown on Part 3.1(y) of the Disclosure Schedule or on the Financial Statements represent, as of the applicable date, valid obligations arising from sales actually made or services actually performed by the Seller Entities in the Acquired Business. There is no contest, claim, defense or right of setoff under any account receivable relating to the amount or validity of such account receivable.

(z) Inventory. Part 3.1(z)(i) of the Disclosure Schedule sets forth a complete and accurate list of the inventory of the Seller Entities on the Effective Date. All items included in the inventory of the Seller Entities are good and merchantable and of a quality and quantity usable and saleable in the ordinary course of business of the Seller Entities. Except as set forth on Part 3.1(z)(ii) of the Disclosure Schedule, no Seller Entity is in possession of any inventory not owned by the Seller Entity, as applicable, including goods already sold, or inventory held on a consignment basis. Except as set forth on Part 3.1(z)(iii) of the Disclosure Schedule, no Seller Entity has any Excluded Inventory. All inventory of the Seller Entities has been valued at the lower of cost or market, on an average cost basis. The

quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Seller Entities.

(aa) Accounts Payable. Part 3.1(aa) of the Disclosure Schedule sets forth a complete and accurate list of the accounts payable of the Seller Entities as of the Effective Date. All accounts payable shown on Part 3.1(aa) of the Disclosure Schedule or on the Financial Statements represent, as of the applicable date, valid obligations of the Seller Entities arising in the ordinary course of business. Except as set forth on Part 3.1(aa) of the Disclosure Schedule, there are no unpaid invoices or bills alleged to be owed with respect to the Acquired Business, or any outstanding invoices or bills which any Seller Entity has refused to pay or is otherwise disputing.

(bb) Insolvency. Each Seller Entity is, and will be as of immediately prior to the Closing, Solvent. As of immediately following the Closing, and after giving effect to all of the transactions contemplated by this Agreement, each Seller Entity will be Solvent. For purposes of this Agreement, "Solvent" means, with respect to any Seller Entity, that (i) the Seller Entity will be able to pay its debts and obligations as they become due, (ii) the Seller Entity does not, as of such time, have unreasonably small capital with which to conduct its business, and (iii) as of such time, the assets of the Seller Entity (calculated at fair market value) exceed its Liabilities. The Closing Cash constitutes sufficient funds to repay all Indebtedness of the Seller Entities outstanding on the Effective Date in full.

(cc) Bulk Sales. The transactions contemplated by this Agreement are not subject to any "bulk sales," "bulk transfer" or similar Laws of any jurisdiction.

(dd) Securities. Seller and each Shareholder acknowledge that the Buyer Shares have not been registered under the Securities Act, and are being issued to Seller in reliance on the exemption from such registration provided by Section 4(a)(2) of the Securities Act. In connection with his or her receipt of the Buyer Shares, Seller and each Shareholder represent and warrant to the Buyer and agree as follows:

(i) Seller and each Shareholder is an "accredited investor" as defined in Rule 501(a) under the Securities Act. The Buyer Shares are being acquired by Seller for its own account, as principal, and not as an agent, nominee, or representative for the account or benefit of another person, or with a view to, or intention of, distribution thereof in violation of the Securities Act or any applicable state securities laws, except for eventual distribution to the Shareholders, and the Buyer Shares shall not be disposed of in contravention of the Securities Act or any applicable state securities laws. Seller and Shareholders are not participating, directly or indirectly, in any distribution or underwriting of the Buyer Shares, and Seller and Shareholders have not agreed or arranged to sell, assign, transfer, subdivide, or otherwise dispose of all or any part of its Buyer Shares to another person.

(ii) Shareholder is a shareholder of the Seller. Seller and each Shareholder have sufficient knowledge and experience in financial and business matters to be able to evaluate the merits, risks, and other factors bearing on the suitability of the Buyer Shares as an investment, and Seller and each Shareholder have been afforded an adequate opportunity to evaluate an investment in the Buyer Shares in light of those factors, its, his or her financial condition, and its, his or her investment knowledge and experience. Seller and each Shareholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Buyer Shares and the Buyer, and has reviewed and understands the public filings the Buyer has made with the Securities and Exchange Commission ("SEC").

(iii) Seller and each Shareholder are able to bear the economic risk of their investment in the Buyer Shares for an indefinite period of time because (A) the Buyer Shares have not

been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available, (B) the Buyer Shares are "restricted securities" under applicable U.S. federal and state securities laws (including SEC Rule 144), and (C) the transfer of the Buyer Shares is subject to contractual restrictions on transfer set forth in this Agreement and the Restricted Stock Agreement. Except as expressly set forth in the Registration Rights Agreement, the Buyer has not agreed to, and is not obligated to, register any resale or other transfer of the Buyer Shares under the Securities Act or any state securities law, or to take any action to enable Shareholder to qualify for an exemption from registration under any of those laws with respect to a resale or other transfer of the Buyer Shares. Seller and Shareholders understand that an established trading market does not exist for the Buyer Shares, and none is likely to develop. Seller and Shareholders are aware of the provisions of SEC Rule 144.

(iv) Seller and Shareholders are fully aware of the highly speculative nature of an investment in the Buyer Shares, and the financial hazards involved. Each Shareholder has adequate net worth and annual income to provide for his or her current needs and possible future contingencies and does not have an existing or foreseeable future need for liquidity of his investment in the Buyer Shares. Shareholder is otherwise able to bear the economic risk of an investment in the Buyer Shares, and has sufficient net worth and annual income to sustain a loss of all or part of his or her investment in the Buyer Shares if that were to occur and to withstand the probable inability to publicly sell, transfer, or otherwise dispose of the Buyer Shares for an indefinite period of time.

(v) Seller and Shareholders understand that none of the Buyer, any Seller Entity, any agent, officer, director, member, manager, employee, or representative of the Buyer or any Seller Entity, or any professional advisor of the Buyer or any Seller Entity makes any representation or warranty to Shareholders with respect to, or assumes any responsibility for, the tax consequences to Shareholders of the acquisition of, investment in and the disposition of the Buyer Shares. Shareholders have obtained, to the extent he or she deems necessary, his or her own independent legal and tax advice with respect to the consequences of receiving, and the risks inherent in, the investment in the Buyer Shares.

(vi) Shareholder is a resident of the state listed under Shareholder's signature to the signature page of this Agreement.

(ee) No Additional Representations and Warranties. Except for the representations and warranties contained in this Agreement, the Disclosure Schedule, and the other Transaction Documents, neither the Seller nor any Shareholder has made or makes any express or implied representation or warranty, either written or oral, on behalf of the Seller or any Shareholder, including (i) any representation as to future profitability or success of the Acquired Business, or (ii) any representation or warranty as to the merchantability or fitness with respect to the Assets.

Section 3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that each of the statements contained in this Section 3.2 is true and correct as of the Closing Date.

(a) Due Organization and Good Standing. The Buyer is duly organized, validly existing, and in good standing as a limited liability company under the Laws of the State of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted. The Parent is duly organized, validly existing, and in good standing as a corporation under the Laws of the State of Florida, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.

(b) Authorization and Execution. Each of the Buyer and Parent has the power and authority and has taken all required corporate and other action, as applicable, on its part necessary to permit and duly authorize it to execute and deliver and to carry out and perform the terms of this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement, and the other Transaction Documents to which either is a party have been duly and validly executed and delivered by the Buyer and Parent, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and such other Transaction Documents constitute the legal, valid and binding obligation of the Buyer or Parent, as applicable, enforceable against it in accordance with their terms.

(c) No Conflict or Violation. The execution, delivery and performance by the Buyer and Parent of this Agreement and the other Transaction Documents and the consummation by the Buyer and Parent of the transactions contemplated hereby and thereby do not (i) assuming all authorizations, consents and approvals described or referred to in Section 3.2(c) have been obtained or made, violate any applicable Law or Order to which the Buyer or Parent is subject in a manner that would impair the Buyer's or Parent's ability to consummate the transactions contemplated hereby, (ii) require a consent, approval or notification under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel any Contract to which the Buyer or Parent is a party that would impair the Buyer's ability to consummate the transactions contemplated hereby (other than consents that have been obtained), or (iii) violate the articles of incorporation or bylaws of the Parent or the limited liability company agreement of the Buyer.

(d) Legal Proceedings. There are no Actions pending or, to the knowledge of the Buyer, threatened against the Buyer which challenge the validity or enforceability of this Agreement against the Buyer or seek to enjoin or prohibit consummation of the transactions contemplated hereby by the Buyer.

(e) Brokers' Fees. The Buyer has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and is not under any obligation to pay any broker's fee, finder's fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement, except for the fee payable to Sundial Group, LLC (which will be paid by the Buyer).

ARTICLE IV
COVENANTS

Section 4.1 Employees.

(a) The Buyer shall make offers of employment, effective on the Closing Date, to each person employed by the Seller, including any person on a disability or other authorized leave of any type (such employees, including those Shareholders executing Employment Agreements, the "Transferred Employees"); provided however that Buyer shall have no obligation to employ any individual who is not legally authorized in the United States. Each such offer of employment shall be subject to such compensation and other terms and conditions of employment as the Buyer shall determine in its reasonable discretion, provided, however, that the Buyer will provide the Transferred Employees with (i) compensation that is no less favorable in the aggregate than the compensation provided to the Transferred Employees by the Seller immediately prior to the Closing Date, and (ii) employee benefits that are no less favorable in the aggregate than the material employee benefits provided to the Transferred Employees by the Seller immediately prior to the Closing Date, subject in each case to the applicable qualifications, limitations and requirements of the Buyer's employee benefit plans. For this purpose "material employee benefits" does not include payments for any individual life insurance policies or participation in a stock

appreciation rights plan. Nothing in this Agreement provides the Shareholders with any right to employment or continued employment for any specified period that is in addition to any such rights provided by the Employment Agreements, or shall cause the employment status of the Shareholders to be other than terminable at-will. The Seller agrees to terminate the employment of all Transferred Employees effective as of the Closing Date. For the avoidance of doubt, the Buyer may not add, terminate, or otherwise materially adversely change or modify the employee benefits offered to the Transferred Employees immediately following the Effective Date for at least six months from the Effective Date, unless required to do so by law or by the insurance carrier through which such benefits are provided.

(b) The Buyer will give each Transferred Employee full credit for such Transferred Employee's service with the Seller and its Affiliates for purposes of vesting, eligibility and benefit accrual (except for purposes of benefit accruals under any defined benefit pension plans) pursuant to any employee benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by the Buyer or any of its Affiliates in which a Transferred Employee participates to the same extent recognized by the Seller immediately before the Closing Date, including with respect to PTO for the Transferred Employees; provided, however, that such service is not to be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service. Notwithstanding anything in this Section 4.1(b), in the event, after the Closing Date, the Transferred Employees are moved from the short term disability plan included within the Acquired Company Plans to the Buyer's short term disability plan, no credit will be provided for such Transferred Employee's service with the Seller and its Affiliates for purposes of benefit accrual but in no event will the Transferred Employees experience a period without short term disability coverage.

(c) The Seller shall remain solely responsible for all Liabilities (including for wages, bonuses, severance pay, contractual obligations, and other compensation, commissions, remuneration or benefits, and claims under the Company Plans of a Seller Entity or otherwise) relating to its employees, independent contractors or other service providers of the Seller (including Transferred Employees, except as expressly provided in Section 2.3(b) of this Agreement) for all periods through the Effective Date or thereafter with respect to such individual's relationship with the Seller. Seller shall remain solely responsible for all employees who are not Transferred Employees and all Liabilities related thereto, including, in each case, any payments to employees required by the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq., or any similar state or local Applicable Law (collectively, the "WARN Act."). Buyer will be responsible for any action by the Buyer after Closing that results in a "mass layoff or "plant closing" under the WARN Act.

(d) On or prior to the Closing Date, the Seller shall pay or shall cause to be paid to all Transferred Employees all amounts due to such employees from the Seller, including in respect of accrued but unpaid wages, commissions, bonuses, severance pay, and accrued vacation, personal leave or paid-time-off, except to the extent that such amounts are expressly included as Assumed Liabilities pursuant to Section 2.3. As of the Effective Date or as soon as administratively practicable thereafter, the Seller shall contribute to the 401(k) accounts for the benefit of the Transferred Employees (i) all contributions due with respect to the last pay period ending prior to the Effective Date, and (ii) all employer and employee contributions for the pay period including the Effective Date to which the Transferred Employees are entitled with respect to compensation earned by the Transferred Employees as of the Effective Date. As soon as administratively practicable following the Closing Date, the Seller shall allow Transferred Employees to elect to take a distribution under the Seller's 401(k) plan in accordance with the terms of the Seller's 401(k) plan, including an election to rollover account balances from the Seller's 401(k) plan to a 401(k) plan sponsored by the Buyer.

(e) The Buyer will not assume or continue, and will have no responsibility or liability to the Transferred Employees or any other Person under or with respect to, any of the Company Plans of a Seller Entity other than the Acquired Company Plans. The parties acknowledge and agree that a Transferred Employee will be eligible to continue coverage under the Acquired Company Plans on the first day of employment of each Transferred Employee with the Buyer with no change to the level of coverage, elected deductions or amount credited towards any applicable deductible, coinsurance or out-of-pocket requirements of each Transferred Employee under the Acquired Company Plans for the plan year that includes the Closing Date as in effect immediately prior to the Closing Date unless unable to do so by law or by the insurance carrier through which such benefits are provided.

(f) The Seller and the Shareholders hereby (i) consent to the employment of the Shareholders and the other Transferred Employees by the Buyer, and agree that the Shareholders and other Transferred Employees are permitted to direct all business opportunities that they develop to the Buyer, regardless of whether such business opportunities are developed by the Shareholders or other Transferred Employees based on information or relationships they possessed while employed by the Seller and regardless of whether any such information or relationships constituted or were considered confidential or proprietary information of the Seller, (ii) agree that neither the Seller nor any Affiliate thereof will have or acquire or be entitled to any interest or expectancy or participation (such right to any interest, expectancy or participation, if any, being hereby renounced and waived) in any business opportunity as a result of the involvement therein of the Shareholders or other Transferred Employees or the use of any such information or relationships in developing the business opportunity, (iii) agree that the involvement of the Shareholders and other Transferred Employees in any business opportunity, or the use of any such information or relationships in developing any business opportunity, will not constitute a breach of any fiduciary duty or other legal obligation owed by the Shareholders or other Transferred Employees to the Seller or its Affiliates, and (iv) agree that none of the Buyer or its subsidiaries (including the Subsidiaries after the Closing), Affiliates, employees (including the Shareholders and other Transferred Employees), agents, independent contractors or other representatives shall be restricted in any manner from soliciting, communicating with, accepting business from, servicing or otherwise dealing with any of the customers of the Seller Entities and other Transferred Employees, in each case notwithstanding the terms of any restrictive covenants agreement they have with the Seller or any restrictive covenants contained in any agreements among the Shareholders.

(g) The provisions of this Agreement are for the benefit of the parties hereto, and no employee of the Seller shall have any rights hereunder. Nothing herein expressed or implied shall be deemed an amendment of any Company Plan or otherwise confer upon any employee of the Seller, or any legal representatives or beneficiaries thereof, any rights or remedies, including any right to employment or continued employment for any specified period or to be covered under or by any employee benefit plan or arrangement, or shall cause the employment status of any employee to be other than terminable at-will.

Section 4.2 **Restrictive Covenants**. The Seller and each Shareholder (each a "Restricted Party") agrees to enter into and abide by the terms of the Restrictive Covenants Agreement attached hereto as Exhibit D. The Restricted Parties agree to enter into the Restrictive Covenants Agreement as a condition of the willingness of the Buyer to enter into this Agreement. The Restricted Parties agree that the primary purpose of this Agreement and the Restrictive Covenants Agreement is not to obligate the Restricted Parties to render personal services to any person or entity. The Restricted Parties agree to enter into the Restrictive Covenants Agreement as consideration for the Buyer's purchase of the Restricted Parties' goodwill interests in the Seller. The Restricted Parties agree the Purchase Price is inclusive of consideration for the purchase of such goodwill interests and no additional consideration will be paid for such goodwill interests. This Agreement is not final and enforceable with respect to the Buyer until the Restricted Parties have entered into and delivered the Restrictive Covenants Agreement.

Section 4.3 **Further Assurances**. On and after the Closing Date, the Seller, the Shareholders and the Buyer shall cooperate and use all of their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby and by the other Transaction Documents. Without limiting the generality of the foregoing, the Seller and the Shareholders shall, at any time and from time to time after the Closing, at the request of the Buyer and without additional consideration, execute and deliver such certificates, filings, notices, instruments or documents of sale, transfer, conveyance and assignment, and take such other actions as the Buyer may deem necessary or desirable to (a) effectively sell, assign, transfer, convey and deliver the Assets (and good, valid and marketable title thereto) to the Buyer and its successors and assigns, (b) put the Buyer and its successors and assigns in actual possession and operating control of the Assets, (c) assist the Buyer in exercising all rights with respect to the Assets, (d) confirm to any other Person the ownership of the Assets, or (e) otherwise carry out the purpose and intent of this Agreement, including executing any required forms or consents to permit the Buyer to retain the Seller's existing telephone numbers, facsimile numbers, email addresses and Internet domain names from and after the Closing.

Section 4.4 **Publicity**. Neither the Seller nor any Shareholder shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement and the other Transaction Documents without the prior written consent of the Buyer. The Buyer shall be permitted to issue a press release and make other public announcements concerning the transactions contemplated by this Agreement and the other Transaction Documents without the prior consent of the Seller.

Section 4.5 **Allocation of Purchase Price**. The Seller and the Buyer agree that the Purchase Price (plus other relevant items) shall be allocated among the Assets for tax purposes in a manner consistent with Sections 1060 of the Code and the Treasury Regulations promulgated thereunder, based upon the fair market values of such assets consistent with the pro forma allocation schedules attached hereto as Schedule 4.5 based on the fair market value of the assets on the date hereof and a pro forma schedule based on the assumption that all of the Earn-Out is paid. The parties agree to timely file IRS Form 8594 and other Tax Returns in a manner consistent with the allocation schedule.

Section 4.6 **Transfer Taxes**. All transfer, documentary, sales, use, stamp, registration, recording and other such transfer Taxes and governmental fees (including any penalties and interest), as applicable, incurred in connection with the sale and transfer of the Assets shall be paid by the Seller (and, to the extent advanced by or on behalf of the Buyer, shall be reimbursed by the Seller). The parties will cooperate to the extent reasonably necessary to make such filings or Tax Returns as may be required. The parties will cooperate with each other and use their reasonable commercial efforts to minimize the Taxes attributable to the transfer of the Assets, subject to all applicable Laws.

Section 4.7 **Proration**. Notwithstanding anything herein to the contrary, any personal property Taxes imposed on or with respect to the Assets and other expense items (such as rent, utilities and similar expenses), if any, that are Assumed Liabilities that relate to a period beginning before the Effective Date and ending after the Effective Date shall be apportioned as of the Closing such that the Seller shall be liable for (and shall reimburse the Buyer to the extent that the Buyer shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect of, periods through the end of the day immediately preceding the Effective Date and the Buyer shall be liable for (and shall reimburse the Seller to the extent such party shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect to, periods from and after the Effective Date. All amounts to be prorated will, to the extent reasonably feasible, be taken into account in determining the Working Capital Adjustment. To the extent the amounts of any such pro-ratable items are not taken into account in determining the Working Capital Adjustment, appropriate settlement will made within thirty (30) days after the amount of any such item is finally known.

Section 4.8 **Transition**.

(a) Audit. Following the Closing, the Seller and the Shareholders shall reasonably cooperate with the Buyer, at the Buyer's sole cost and expense, to facilitate an audit of the Seller's financial results and condition, if Buyer considers such an audit necessary, and shall consent, and hereby consents, to the filing of the resulting audited financial statements with the Securities and Exchange Commission.

(b) Name Change. Promptly, and in any case no later than five (5) Business Days, after the Closing, the Seller shall (i) change its name and any trade or other names to names that are sufficiently dissimilar from "BAMKO" (or any derivatives of such name), to the satisfaction of the Buyer, and (ii) discontinue its use of such names (or any derivatives thereof) for any and all purposes whatsoever. The Seller shall transfer to the Buyer any assumed name filing or registration including the words "BAMKO" (or any derivatives thereof) or, if not transmitted to the Buyer, upon the Buyer's written request, cancel the same.

(c) Cooperation. After the Closing, the Seller and the Shareholders shall reasonably cooperate with the Buyer in its efforts to continue, and maintain for the benefit of the Buyer, those business relationships of the Seller Entities and the Shareholders existing as of the Closing relating to the Acquired Business, including relationships with customers, suppliers, employees and independent contractors. After the Closing Date, Seller shall reasonably cooperate with Buyer in the assumption and transition of the Acquired Benefit Plans to the extent reasonably requested to do so.

(d) Collections. From and after the Effective Time, if the Seller or any of its Affiliates receives or collects any funds relating to any accounts receivable or any other asset of the Acquired Business, the Seller or its Affiliate shall immediately remit such funds to the Buyer without deduction or offset. Without limiting the foregoing, and for the avoidance of doubt, all payments received from customers of the Acquired Business on the Effective Date shall be for the account of the Buyer and shall be immediately remitted to the Buyer. The Seller hereby grants to the Buyer the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of the Seller, any checks, drafts, documents and instruments evidencing payment of any notes, accounts receivable or other payment rights included in the Assets and that are payable to, payable to the order of, or endorsed in favor of the Seller.

(e) Amendment of Charter Documents. Promptly, and in any case no later than thirty (30) days after the Closing, the Seller shall amend its articles of incorporation and bylaws to include a change in the name so that it does not include "Bamko". Prior to December 31, 2021, the written

consent of the Buyer will be required before any other changes, amendments, or modifications to such documents may be approved or adopted by the Seller or the Shareholders, and the failure of the Seller to comply with this Section 4.8(e) shall be deemed a default under this Agreement.

(f) Promissory Notes held by Certain Persons. Notwithstanding anything to the contrary in Section 2.6(d)(i), the parties acknowledge and agree that the Seller shall have the right to remit to each holder of a promissory note of Seller listed on Schedule 4.8(f) the principal amount owed to such holder as set forth on such schedule and the accrued interest and any other amounts owed to such holder related thereto, in each case no later than five (5) Business Days after the Closing; provided, however, that (i) the Seller shall retain sufficient funds from the Closing Cash necessary to satisfy all obligations to such holders; and (ii) without the Buyer's prior written consent, the Seller shall not remit any payment to a holder of a promissory note of Seller unless and until the Seller receives an executed Payoff Letter from such holder in the form and substance attached hereto as Exhibit E. The Seller will deliver to the Buyer copies of such payoff letters promptly after they are received by the Seller.

(g) Intercompany Arrangements. The accounts set forth on Schedule 4.8(g)(i), will be cancelled without any consideration to the Seller or the Shareholders, effective immediately prior to the Effective Date. The accounts on Schedule 4.8(g)(ii) will be assigned and transferred to Buyer as part of the acquisition transaction, without added consideration.

ARTICLE V
INDEMNIFICATION

Section 5.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing for a period ending eighteen (18) months after the Effective Date (the "Expiration Date"); provided, however, that (i) the Expiration Date for the representations and warranties set forth in Section 3.1(c) (Governmental Filings) and Section 3.1(q) (Intellectual Property) shall be the date that is the third (3rd) anniversary of the Effective Date, (ii) the Expiration Date for the representations and warranties set forth in Section 3.1(i) (Taxes) shall be the expiration of the applicable statute of limitations, as extended, plus a period of ninety (90) days; (iii) there shall be no Expiration Date for (A) the representations and warranties set forth in the first two sentences of Section 3.1(a) (Due Organization), Section 3.1(b) (Capacity, Authorization), Section 3.1(d) (Subsidiaries), solely with respect to representations regarding the Organizational Documents, Section 3.1(f) (No Conflict or Violation), Section 3.1(h) (Title to Assets), Section 3.1(r) (Brokers' Fees), Section 3.2(a) (Due Organization and Good Standing), Section 3.2(b) (Authorization and Execution), Section 3.2(c) (No Conflict or Violation), and Section 3.2(e) (Brokers' Fees) and (B) the representations and warranties underlying any claims arising from, in connection with or related to any fraudulent or intentional misrepresentation of any representation or warranty in this Agreement, and (iv) representations or warranties subject to an indemnification claim delivered prior to the Expiration Date will survive until such claim is finally resolved in accordance with this Agreement; provided, that the Indemnified Party must bring an Action to enforce the indemnification provisions with respect to such claim within twelve (12) months of providing notice to the Indemnifying Party, if such claim has not already been resolved. All of the covenants and agreements of the parties contained in this Agreement shall survive after the date of this Agreement in accordance with their terms.

Section 5.2 Indemnification of the Buyer Parties. From and after the Closing, the Seller and Philip Koosed and Brett Marz shall, jointly and severally, and each of the Shareholders other than Philip Koosed and Brett Marz shall, severally, indemnify and hold harmless the Buyer, its Affiliates, and each of their respective officers, directors, shareholders, employees, agents, partners, managers, members, representatives, successors and assigns (collectively, the "Buyer Parties" but, for the avoidance of doubt, in each case, excluding the Shareholders) from and against any and all Losses, whether or not arising

from a Third Party Claim, incurred by a Buyer Party that arises out of, results from, or is connected with (a) the inaccuracy or breach of any of the representations or warranties of the Seller and the Shareholders set forth in this Agreement or any of the other Transaction Documents; (b) the failure or breach of the Seller or the Shareholders to perform any of their respective covenants or other agreements contained in this Agreement or in any of the other Transaction Documents; (c) any Excluded Liability; (d) any Undisclosed Liability; (e) any Pre-Closing Taxes; or (f) those matters set forth on Schedule 5.2. Neither the Seller nor any Shareholders are required to indemnity the Buyer Parties for any Excluded Pre-Closing Taxes under this Article V or any other provision of this Agreement.

Section 5.3 **Indemnification of the Seller and Shareholders**. From and after the Closing, the Buyer shall indemnify and hold harmless the Seller and the Shareholders from and against any and all Losses, whether or not arising from a Third Party Claim, incurred by the Seller or the Shareholder that arises out of, results from, or is connected with: (a) the inaccuracy or breach of any of the representations or warranties of the Buyer set forth in this Agreement or any of the other Transaction Documents; (b) the failure or breach of the Buyer to perform any of its respective covenants or other agreements contained in this Agreement or in any of the other Transaction Documents; (c) subject to the other provisions of this Agreement, the Assumed Liabilities; or (d) the matter set forth on Schedule 5.3.

Section 5.4 **Limitations on Indemnification**.

(a) The Seller and Shareholders will not have any obligation under Section 5.2(a), unless and until the aggregate amount of Losses for which the Seller and Shareholders are obligated thereunder exceeds $160,000 (the "Threshold"); provided, however, that if the aggregate amount of Losses exceeds the Threshold, then the Seller and Shareholders will be obligated for all of such Losses that are in excess of the Threshold, subject to the other terms of this Article V.

(b) The obligations of Seller and the Shareholders under Section 5.2(a), in the aggregate, will not exceed an amount equal to $5,000,000 (the "Seller's Cap"), subject to the other terms of this Article V.

(c) Buyer will not have any obligation under Section 5.3(a), unless and until the aggregate amount of Losses for which Buyer is obligated thereunder exceeds the Threshold; provided, however, that if the aggregate amount of Losses exceeds the Threshold, then Buyer will be obligated for all of such Losses that are in excess of the Threshold, subject to the other terms of this Article V.

(d) Buyer's obligations under Section 5.3(a), in the aggregate, will not exceed an amount equal to the Seller's Cap, subject to the other terms of this Article V.

(e) Notwithstanding the foregoing terms of this Section, the Indemnified Parties will be entitled to recover for, and the Threshold, the Sellers' Cap, and the Buyer's Cap will not apply to, any Losses arising out of, in connection with or related to: (A) fraud or willful misconduct; (B) intentional misrepresentation; or (C) any breach of the representations and warranties in the first two sentences of Section 3.1(a) (Due Organization), Section 3.1(b) (Capacity, Authorization), Section 3.1(d) (Subsidiaries), solely with respect to the representations regarding the Organizational Documents, Section 3.1(f) (No Conflict or Violation), Section 3.1(h) (Title to Assets), Section 3.1(i) (Taxes), Section 3.1(r) (Brokers' Fees), Section 3.2(a) (Due Organization and Good Standing), Section 3.2(b) (Authorization and Execution), Section 3.2(c) (No Conflict or Violation), and Section 3.2(e) (Brokers' Fees). The aggregate liability of Seller and Shareholders for the foregoing matters will not exceed the Purchase Price, including the aggregate value on the Effective Date of the Buyer Shares. The aggregate liability of any Shareholder other than Phillip Koosed or Brett Marz (whose liability and the liability of the Seller is joint and several up the amount of the Purchase Price) for a claim will not exceed his or her Pro Rata Portion of the Losses

arising from the claim, except that the foregoing limitation will not limit any Shareholder's liability for his or her fraud or his or her breach of a covenant applicable to the Shareholder, and the liability of any Shareholder other than Phil Koosed or Brett Marz for a particular claim will not exceed such Shareholder's Pro Rata Portion of the Losses arising from such claim, except that the foregoing limitations will not limit any Shareholder's liability for his or her fraud or his or her breach of a covenant applicable to such Shareholder.

(f) Payments by an Indemnifying Party pursuant to Section 5.2 and Section 5.3 shall be limited to the amount of any Losses that remain after deducting from such Losses any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Indemnified Parties from any third party with respect to such claim. In the event any Indemnified Party is entitled to any insurance proceeds in respect of any Losses for which any Indemnified Party is entitled to indemnification pursuant to this Article V, the Indemnified Parties shall use commercially reasonable efforts to obtain, receive or realize such proceeds. Except as provided below in part (g), the Indemnifying Party shall not defer payment of Losses to the Indemnified Party pending the resolution of insurance claims or other potential or actual third party recovery sources, provided, however, that in the event that any such insurance proceeds or other third-party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds or other third-party recoveries relate, appropriate refunds shall be made promptly by the Indemnified Parties to the Indemnifying Party of all or the relevant portion of any indemnification payment made to Indemnified Parties with respect to such claim.

(g) In the event that an indemnification claim with respect to a Loss by a Buyer Party would reasonably be expected to be covered by insurance under any tail policy obtained by the Seller Entities in connection with the transactions contemplated herein, the Buyer and Seller will cooperate to promptly assert such claim to the applicable insurer with respect to such tail policy, and the Buyer and the Seller will use commercially reasonable efforts to seek the recovery of the Loss through such tail policy. The Buyer agrees that the applicable Buyer Party will not be required to pursue litigation or incur any expense. The Indemnifying Party may defer paying the Buyer Party's claim for indemnification from the Shareholders hereunder until the earlier of (i) the date on which the insurer makes payment with respect to such insurance claim and such payment is delivered to the Buyer Party (with the amount of such insurance recovery received by the Buyer Party being set off against the amount of the indemnification claim pursuant to Section 5.4(f)), (ii) in the event that the insurance carrier delivers any notice of claim denial, the date on which the Seller and Buyer mutually agree in writing not to continue seeking such insurance claim (provided Seller is continuing to pursue the claim in good faith), or (iii) the date that is six (6) months after the date of the assertion of such claim to the insurance carrier with respect to such tail policy. Any such indemnification claim will be deemed to have been made when initially asserted for purposes of any applicable survival period and a reserve against escrow, notwithstanding any deferral period.

(h) Notwithstanding anything in this Agreement to the contrary, for purposes of determining the inaccuracy or breach of any representation or warranty for purposes of Section 5.2(a), and for purposes of calculating the amount of Losses of the Buyer Parties, each representation and warranty of the Seller and the Shareholders shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar standard or qualification contained therein (as if such standard or qualification were deleted from such representation or warranty); provided, however, that the Buyer acknowledges and agrees that any independent accounting firm who audits any of the Financial Statements or the financial statements for all or any portion of the fiscal year ending December 31, 2016 will apply materiality standards consistent with generally accepted auditing standards and there will be no breach of any representations and warranties of the Seller and the Shareholders as a result of immaterial issues identified but passed on by the Buyer's auditor during such audit.

(i) Any Loss subject to indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach or violation of more than one representation, warranty, covenant or agreement, and to the extent that such Loss is reflected as a Liability on the Final Closing Balance Sheet and included in the Closing Working Capital calculation, there shall be no recovery of such Loss through a claim of a breach of a representation or warranty, covenant or agreement to which such Loss may have otherwise related.

Section 5.5 Indemnification Procedures. The party making a claim under this Article V is referred to as the "Indemnified Party," and the party against whom such claim is asserted under this Article V is referred to as the "Indemnifying Party."

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel reasonably acceptable to the Indemnified Party (the approval of counsel not to be unreasonably withheld, conditioned or delayed), and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Seller (or a Shareholder), such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier, vendor or customer of the Acquired Business, or any other Person that has a business relationship with the Acquired Business or the Buyer, (y) seeks an injunction or other equitable relief against the Indemnified Party, or (z) seeks damages in excess of the remaining balance of the Seller's Cap. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party, subject, in each case, to the limitations in Section 5.5(b). The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is recommended. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 5.5(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, subject to any applicable limitations on indemnification set forth in this Article V. With respect to any Third Party Claim for which the Seller is the Indemnifying Party, if Seller does not have the right to defend or direct the defense of such Third

Party Claim pursuant to this Section 5.5(a), and Seller has acknowledged to the Buyer in writing that the Seller is obligated to indemnify the applicable Buyer Party with respect to such Third Party Claim, the Indemnified Party shall not enter into settlement or compromise with respect to such Third Party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed). The Seller, the Shareholders and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 5.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 5.6 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article V, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties agree that should an Indemnifying Party not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the prime rate as reported in the Wall Street Journal on the day the underlying payment is due (or the next most recent business day, if such day was not a business day) plus ten percent (10%), or, if less, the maximum interest rate legally chargeable by applicable Law. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 5.7 Set-Off. Upon notice to the Seller, the Buyer may set off against amounts otherwise payable to the Seller or the Shareholders, any amount which to which any Buyer Party is

entitled to indemnification, as either agreed upon by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article V; provided, however, that (i) such right to set-off shall not apply to the extent that sufficient unreserved Escrow Funds are available to cover the amount of such Loss; and (ii) to the extent that insufficient Escrow Funds are available to cover the amount of an indemnification claim made by any Buyer Party, the Buyer may, prior to a determination of whether it is entitled to the claim, set aside in a separate interest-bearing account, not to be co-mingled with any other funds of the Buyer or any of its Affiliates, from any Contingent Future Payment that would otherwise be payable, a portion of such Contingent Future Payment equal to the amount of the Loss subject to such indemnification claim by the Buyer Party. Upon the determination of such indemnification claim, either by the agreement of the parties or the final adjudication of such claim, the amount of any such Contingent Future Payment withheld by the Buyer and placed in such separate interest-bearing account, shall within five (5) Business Days be delivered to the Seller or the Buyer Party, as applicable. Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit in any manner the enforcement of any other remedies that may be available to the Buyer or any other Person.

Section 5.8 **Tax Treatment of Indemnification Payments**. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 5.9 **Exclusive Remedies; Fraud**. Subject to the last sentence of this Section 5.9, other than the rights of any of the parties pursuant to Section 2.7, Section 4.2, and Section 6.14, the rights of parties under this Article V shall be the exclusive remedy of the parties related to claims based upon a breach or alleged breach of the representations, warranties, covenants and agreements contained herein or in the Transaction Documents. Notwithstanding anything in this Agreement to the contrary (including the survival periods set forth in Section 5.1, the limitations set forth in this Article V and any disclaimers set forth in this Agreement, nothing in this Agreement (or elsewhere) shall limit or restrict any of the parties' rights to maintain or recover any amounts in connection with any action or claim based upon fraud with respect to the making of any representation or warranty set forth in this Agreement or any certificate or agreement delivered pursuant to this Agreement.

ARTICLE VI
ADDITIONAL OPERATIVE PROVISIONS

Section 6.1 **Assignment; Binding Effect**. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by all of the parties and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns. Notwithstanding the foregoing, (a) the Buyer shall be permitted, without the consent of the other parties, to make a collateral assignment of its rights hereunder to its or its Affiliates' lenders (or an agent thereof) for security purposes and such lenders (or agent thereof) may exercise remedies in connection therewith, and (b) the Buyer shall be permitted, without the consent of the other parties, to assign this Agreement (including its rights under the Restrictive Covenants) in connection with a sale or merger of all or any portion of the Acquired Business in any form of transaction or in connection with a reorganization of Buyer's group.

Section 6.2 **Choice of Law.** This Agreement and all claims arising from and relating to this Agreement and the transactions contemplated hereby shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without regard to the conflicts of Laws rules thereof.

Section 6.3 **Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.** ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER, OR THE

TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES IRREVOCABLY (A) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS, (B) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (C) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 6.5, AND (D) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.4 **Notices.** All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered personally or actually received, as of the date received, (b) if delivered by certified mail, return receipt requested, five (5) Business Days after being mailed or, if earlier, the actual date of receipt evidenced by the written receipt, (c) if delivered by a nationally recognized overnight delivery service, one (1) Business Day after being deposited with such delivery service for next Business Day delivery, or (d) if sent via facsimile, electronic mail in portable document format (.pdf) or similar electronic transmission with a hard copy to follow by first class mail or overnight delivery, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

If the Buyer to:

Prime Acquisition I, LLC,
c/o Superior Uniform Group, Inc.
10055 Seminole Blvd.
Seminole, FL 33772
Facsimile: 727-803-2686
Attn: General Counsel
Email: jalpert@sug.biz

with courtesy copies to (which shall not constitute notice):

Hill Ward Henderson
101 E. Kennedy Boulevard

Suite 3700
Tampa, Florida 33602
Facsimile: 813-221-2900
Attention: David S. Felman
Email: dfelman@hwhlaw.com

If to the Seller or the Shareholders, to:

11620 Wilshire Blvd, Suite 610
Los Angeles, CA 90025

with courtesy copies to (which shall not constitute notice):

Polsinelli
2049 Century Park East, Suite 2900
Los Angeles, California 90067
Attn: John L. Babala
Email: jbabala@polsinelli.com

Section 6.5 **Headings.** The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 6.6 **Fees and Expenses.** Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents. In the event of a lawsuit or other legal proceeding arising out of or related to this Agreement, the non-prevailing party shall reimburse the prevailing party, on demand, for its reasonable attorneys' fees and costs, including those for in-house counsel, those incurred in litigating entitlement to attorneys' fees and costs, and those incurred in determining or quantifying the amount of recoverable attorneys' fees and costs. The reasonable "costs" to which the prevailing party is entitled to recover shall include costs that are taxable under any applicable Law or guideline, as well as non-taxable costs, including costs of investigation, copying costs, electronic discovery costs, electronic research costs, telephone charges, mailing and delivery charges, consultant and expert witness fees, travel expenses, court reporter fees, and mediator fees, regardless of whether, in each case, such cost is otherwise taxable or non-taxable.

Section 6.7 **Entire Agreement.** This Agreement (including the exhibits and schedules hereto), the Transaction Documents and the other agreements, instruments and documents executed and delivered among the parties hereto at or in connection with the Closing constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter, including the letter of intent dated December 23, 2015.

Section 6.8 **Interpretation.**

(a) When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "ordinary course of business" and variations thereof shall include consistent with past practices, including without material deviation from the Seller's

general past practices and experiences regarding the frequency and quantity of the matter in question. Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. References to "dollars" or "$" are to U.S. dollars. The terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement. The phrase "made available" means the referenced document was physically delivered to the Buyer or its agents at any time prior to the execution of this Agreement or was posted and accessible to the Buyer and its representatives in the electronic data room for this transaction no less than three (3) Business Days prior to the date of this Agreement and remained so through the date of this Agreement.

(b) This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

(c) The parties intend that each representation, warranty, covenant, and agreement contained in this Agreement will have independent significance. The fact that any conduct or state of facts may be within the scope of two or more representations, warranties, covenants, or agreements contained in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(d) No disclosure in any Disclosure Schedule relating to any possible breach or violation of any Contract, Permit or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party. Information set forth in one part of the Disclosure Schedule shall be deemed to be disclosed with respect to other parts of the Disclosure Schedule if and solely to the extent that application to such other parts is reasonably apparent from the face of such disclosure (without reference to or analysis or review of any underlying documents, instruments or information). Notwithstanding the foregoing or any other provision of this Agreement or the Disclosure Schedule to the contrary, nothing in this Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty unless the applicable part of the Disclosure Schedule expressly identifies the exception or cross-references disclosure in another part of the Disclosure Schedule. The disclosure of any information in the Disclosure Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 6.9 **Waiver and Amendment.** This Agreement may be amended or modified only by a written agreement executed by all of the parties hereto. Any condition or performance due pursuant to the terms of this Agreement may be waived only by a written instrument specifically identifying the condition or performance which is waived, such waiver shall be executed by all parties for whom such condition or performance would constitute any benefit, and such written waiver shall be delivered by such waiving party to all other parties so as to effect notice of the same in accordance with the notice provisions of this Agreement. No waiver or failure to insist upon strict compliance with any obligations, covenant, agreement or condition shall operate as a waiver of or estoppel with respect to any subsequent condition or performance due.

Section 6.10 **Third-party Beneficiaries.** Except as otherwise specifically set forth in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder, except that the Buyer Parties are intended third party beneficiaries of Article V.

Section 6.11 **Severability.** If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof or such provision to any other person or circumstance or in any other jurisdiction.

Section 6.12 **Counterparts; Facsimile Signatures.** This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatories to the same counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 6.13 **Specific Performance.** The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto shall be entitled to specific performance of the terms hereof, including obtaining temporary, preliminary, and permanent injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 6.14 **Parent Guarantee.** Parent hereby unconditionally, absolutely and irrevocably guarantees, undertakes and promises to cause the Buyer to fully and promptly pay, perform and observe all of the Buyer's obligations under, with respect to, in connection with or otherwise arising out of or relating to this Agreement (collectively, the "Parent Obligations"), whether according to the present terms hereof, or pursuant to any change in the terms, covenants, and conditions hereof, at any time hereafter made or granted, including pursuant to any amendments, waivers, extensions or renewals affecting this Agreement and the transactions contemplated hereby. In the event that the Buyer fails in any manner whatsoever to pay, perform or observe any of the Parent Obligations, Parent will itself duly and promptly pay, perform or observe, as the case may be, such Parent Obligations, or cause the same to be duly and promptly paid, performed or observed, in each case as if Parent were itself the Buyer with respect to such Parent Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

"Seller"

BAMKO, INC., a California corporation

By: ______________________

Name: Jake H.melstein

Title: Chief Financial officer

"Shareholders"

____

PHILIP KOOSED

Address: 15737 Royal Ridge Rd.
Sherman Oaks, CA 91403

____

BRETT MARZ

Address: 16432 Moorpark St
Encino CA 91436

____

MICHAEL BASCH

Address: 88 Greenwich St. #801
NY, NY 10006

____

PAUL EMMER

Address: 900 S. Westgate Ave #203
LA CA 90049

____

TODD SACHS

Address: 1417 S. Westgate Ave #103
Los Angeles, CA 90025

____

JAKE HIMELSTEIN

Address: 10001 Venice Blvd #203
Los Angeles, CA 90034

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the day and year first above written.

"Buyer"

PRIME ACQUISITION I, LLC, a Delaware limited liability company

By: ______________________
Name: Andrew D. Demott, Jr.
Title: Chief Financial Officer

"Parent"

SUPERIOR UNIFORM GROUP, INC., a Florida corporation

By: ______________________
Name: Andrew D. Demott, Jr.
Title: COO, CFO + Treasurer

EXHIBIT LIST

Exhibit A	Escrow Agreement
Exhibit B	Bill of Sale
Exhibit C	Lease Assignment and Assumption Agreement
Exhibit D	Restrictive Covenants Agreement
Exhibit E	Payoff Letter Form

EXHIBIT A

Escrow Agreement

(See attached)

ESCROW AGREEMENT

This **ESCROW AGREEMENT** (this "Agreement"), is made and entered into as of this ____ day of March, 2016 (the "Effective Date"), by and among **PRIME ACQUISITION I, LLC**, a Delaware limited liability company (the "Buyer"), **BAMKO, INC.**, a California corporation (the "Seller"), and **BANK OF AMERICA, N.A.**, a national banking association, as escrow agent (the "Escrow Agent"). The Buyer, the Seller, and the Escrow Agent are each referred to herein as a "Party" and collectively as the "Parties."

BACKGROUND

A. The Buyer, the Seller and all the shareholders of the Seller (the "Shareholders") have entered into an Asset Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof.

B. The Buyer, the Seller and the Shareholders have agreed to establish an escrow fund pursuant to Section 2.6(d)(i) of the Purchase Agreement, providing for the delivery on the date hereof to the Escrow Agent of the sum of One Million Five Hundred Thousand Dollars ($1,500,000).

C. The Escrow Agent is willing to act as escrow agent under this Agreement.

AGREEMENT

The Parties agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2. The Escrow Agent Appointment. The Buyer and the Seller hereby appoint and designate Bank of America, N.A. as the Escrow Agent, to receive, hold, and distribute the Escrow Fund (as hereinafter defined) in accordance with the terms of this Agreement. The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to accept, hold, administer, invest, and disburse the Escrow Fund in accordance with the terms hereof.

3. Escrow Fund. Simultaneously with the execution of this Agreement, the Buyer has delivered to the Escrow Agent, by wire transfer of immediately available funds, the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (such sum, the "Escrow Amount," and as adjusted from time to time pursuant to the terms hereof, together with any interest or other income earned thereon, being referred to collectively herein as the "Escrow Fund").

3.1 Investment of Escrow Fund. Unless otherwise instructed in joint written instructions signed by the Buyer and the Seller, the Escrow Agent shall invest all funds held pursuant to this Agreement in the Bank of America Interest Bearing Deposit Account (CUSIP No: 9998SF581). The Escrow Agent shall have no liability for any loss resulting from investments made in accordance with the provisions of this Agreement in the absence of gross negligence or willful misconduct on its part. All income from such

invested cash shall be held and disbursed by the Escrow Agent as part of the Escrow Fund. On or before the execution and delivery of this Agreement, each of the Seller and the Buyer shall provide the Escrow Agent a completed Form W-9 or W-8, whichever is appropriate. Notwithstanding anything to the contrary herein provided, except as otherwise required by applicable law, the Escrow Agent shall have no duty to prepare or file any federal or state tax report or return with respect to any funds held pursuant to this Agreement or any income earned thereon. The Parties agree to treat the Seller as the owner of the Escrow Amount for federal, state and local tax purposes. Any taxes payable on income earned from the investment of any sums in the Escrow Fund shall be paid by the Seller, whether or not the income was distributed by the Escrow Agent during any particular year, as and to the extent required by law. The Escrow Agent shall report to the Internal Revenue Service (the "IRS"), as of each calendar year-end, all income earned from the investment of the Escrow Fund as income of the Seller, whether or not such income has been distributed during such year, as and to the extent required by law. The Escrow Agent agrees to prepare a Form 1099 for the Seller. Any other tax returns required to be filed will be prepared and filed by the Seller with the IRS and any other taxing authority as required by law.

3.2 Disbursement of the Escrow Fund.

(a) If, at any time from the Effective Date until the earliest of (i) eighteen (18) months after the Effective Date (such date, the "Escrow Termination Date"), or (ii) the date on which the amount of the Escrow Fund has been reduced to zero, the Buyer believes that any Buyer Party is entitled to indemnification from the Seller and/or the Shareholders pursuant to Section 5.2 of the Purchase Agreement, the Buyer may deliver to the Escrow Agent and the Seller a written notice (a "Claim Notice") describing in reasonable detail (to the extent then available) (1) the facts constituting the basis for such indemnification claim (a "Claim"), (2) the amount sought therefor, or an estimate thereof, from the Escrow Fund (a "Claimed Amount") and (3) instructions for disbursement. Beginning on the date that a Claim Notice is received by the Escrow Agent and the Seller, the Seller shall have 30 days (the "Notice Period") to deliver to the Escrow Agent, with copies to the Buyer, a notice of written objection disputing in good faith the Claim Notice (or a portion thereof) and describing in reasonable detail the basis for why the Buyer is not entitled to the Claimed Amount (or portion thereof) and the portion of the Claimed Amount being disputed (such notice, a "Dispute Notice"). If the Escrow Agent does not receive a Dispute Notice prior to 5:00 p.m. (Eastern Time) on the last day of the Notice Period, the Escrow Agent shall within two (2) business days release the Claimed Amount (but, in any event, no more than the Escrow Fund as of such date) in accordance with the disbursement instructions contained in the Claim Notice. If the Escrow Agent receives a Dispute Notice prior to 5:00 p.m. (Eastern Time) on the last day of the Notice Period, the Escrow Agent shall reserve and continue to hold as part of the Escrow Fund the disputed portion of the Claimed Amount until (x) it receives Joint Written Instructions (as defined below) as to the disposition of such sum or (y) it is otherwise directed by a Final Order (as defined below). The delivery to the Escrow Agent of a Final Order shall constitute a representation to

the Escrow Agent that such order or decree complies with the requirements of this Section 3.2(a) and the Escrow Agent shall be entitled to rely thereon without any further duty of inquiry. The term "Final Order" shall mean a final, non-appealable order or judgment from an arbitrator or foreign, domestic, federal, territorial, state or local court, tribunal or governmental authority with lawful authority to issue an order or judgment with respect to the matter in dispute.

(b) Notwithstanding anything to the contrary contained in this Agreement, if the Escrow Agent receives joint written instructions from the Buyer and the Seller, or their respective successors or permitted assigns, as to the disbursement of some or all of the Escrow Fund ("Joint Written Instructions"), the Escrow Agent shall disburse the Escrow Fund (or any portion thereof) pursuant to such Joint Written Instructions. Such Joint Written Instructions shall be given in the form attached hereto as Annex I. In the event funds transfer instructions are given to the Escrow Agent pursuant to the terms of this Agreement (other than with respect to fund transfers to be made contemporaneously with the execution of this Agreement), regardless of the method used to transmit such instructions, such instructions must be given by an individual designated on Exhibit B. Further, the Escrow Agent is authorized to obtain and rely upon confirmation of such instructions by telephone call-back to the person or persons designated for verifying such instructions on Exhibit B (such person verifying the instruction shall be different than the person initiating the instruction). The Escrow Agent may require any Party hereto which is entitled to direct the delivery of fund transfers to designate a phone number or numbers for purposes of confirming the requested transfer. The Parties hereto aside from the Escrow Agent agree that the Escrow Agent may delay the initiation of any fund transfer until all security measures it deems to be necessary and appropriate have been completed and shall incur no liability for such delay.

(c) If any Dispute Notice includes an objection to only a portion of a Claimed Amount, the Escrow Agent promptly (but in any event within two (2) business days after receipt of the applicable Dispute Notice) shall release an amount of the Escrow Fund equal to the portion of the Claimed Amount for which there is no objection (but, in any event, no more than the Escrow Fund as of such date) in accordance with the disbursement instructions contained in the Claim Notice; provided, that such partial release by the Escrow Agent shall not terminate or otherwise prejudice the Buyer's rights with respect to amounts claimed in any Claim which are in excess of the amounts so released.

(d) Promptly following the Escrow Termination Date, but in any event not later than three (3) business days after the Escrow Termination Date, the Escrow Agent shall release to the Seller an amount equal to the Escrow Fund as of the Escrow Termination Date less any Unresolved Claims. "Unresolved Claims" shall mean Claimed Amounts or portions thereof that are the subject of a Dispute Notice or that are otherwise unsatisfied as of the Escrow Termination Date or the Early Release Date, as applicable, including the full amount of any Claims for which a Claim Notice has been delivered but for which the applicable

Notice Period has not expired as of the Escrow Termination Date or the Early Release Date, as applicable. With respect to any portion of the Escrow Fund that is held by the Escrow Agent beyond the Escrow Termination Date pursuant to the prior sentence, promptly upon (but in any event within two (2) business days after) (A) the Escrow Agent's receipt of a Final Order respecting any Unresolved Claims that are the subject of a Dispute Notice, (B) the expiration of the applicable Notice Period for any Unresolved Claims with respect to which no Dispute Notice has been delivered, or (C) the Escrow Agent's receipt of Joint Written Instructions, the Escrow Agent shall release by wire transfer to an account or accounts designated by the Buyer in the Claim Notice a portion of the Escrow Fund equal to the amount of funds to be released to the Buyer pursuant to such Final Order or Joint Written Instructions or the amount of such Unresolved Claim for which no Dispute Notice has been delivered, as the case may be. After the resolution of each Unresolved Claim after the Escrow Termination Date, and unless otherwise instructed by the Seller, the remaining amount of the Escrow Fund not distributed to the Buyer pursuant to the immediately preceding sentence less the amount of all remaining Unresolved Claims shall be released promptly (but in any event within two (2) business days) thereafter by the Escrow Agent to the Seller.

4. Escrow Agent.

4.1 Duties. In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability except for the Escrow Agent's willful misconduct or gross negligence. The Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instruction, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall the Escrow Agent be liable for incidental, special or punitive damages. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the advice, opinion or instruction of such counsel; provided, that Escrow Agent does not act with gross negligence or willful misconduct. The Buyer and the Seller shall be jointly and severally liable for, and shall promptly pay, upon demand, the reasonable fees and expenses incurred pursuant to the immediately preceding sentence. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow

Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Agreement. The Escrow Agent shall not be required to take notice of or have any obligations or responsibilities in connection with the Purchase Agreement, the transactions contemplated thereby or any other agreement between any other parties to the Purchase Agreement, other than this Agreement.

4.2 Indemnification.

(a) From and at all times after the date of this Agreement, the Buyer and the Seller shall, jointly and severally, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof in connection with the Escrow Agent's good faith acceptance of and performance of its duties and obligations under this Agreement; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability (or any cost or expense related to such liability, including, without limitation, attorneys' fees, costs and expenses) finally determined by an arbitrator or a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Buyer and the Seller in writing, and the Buyer and the Seller shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (i) the Buyer and the Seller agree in writing to pay such fees and expenses, (ii) the Buyer and the Seller shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party, on the one hand, and the Buyer or the Seller, on the other hand, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Buyer or the Seller. All such fees and expenses payable by the Buyer and the Seller pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable upon demand of such Indemnified Party, jointly and severally, by the Seller and the Buyer. The obligations of the Buyer and the Seller under this Section 4.2 shall survive any

termination of this Agreement and the resignation or removal of the Escrow Agent.

(b) The Buyer and the Seller agree, solely among themselves, that any obligation for indemnification under this Section 4.2 shall be borne one-half by the Buyer, and one-half by the Seller, provided that the Buyer, on the one hand, and the Seller, on the other hand, shall each have a right of contribution against the other for liability incurred under this Agreement in accordance with the other's relative fault.

4.3 Disputes. If, at any time, there shall exist any dispute between the Buyer and the Seller with respect to the holding or disposition of any portion of the Escrow Fund or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Fund or the Escrow Agent's proper actions with respect to its obligations hereunder, or if the Buyer and the Seller have not, within 30 days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 4.4 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be); or

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed funds held by it in the Escrow Fund for holding and disposition in accordance with the instructions of such court, and the Escrow Agent shall thereupon be discharged from all further obligations as the Escrow Agent under this Agreement.

The Escrow Agent shall have no liability to the Buyer, the Seller or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Fund or any delay in or with respect to any other action required or requested of the Escrow Agent.

4.4 Resignation of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving 30 days' prior written notice to the Buyer and the Seller or may be removed, with or without cause, by the Buyer and the Seller, acting jointly, at any time by the giving of ten days' prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, the Buyer and the Seller, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial

institution. In the event the Buyer and the Seller shall fail to appoint a successor escrow agent within 30 days after the resignation or removal of the Escrow Agent, as contemplated hereby, the Escrow Agent may deposit the Escrow Fund into the registry of a court of competent jurisdiction and shall thereupon be discharged from all further duties as the Escrow Agent under this Agreement. If the Buyer and the Seller are unable to agree on a successor escrow agent within such 30-day period, either party may apply to a court of competent jurisdiction for the appointment of a successor escrow agent or other appropriate relief. Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as the Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Escrow Agent under this Agreement. The Escrow Agent shall have no duty or obligation to name any successor escrow agent.

4.5 Receipt. By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Escrow Fund.

4.6 Fees. The Buyer and the Seller jointly and severally agree to pay the Escrow Agent compensation, and to reimburse the Escrow Agent for out-of-pocket expenses, all in accordance with the provisions of Schedule A hereto, which is incorporated herein by reference and made a part hereof, and further agree that the Escrow Agent shall have a lien on the Escrow Fund for payment of its fees and expenses from amounts held in the Escrow Fund if such fees and expenses are not otherwise paid and without judicial action to foreclose such lien. The obligations of the Buyer and the Seller under this Section 4.6 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent. The Buyer and the Seller (each a "Transaction Party") agree, solely among themselves, that all fees and compensation to be paid to the Escrow Agent hereunder and any reimbursement for the Escrow Agent's out-of-pocket expenses shall be borne one-half by the Buyer, on the one hand, and one-half by the Seller, on the other hand. If a Transaction Party is required to pay to the Escrow Agent any compensation, fees or out-of-pocket expenses that are the responsibility of another Transaction Party hereunder (including as a result of any deduction by the Escrow Agent from the Escrow Fund), then the Transaction Party that is responsible for such compensation, fees or out-of-pocket expenses (or a portion thereof) that was paid by the other Transaction Party shall promptly reimburse the other Transaction Party for such payment.

5. Miscellaneous.

5.1 Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by telecopy transmission or by email or by a national

overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

If to Escrow Agent:	Bank of America, N.A. Global Custody and Agency Services 135 S. LaSalle Street IL4-135-18-51 Chicago, Illinois 60603 Facsimile: (312) 453-4443 Attention: Erika Guerra Email: erika.guerra@baml.com
If to Buyer:	Prime Acquisition I, LLC c/o Superior Uniform Group, Inc. 1055 Seminole Blvd. Seminole, Florida 33772 Facsimile: (727) 803-2641 Attention: Chief Financial Officer Email: ademott@superioruniformgroup.com Tax identification #: 11-1385670

with courtesy copies to (which shall not constitute notice):

Superior Uniform Group, Inc.
1055 Seminole Blvd.
Seminole, Florida 33772
Facsimile: (727) 803-2686
Attention: General Counsel
Email: jalpert@sug.biz

and

Hill Ward Henderson
101 E. Kennedy Boulevard
Suite 3700
Tampa, Florida 33602
Facsimile: 813-221-2900
Attention: David S. Felman
Email: dfelman@hwhlaw.com

If to Seller:

BAMKO, Inc.
11620 Wilshire Boulevard, Suite 610
Los Angeles, California 90025
Attention: Philip Koosed, Chief Executive Officer
Email: phil@bamko.net
Seller tax identification #: 20-5686508

with courtesy copies to (which shall not constitute notice):

Polsinelli, LLP
2049 Century Park East, Suite 2900
Los Angeles, California 90067
Attention: John L. Babala
Email: jbabala@polsinelli.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) upon transmission by facsimile or email if receipt is confirmed by telephone, (c) on the first business day following timely delivery to a national overnight courier service or (d) on the fifth business day following it being mailed by registered or certified mail; provided, however, that notwithstanding anything to the contrary herein provided, the Escrow Agent shall not be deemed to have received any notice hereunder prior to the Escrow Agent's actual receipt thereof.

5.2 Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Florida are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

5.3 Assignment; Successors in Interest. No assignment or transfer by any Party of such Party's rights and obligations under this Agreement (including, without limitation, from one Party to another Party to this Agreement) shall be made except with the prior written consent of the other Parties to this Agreement. This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors (including any party which acquires all or substantially all the assets of any of the Parties) and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

5.4 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

5.5 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All annexes, exhibits and schedules to this Agreement are incorporated

into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The Parties acknowledge that each Party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be available in the interpretation of this Agreement.

5.6 No Limitation. The Parties (other than the Escrow Agent) agree that the rights and remedies of any Party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any party under the Purchase Agreement.

5.7 Counterparts; Effectiveness. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatory to the same counterpart. The exchange and delivery of executed copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature and shall be binding for all purposes hereof. A Party's receipt of a facsimile signature page or electronic copy of a signature page to this Agreement shall be treated as the Party's receipt of an original signature page.

5.8 Arbitration. Subject to the rights of the Escrow Agent under Section 4.4, any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question (collectively, a "Dispute") arising out of or relating to this Agreement shall be resolved by binding arbitration pursuant to the terms and subject to the conditions of Section 6.3 of the Purchase Agreement; provided, that if such Dispute is among the Seller, the Buyer and the Escrow Agent, then the third Arbitrator shall be appointed by the Escrow Agent (instead of upon mutual agreement of the Buyer and Seller); provided, further, that if the Escrow Agent does not appoint the third Arbitrator, then the third Arbitrator shall be appointed by the American Arbitration Association from its panel of neutral arbitrators. If the Dispute hereunder involves only the Escrow Agent and the Buyer or the Seller, then Section 6.3 of the Purchase Agreement shall be interpreted in such a manner that the references in such section to the Buyer or the Seller, as the case may be, that is not a party to the Dispute shall be read to mean the Escrow Agent.

5.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent

permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

5.10 Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAWS OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION'S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

5.11 Other Transactions with the Buyer or the Seller. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which the Buyer or the Seller may be interested, and contract and lend money to the Buyer or the Seller and otherwise act as fully and freely as though it were not the Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Buyer, the Seller or for any other entity.

5.12 Authorized Signatures. Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the Parties to this Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit B-1 and B-2 hereto (a "Certificate of Incumbency") for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

5.13 No Plan Assets. All Parties hereto aside from Escrow Agent represent and warrant each for themselves as of the date of this Agreement and at all times until the termination of this Agreement that they are not and are not acting on behalf of (a) an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") that is subject to Part 4 of Subtitle B of Title I of ERISA, (b) a "plan" within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), to which Section 4975 of the Code applies, (c) an entity whose underlying assets include "plan assets" subject to Title I

of ERISA or Section 4974 of the Code by reason of Section 3(42) of ERISA, U.S. Department of Labor Regulation 29 CFR Section 25 10.3-101 or otherwise, or (d) a "governmental plan" (as defined in ERISA or the Code) or another type of plan (or an entity whose assets are considered to include the assets of any such governmental or other plan) that is subject to any law, rule or restriction that is substantively similar or of similar effect to Section 406 of ERISA or Section 4975 of the Code. All Parties hereto aside from Escrow Agent will provide written notice to Escrow Agent if it is aware that it is in breach of this representation and warranty or is aware that with the passing of time, giving of notice or expiring of any applicable grace period it will be in breach of this representation and warranty

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the Effective Date.

<u>ESCROW AGENT</u>:

BANK OF AMERICA, N.A.,
a national banking association

By:______________________________________
Name: ____________________________________
Title:_____________________________________

<u>BUYER</u>:

PRIME ACQUISITION I, LLC,
a Delaware limited liability company

By:______________________________________
Name:____________________________________
Title:_____________________________________

<u>SELLER</u>:

BAMKO, INC.,
a California corporation

By:______________________________________
Name:____________________________________
Title:_____________________________________

SCHEDULE A

Bank of America Schedule of Fees & Expenses

Acceptance/Legal Review Fee: **$500.00** – one time only payable at the time of signing the escrow agreement

The Legal Review Fee includes review of all related documents and accepting the appointment of the Escrow Agent on behalf of Bank of America, N.A. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. This is a one-time fee payable upon execution of the Escrow Agreement. As soon as Bank of America's attorney begins to review the escrow agreement, the legal review fee is subject to payment regardless if the parties decide to appoint a different escrow agent or a decision is made that the escrow agreement is not needed.

Administration Fee: **$2,500** – payable at the time of signing the escrow agreement and on the anniversary date thereafter, if applicable

The Administration Fee includes providing routine and standard services of an Escrow Agent. The fee includes administering the escrow account, performing investment transactions, processing cash transactions (including wires and check processing), disbursing funds in accordance with the Agreement, and providing trust account statements to applicable parties for a twelve (12) month period. If the account remains open beyond the twelve (12) month term, the parties will be invoiced each year on the anniversary date of the execution of the Escrow Agreement. Additional fees will be billed for processing objections. Extraordinary expenses, including legal counsel fees, will be billed as out-of-pocket. The Administration Fee is due upon execution of the Escrow Agreement.

Out-of-Pocket Expenses: **At Cost**

Out-of-pocket expenses such as, but not limited to, postage, courier, overnight mail, insurance, money wire transfer, long distance telephone charges, facsimile, stationery, travel, legal (out-of-pocket to counsel) or accounting, will be billed at cost.

EXHIBIT B-1

Certificate of Incumbency

(List of Authorized Representatives)

Re: Escrow Agreement dated March ___, 2016, by and among Bank of America, N.A., Prime Acquisition I, LLC, and BAMKO, Inc. (the "Escrow Agreement")

Buyer: Prime Acquisition I, LLC

As an Authorized Officer of the above referenced entity, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

Prime Acquisition I, LLC

By: ___________________________ Date: ______________________
Title: ___________________________

EXHIBIT B-2

Certificate of Incumbency

(List of Authorized Representatives)

Re: Escrow Agreement dated March ___, 2016, by and among Bank of America, N.A., Prime Acquisition I, LLC, and BAMKO, Inc. (the "Escrow Agreement")

Seller: BAMKO, Inc.

As an Authorized Officer of the above referenced entity, I hereby certify that the each person listed below is an authorized signor for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

IN WITNESS WHEREOF, this certificate has been executed by the duly authorized officer whose name and title are set forth below:

BAMKO, Inc.

By: ___________________________ Date: ______________________
Title: __________________________

ANNEX I
FORM OF DISBURSEMENT REQUEST

[*Date*]

Bank of America, National Association
Global Custody and Agency Services
135 South LaSalle Street
IL4-135-18-51
Chicago, Illinois 60603
Attention: Erika Guerra
Fax: (312) 453-4443

DISBURSEMENT REQUEST

Ladies and Gentlemen:

We refer you to that certain Escrow Agreement (the "*Agreement*"), dated as of [•], among [*Designate Parties*] and Bank of America, National Association, as Escrow Agent. Capitalized terms used but not defined in this letter shall have the meanings given them in the Agreement.

Pursuant to the provisions of the Agreement, you are hereby directed to disburse funds held in the Escrow Account as follows:

(i) [the amount to be disbursed],

(ii) [the date of disbursement],

(iii) [the recipient of the disbursement, and]

(iv) [the manner of disbursement and delivery instructions (including wiring instructions if applicable.]

Very truly yours,

[Party Defined Name]:	[Party Defined Name]:
[DESIGNATE PARTY]	[DESIGNATE PARTY]
By:	By:
Name:______________________________	Name:____________________________
Title:______________________________	Title:____________________________

EXHIBIT B

Bill of Sale

(See attached)

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This **BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT** (this "Agreement") is made as of March ____, 2016, by and among **PRIME ACQUISITION I, LLC,** a Delaware limited liability company ("Buyer"), and **BAMKO, INC.**, a California corporation (the "Seller"). The Buyer and the Seller are each referred to herein as a "Party" and collectively as the "Parties."

BACKGROUND

A. Pursuant to that certain Asset Purchase Agreement, dated as of the date hereof, by and among Buyer, Seller and all of the shareholders of Seller (the "Purchase Agreement"), Seller has agreed to sell, transfer, convey, assign and deliver to Buyer, and Buyer has agreed to purchase and acquire from Seller, the Assets (as defined in the Purchase Agreement).

B. Seller has agreed to delegate to Buyer, and Buyer has agreed to assume, the Assumed Liabilities (as defined in the Purchase Agreement).

C. The execution and delivery of this Agreement is a condition precedent to Seller's and Buyer's obligations at the Closing under the Purchase Agreement.

AGREEMENT

The Parties agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein have the respective meanings attributed thereto in the Purchase Agreement.

2. Transfer of Assets. Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest in, to and under the Assets, excepting only the Excluded Assets.

3. Assignment and Assumption of Assumed Liabilities. Seller hereby delegates to Buyer, and Buyer hereby assumes and agrees to discharge and perform, all of the Assumed Liabilities. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller and its Affiliates retain, do not transfer and will pay, perform and discharge, as and when due, and Buyer does not assume or agree to pay, perform, or discharge, any of the Excluded Liabilities.

4. Further Assurances. Seller agrees that it will, at any time and from time to time, after the date hereof, upon the reasonable request of Buyer, do, execute, acknowledge, and deliver or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required in order for Buyer, to receive any and all of the rights, titles, interests, assets and properties transferred hereunder and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute, any and all proceedings at law, in equity or otherwise, which Buyer may deem proper for the collection or reduction to possession of any of

the Assets, or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred, assigned, and delivered, or intended so to be, and to do all acts and things in relation to the Assets which Buyer deems desirable.

5. Effect. This Agreement shall be binding upon Buyer and Seller and their respective successors and permitted assigns. This Agreement is intended only to effect the assignment of the Assets and the delegation and assumption of the Assumed Liabilities pursuant to the Purchase Agreement, and nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general any of the rights and remedies, and any of the obligations and indemnifications of any Party set forth in the Purchase Agreement.

6. Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All annexes, exhibits and schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any Party. The Parties acknowledge that each Party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be available in the interpretation of this Agreement.

7. Counterparts; Effectiveness. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatory to the same counterpart. The exchange and delivery of executed copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature and shall be binding for all purposes hereof. A Party's receipt of a facsimile signature page or electronic copy of a signature page to this Agreement shall be treated as the Party's receipt of an original signature page.

8. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement all as of the date first above written.

BUYER:

PRIME ACQUISITION I, LLC,
a Delaware limited liability company

By: ______________________________
Name: ______________________________
Title: ______________________________

SELLER:

BAMKO, INC.,
a California corporation

By: ______________________________
Name: ______________________________
Title: ______________________________

EXHIBIT C

Lease Assignment and Assumption Agreement

(See attached)

LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT

This **LEASE ASSIGNMENT AND ASSUMPTION AGREEMENT** (this "Agreement"), is made as of March ____, 2016, by and between [TENANT / SELLER], a __________________ ("Assignor"), and **PRIME ACQUISITION I, LLC**, a Delaware limited liability company ("Assignee"). Assignor and Assignee are each referred to herein as a "Party" and collectively, as the "Parties."

BACKGROUND

A. [LANDLORD / LESSOR NAME] ("Landlord") and Assignor entered into a [Lease Agreement] dated [DATE OF LEASE] (the "Lease"), for the lease of certain premises located in [COUNTY NAME] County, [STATE], at [STREET ADDRESS], [CITY], [STATE] (the "Premises"), as such Premises are more particularly described in the Lease.

B. Pursuant to the terms and conditions of that certain Asset Purchase Agreement dated as of the date hereof by and between Assignor, Assignee, and certain other parties named therein (the "Purchase Agreement"), Assignor has agreed to assign to Assignee its leasehold interest in the Premises, all of its rights and interests under the Lease, and all prepaid expenses and deposits related to the Premises (including security deposits), and Assignee has agreed to assume certain executory obligations of Assignor to be performed under the Lease after the Effective Time.

C. The effectiveness of this Agreement is subject to the prior consent of the Landlord.

AGREEMENT

In consideration of the premises and the mutual covenants and agreements set forth herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Purchase Agreement.

2. Assignment. Effective as of the Closing Date, Assignor hereby sells, transfers, conveys, assigns and delivers to Assignee, and Assignee hereby accepts, all of Assignor's right, title, and interest in, under and to the Lease, the Premises, and all prepaid expenses and deposits related to the Premises (including the security deposit previously paid to Landlord under the Lease).

3. Assumption. Effective as of the Closing Date, Assignor hereby assigns to Assignee, and Assignee hereby assumes and agrees to discharge and perform when due all of

Assignor's executory obligations to be performed under the Lease after the Effective Time, but only to the extent such obligations are Assumed Liabilities.

4. Landlord Consent. This Agreement is conditioned on the written consent of Landlord, which consent shall be in the form attached hereto as Exhibit A (or in such other form as may be reasonably acceptable to Assignor and Assignee), and this Agreement shall not be effective unless and until such consent has been obtained.

5. Confirmatory Instruments. The Parties to this Agreement will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another Party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

6. Effect. This Agreement shall be binding upon Assignor, Assignee and their respective successors and assigns. This Agreement is intended to effect the assignment of the Lease and the assumption of the Assumed Liabilities related thereto pursuant to the Purchase Agreement, and nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, expand, enlarge or in any way affect the provisions of the Purchase Agreement, including the warranties, covenants, agreements, conditions, and representations thereof, or any of the rights and remedies, and any of the obligations and indemnifications, of any party set forth in the Purchase Agreement. In the event of any conflict or other inconsistency between this Agreement and the Purchase Agreement, the Purchase Agreement shall be the controlling document.

7. Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All annexes, exhibits and schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The Parties acknowledge that each Party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be available in the interpretation of this Agreement.

8. Governing Law. This Agreement shall be construed in accordance with the laws of the State of [STATE IN WHICH PREMISES IS LOCATED], without regard to the principles of conflicts of law.

9. Counterparts; Effectiveness. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatory to the same counterpart. The exchange and delivery of executed copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in

"portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature and shall be binding for all purposes hereof. A Party's receipt of a facsimile signature page or electronic copy of a signature page to this Agreement shall be treated as the Party's receipt of an original signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

WITNESSES: [TENANT / SELLER]

______________________________ By:______________________________
Name:__________________________ Name: ____________________________
Title:____________________________

____
Name:__________________________

PRIME ACQUISITION I, LLC,
a Delaware limited liability company

______________________________ By:______________________________
Name:__________________________ Name: ____________________________
Title:____________________________

____
Name:__________________________

<u>Exhibit A</u>

Landlord Consent

[See attached page]

LANDLORD'S CONSENT AND ESTOPPEL CERTIFICATE

Lease Date:	[DATE]
Landlord:	[LANDLORD / LESSOR NAME]
Leased Premises:	[ADDRESS]
Assignor:	[TENANT / SELLER]
Assignee:	PRIME ACQUISITION I, LLC

As Landlord or Lessor ("Landlord") under the lease referenced above (the "Lease"), the undersigned hereby (a) acknowledges that Assignor has assigned or is about to assign the Lease to Assignee (the "Assignment"), (b) consents to the Assignment, (c) certifies that the Lease is unmodified and is in full force and effect as of the date hereof, and that the Lease represents the entire agreement between Landlord and Assignor, (d) acknowledges that all rent and other amounts due and payable by Assignor to Landlord under the Lease through the effective date of the Assignment (the "Effective Date") have been received by Landlord, (e) acknowledges that all alteration and improvement work required under the Lease to be performed by Assignor through the Effective Date has been completed to Landlord's satisfaction, and (f) certifies that, to Landlord's actual knowledge, Assignor is not currently in default under the Lease and no circumstances exist that, with the passage of time or the giving of notice, or both, would constitute a default by Assignor under the Lease. The Landlord agrees that the foregoing statements may be relied upon by Assignee.

DATED: March ___, 2016 [LANDLORD]

By:________________________________
Name: ______________________________
Title:_______________________________

EXHIBIT D

Restrictive Covenants Agreement

(See attached)

RESTRICTIVE COVENANTS AGREEMENT

This **RESTRICTIVE COVENANTS AGREEMENT** (this "Agreement"), is effective as of March 1, 2016 (the "Effective Date"), by and between PRIME ACQUISITION I, LLC, a Delaware limited liability company (the "Company"), among BAMKO, INC., a California corporation (the "Seller"), the undersigned shareholders of the Seller (together with the Seller, each a "Restricted Party" and collectively the "Restricted Parties"). The Company and each Restricted Party are each referred to herein as a "Party" and collectively as the "Parties."

BACKGROUND

A. The Company acquired substantially all of the assets owned or used by the Seller pursuant to an Asset Purchase Agreement between the Company and the Restricted Parties (the "Purchase Agreement").

B. Restricted Party is the Seller, or a shareholder of Seller, and has substantially benefitted from the closing of the transactions contemplated by the Purchase Agreement (the "Transaction"), through his or its receipt of sale proceeds directly or indirectly from the Transaction.

C. Each Restricted Party who is a shareholder of the Seller acknowledges and agrees that he is selling his personal goodwill in the Seller in connection with the Transaction and that he is entering into this Agreement as an integral part of the Purchase Agreement.

D. Each Restricted Party is receiving consideration through the Purchase Agreement and this Agreement is ancillary to the Purchase Agreement, which the Company and each Restricted Party agree this Agreement is enforceable in accordance with the terms hereof.

E. Each Restricted Party agrees that the primary purpose of the Transaction is not to obligate such Restricted Party to render personal services to any person or entity, but rather for the sale of substantially all of the assets of the Seller and the personal goodwill of each Restricted Party who is a shareholder of the Seller.

F. As a condition to the willingness of the Company to enter into the Purchase Agreement, each Restricted Party has agreed to enter into this Agreement and to acknowledge and agree to be bound by certain terms of the Purchase Agreement.

G. Each Restricted Party is entering into this Agreement in order to induce the Company to enter into the Purchase Agreement and cause the Transaction to be consummated.

H. Following the Transaction, the Company will impart to each Restricted Party certain proprietary, confidential, and/or trade secret information, data, and/or materials of Company Parties (defined below).

I. It is essential to the conduct of the Company's business, the sale of its products, and the provision of its services that all proprietary, confidential, and/or trade secret information, data, and/or materials of the Company Parties be kept confidential and that the professional and business relationships of the Company Parties be protected.

AGREEMENT

The Parties agree as follows:

1. Incorporation; Capitalized Terms. The provisions set forth under the heading "Background" are true and correct and are hereby incorporated into and made a part of this Agreement for all purposes. Capitalized terms not defined herein have the meaning given to them in the Purchase Agreement.

2. Restrictive Covenants.

(a) Each Restricted Party agrees that, during the period commencing on the date of this Agreement and ending on December 31, 2021 (the "Restricted Period"), it or he will not (and will not permit any of its or his respective Affiliates to) do any of the following, whether directly or indirectly, whether for itself or himself or on behalf of or with any other Person (including any division, group or franchise of a larger organization), and whether as a principal, agent, shareholder, participant, partner, promoter, director, officer, manager, member, equity owner, lender, employee, consultant, sales representative or otherwise:

(i) own, control, manage, or participate in the ownership, control or management of, or render services, assistance or advice to, or have a financial interest in, or lend its name to, any business engaged in, or that is undertaking to become engaged in any business that competes with, or is otherwise engaged in, all or any portion of the Acquired Business, in each case, within the United States of America, Brazil, the United Kingdom, Hong Kong, China, India, and any other place in which a Company Party conducts the Business; provided, that the foregoing shall not prohibit the ownership by a Restricted Party, as a passive investment, of not more than 1% of the capital stock of any corporation that competes with the Acquired Business that is traded on a national securities exchange so long as it or he has no active participation in the business of such corporation;

(ii) (A) solicit, or assist in the solicitation of any customer, former customer or prospective customer of any Company Party for the purpose of selling, providing or soliciting to sell or provide any product or service of the Acquired Business; or (B) accept business from (with or without solicitation) any customer, former customer or prospective customer of any Company Party with respect to a product or service of the Business;

(iii) solicit, or assist in the solicitation of, any Transferred Employee or other Person employed or engaged by the Buyer in any capacity (as an employee, independent contractor or otherwise, whether directly or indirectly) for the purpose of inducing such Person to terminate such employment or other engagement, whether or not such employment or engagement with the Buyer (or its Affiliates and subsidiaries (including the Subsidiaries)) is pursuant to a contract or at-will, or hire any such Transferred Employee or other Person;

(iv) interfere with, or attempt to interfere with, any business relationship (whether formed before, on or after the date of this Agreement) between the Buyer and any of its or the Acquired Business's customers, suppliers, distributers, landlords, or other Persons with which any of them have a business relationship, including persuading or attempting to persuade any such Person to cease to do business with the Buyer or the Acquired Business, reduce the amount of business that it historically has done with the Buyer or the Acquired Business, or otherwise adversely alter its business relationship with the Buyer or the Acquired Business; or

(v) knowingly or intentionally, orally, in writing or otherwise, make any disparaging statement or remark that has the effect of damaging or destroying the goodwill and esteem of any Company Party, any of the Assets or the Acquired Business with suppliers, employees, customers, and any others who may at any time have or have had business relations with any Company Party or the Acquired Business.

(b) Each Restricted Party hereby acknowledges that it is familiar with the Trade Secrets of the Company Party and with other Confidential Information. Each Restricted Party will not (and will cause its or his respective Affiliates not to), directly or indirectly, reveal, divulge, or disclose, at any time or for any reason or in any manner, any Confidential Information, unless such disclosure is on behalf of a Company Party in the course of performing the Restricted Party's duties and responsibilities under any Employment Agreement or is made with the express written consent of a Company Party. Each Restricted Party will not (and will cause its or his respective Affiliates not to), directly or indirectly, use or duplicate any Confidential Information for any purpose other than in the performance of his duties and responsibilities for a Company Party under his Employment Agreement (if any). The foregoing covenants shall not apply to any information that is required to be disclosed by subpoena or other mandatory legal process, provided that the Restricted Party shall promptly give the Company Parties notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand; the Restricted Party shall, upon request, provide reasonable cooperation should a Company Party seek to obtain an appropriate protective order; and, if such Company Party does not obtain a protective order after a period that is reasonable under the circumstances, the Restricted Party may only disclose that portion of the Confidential Information that counsel to the Restricted Party advises it or him that it or he is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. Each Restricted Party will (and will cause its or his respective Affiliates to) deliver promptly to the Company Parties and/or destroy (with a written certification of such submitted to the Company Parties), at the request and option of the Company Parties, all tangible and electronic embodiments (and all copies) of the Confidential Information which are in its or his possession or under its or his control.

(c) Each Restricted Party acknowledges, stipulates, and agrees that the covenants and restrictions set forth in this Section 2 (the "Restrictive Covenants") are reasonable as to geographical area, time, and line of business, and are reasonably necessary to protect legitimate business interests of the Company Parties; that their agreement to the Restrictive Covenants are a material inducement to the Company to enter into this Agreement, the Purchase Agreement and the other Transaction Documents and to perform his or its obligations hereunder and thereunder;

and that the Company would not obtain the benefit of the bargain set forth in this Agreement, the Purchase Agreement and the other Transaction Documents as specifically negotiated by the parties hereto if any Restricted Party breaches a Restrictive Covenant. Each Restricted Party who is shareholder of the Seller hereby assigns, transfers, and conveys all personal goodwill in the Seller. If a court of competent jurisdiction or arbitration panel shall nevertheless determine that the duration, geographical area, line of business, or other terms of any Restrictive Covenant causes it to be unenforceable in a particular jurisdiction, the parties agree that the Restrictive Covenant automatically will be reformed for purposes of enforcement in that jurisdiction to the maximum duration, geographical area, line of business or other terms that are valid and enforceable in that jurisdiction, and the court or arbitration panel shall be allowed and directed to revise such Restrictive Covenant to effectuate this intent. Reformation and revision of a Restrictive Covenant to validate its enforcement in any particular jurisdiction, however, will not affect the enforcement of the Restrictive Covenant as stated in any other jurisdiction in which it is enforceable as stated. If a Restrictive Covenant is held by a court of competent jurisdiction or arbitration panel to be unenforceable, that provision will be deemed severable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of the other provisions of this Agreement or the application of the Restrictive Covenant to other circumstances in which it is enforceable. The invalidity of a Restrictive Covenant in any particular jurisdiction will not affect the validity or enforcement of the restriction in another jurisdiction where it is otherwise valid.

(d) In the event of the breach or threatened breach by a Restricted Party of a Restrictive Covenant, each Restricted Party agrees that the Company shall be entitled to injunctions, both preliminary and final, in a court of competent jurisdiction enjoining and restraining such breach or threatened breach and such remedies shall be in addition to all other remedies which may be available to the Company either at law or in equity. Each Restricted Party acknowledges, stipulates, and agrees that a violation of a Restrictive Covenant shall diminish the value of the Acquired Business to the Company and cause it to suffer irreparable damages, including the inability of the Company to prove specific money damages, and the Restricted Party agrees that it or he is estopped from subsequently asserting in any action to enforce the provisions of a Restrictive Covenant that the Company has an adequate remedy at law and therefore is not entitled to injunctive relief. Without limiting other available remedies, the Company shall be entitled to recover from a Restricted Party all profit, remuneration or other consideration that it or he gains from breaching any Restrictive Covenant, or portion thereof, and recover from the Restricted Party compensation sufficient to make the Company whole for all Losses that the Company suffers as a result of the breach. Further, in order to provide the Company with the full benefit of the Restricted Period, if a Restricted Person breaches any Restrictive Covenant, the duration of such Restrictive Covenant shall be automatically extended as to that Restricted Party for the number of days that such breach continues (provided that if the breach is by the Seller, the duration of such Restrictive Covenant shall also be extended for all shareholders of the Seller who are Restricted Parties).

(e) The Restrictive Covenants are intended by each party hereto to be, and shall be construed as, agreements independent of each other and of any other agreement between the Parties, and the existence of any claim or cause of action of a Restricted Party against the Company, whether predicated on this Agreement, the Purchase Agreement, a Transaction

Document, his Employment Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.

(f) Each Restricted Party who is a shareholder of the Seller agrees to provide to any subsequent, anticipated, and/or contemplated employer an executed copy of this Agreement and to provide written notice to the Company of such event occurring within two (2) business days after such event. These requirements shall cease only after all applicable Restrictive Covenant provisions specified in this Agreement and/or required by law expire. Should the Company provide a Restricted Party with a form cover letter to be provided to such Restricted Party's subsequent, anticipated, and/or contemplated employer, such Restricted Party shall use that form cover letter to forward the executed copy of this Agreement. Additionally, each Restricted Party authorizes the Company to provide an executed copy of this Agreement to third parties, including but not limited to, such Restricted Party's subsequent, anticipated, and/or contemplated future employers.

3. Severability; Interpretation; Complete Agreement. If any covenant, restriction, or provision of this Agreement is held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other covenant, restriction, or provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable covenant, restriction, or provision had never been contained herein. This Agreement embodies the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof.

4. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by each Restricted Party, the Company, and their respective successors and assigns. No party may assign any of its rights or delegate any of its duties or obligations under this Agreement without the prior written consent of the other party; provided, however, that the Company shall have the right to assign, transfer, or delegate this Agreement (including, without limitation, the Restrictive Covenants) and to assign its rights and delegate its obligations without any Restricted Party's consent to any assignee or successor in interest of its business or substantially all of its assets, whether pursuant to a sale, contribution, merger, or sale or exchange of all or substantially all of the assets or outstanding capital stock of the Company.

5. Choice of Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions. The Parties agree that exclusive venue and jurisdiction with respect to any dispute, controversy, or claim under this Agreement shall be in either the Superior Court of Delaware or the federal courts for the District of Delaware. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. If for any reason a court of competent jurisdiction determines the venue and jurisdiction for any dispute or controversy arising under or in connection with this Agreement cannot be maintained exclusively in Delaware, then such dispute or controversy shall be settled exclusively by arbitration in Los

Angeles, California by an arbitrator in accordance with the rules of Judicial Arbitration & Mediation Service, Inc. in effect at the time of submission to arbitration.

6. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Restricted Party who would be bound by such amendment or waiver, and no course of conduct or failure or delay by any Party in enforcing or exercising any such provisions shall affect the validity or enforceability of this Agreement or be deemed to be an implied waiver.

7. Counterparts; Effectiveness. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the Parties hereto notwithstanding the fact that all Parties are not signatory to the same counterpart. The exchange and delivery of executed copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature and shall be binding for all purposes hereof. A Party's receipt of a facsimile signature page or electronic copy of a signature page to this Agreement shall be treated as the Party's receipt of an original signature page.

8. Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All annexes, exhibits and schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The Parties acknowledge that each Party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be available in the interpretation of this Agreement.

9. Definitions. As used herein:

(a) "Business" means the business of (i) designing, manufacturing, and marketing employee uniforms, image apparel, scrubs and patient apparel, and (ii) designing, manufacturing, marketing, selling and distributing promotional products, and accessories, and the related goods and services, including product sourcing, ideation, quality control, and global logistics. For clarity, the Business includes all sourcing of products for customers, whether through distribution or direct supply arrangements.

(b) "Company Party" means Prime Acquisition I, LLC, a Delaware limited liability company, and any of its direct or indirect parents, subsidiaries (including the Subsidiaries), affiliates, divisions, and/or sister companies, and any of their successors or assigns.

(c) "Confidential Information" means all data or information that is related to the Company or the Business (including any data or information that relates to or results from any historical or projected financial results or financial information, products, services, vendors, customers or research or development of any Company Party), regardless of whether it constitutes a "trade secret" under applicable common law or statute, is labeled or identified as "confidential" or is now existing or to be developed in the future, in any form of medium, that was disclosed to a Restricted Party or became known by a Restricted Party as a consequence of, or through, a Restricted Party's employment with the Seller or the Company and/or a Restricted Party's affiliation with the Seller or the Company (including information conceived, originated, discovered, or developed in whole or in part by a Restricted Party, including while he was employed by Seller), having value to the Company, not generally known to competitors of the Company, and about the Company's business, finances, operating results, products, processes, and services, including, but not limited to, (i) information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, servicing, purchasing, accounting, engineering, cost and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, financial records, the documentation thereof, and similar information, (ii) confidential information of the Seller and its subsidiaries that was acquired by the Company from the Seller under the Purchase Agreement, (iii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's current, former or prospective employees, suppliers, distributors, customers, customer prospects, independent contractors and other business relations and their confidential information, (iv) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, records, reports, manuals, documentation, models, data and data bases relating thereto, (v) software, (vi) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings and all similar or related information (whether or not patentable and whether or not reduced to practice), (vii) copyrightable works, and (viii) intellectual property of every kind and description; provided, however, that Confidential Information shall not mean data or information (x) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by a Restricted Party or any other party to the Purchase Agreement (other than the Company) without authorization from the Company; (y) which has been independently developed and disclosed by others not in breach of a confidentiality obligation, or (z) which has otherwise entered the public domain through lawful means and through no fault of a Restricted Party. Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (1) related to any Company Party's current or potential business or operations, and (2) is not generally or publicly known.

(d) "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

EACH RESTRICTED PARTY ACKNOWLEDGES HE OR it HAD SUFFICIENT

OPPORTUNITY TO CONSULT WITH COUNSEL AND UNDERSTANDS HIS OR ITS OBLIGATIONS UNDER THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the Effective Date.

THE COMPANY:

PRIME ACQUISITION I, LLC,
a Delaware limited liability company

By: ____________________________
Name: __________________________
Title: ___________________________

Address for Notices:

Prime Acquisition I, LLC
c/o Superior Uniform Group, Inc.
10055 Seminole Boulevard
Seminole, Florida 33772-2539
Attn: General Counsel

RESTRICTED PARTY:

BAMKO, INC., a California corporation

By:_________________________________
Name:_______________________________
Title:_______________________________

____
PHILIP KOOSED
Address: ____________________________
____

____
BRETT MARZ
Address: ____________________________
____

____
MICHAEL BASCH
Address: ____________________________
____

____
PAUL EMMER
Address: ________________________________
____

____
TODD SACHS
Address: ________________________________
____

____
JAKE HIMELSTEIN
Address: ________________________________
____

EXHIBIT E

Payoff Letter Form

(See attached)

PAYOFF LETTER

Lender:
[Name]
[Address]

Borrower:
Bamko, Inc.
11620 Wilshire Blvd #610
Los Angeles, CA 90025

Lender acknowledges that Lender has made to Borrower one or more loans evidenced by the promissory notes listed on Exhibit A to this payoff letter (the "Notes"). Lender further acknowledges that Borrower intends to pay off the Notes on or before March [11], 2016 (the "Payoff Date").

Borrower intends to remit to Lender, by check or wire transfer, in accordance with the instructions attached hereto as Exhibit B, the amount of $[_________] (the "Payoff Amount"), which amount represents the aggregate obligations outstanding under the Notes including all principal and accrued and unpaid interest, on or before 4:00 p.m., Pacific Time, on the Payoff Date. If the Payoff Amount is not sent on or before 4:00 p.m. on the Payoff Date, then interest on the obligations under the Notes shall continue to accrue at an annual rate of [__]% in accordance with the terms of the Notes and the Payoff Amount shall increase by an amount equal to $_______ for each day thereafter. Any funds sent by Borrower after 4:00 p.m., Pacific Time, on any day shall be deemed to have been paid by Borrower on the next business day.

Upon payment of the Payoff Amount on or before 4:00 p.m., Pacific Time, on the Payoff Date: (i) all outstanding debts, liabilities, and obligations owing by Borrower to Lender under the Notes shall be satisfied, discharged, and paid in full, (ii) the Notes shall automatically terminate, (iii) all liens, security interests, and other encumbrances on any assets of Borrower, and all guarantees issued in connection therewith, in favor of Lender shall be terminated and released; (iv) Borrower and its successors and assigns shall be released from all claims, demands, debts, obligations, and causes of action that Lender had or has relating to the Notes and the loans evidenced by the Notes, and (v) Borrower shall be authorized to file UCC termination statements with respect to all UCC financing statements filed by Lender against Borrower or any guarantor of the Notes.

Prime Acquisition I, LLC, a Delaware limited liability company, and its sole member Superior Uniform Group, Inc., a Florida corporation, shall be third party beneficiaries of this Letter and all covenants, obligations, and agreements set forth herein.

Lender:

___________________________ Dated: March __, 2016
[Print Name]

Acknowledged this __ day of March, 2016:

BAMKO, Inc.

By:______________________________
Name: ___________________________
Title: ____________________________

Exhibit A

Promissory Notes

1. That certain Bamko Promissory Note dated [__________], issued by Bamko, Inc. to [_____________], in the principal amount of $[____________].

Exhibit B

Wire Transfer Instructions